UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CERUS CORPORATION

(Name of Registrant as Specified In Its Charter)

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CERUS CORPORATION

1220 Concord Avenue, Suite 600,

Concord, CA 94520

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 2, 2026

Dear Stockholder:

On behalf of the Board of Directors (the “Board”) of CERUS CORPORATION, a Delaware corporation (the “Company”), you are cordially invited to attend the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Tuesday, June 2, 2026 at 9:00 a.m. Pacific time. The Annual Meeting will be held entirely online. You will be able to attend and participate in the Annual Meeting online by visiting http://www.virtualshareholdermeeting.com/CERS2026, where you will be able to listen to the meeting live, submit questions, view our list of stockholders as of the record date during the Annual Meeting, and vote. You will need to have the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials to join the virtual Annual Meeting. This year, stockholders are being asked to consider and act upon the following items, each of which is more fully discussed in the accompanying Proxy Statement:

1. the election of the two nominees for director named in the accompanying Proxy Statement, to hold office until the 2029 Annual Meeting of Stockholders;

2. the approval of an amendment and restatement of the Company’s 2024 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance thereunder by ten million shares;

3. the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement;

4. the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026; and

5. such other business as may be properly brought before the Annual Meeting.

We are mailing most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), rather than a paper copy of the Proxy Statement and the Company’s 2025 Annual Report. If you would like to receive paper or electronic copies of these materials, please refer to the instructions set forth in the Notice. The Notice also contains instructions on how to access the proxy materials online, as well as how to vote over the telephone, the internet or online at the virtual Annual Meeting.

We hope you will read the accompanying Proxy Statement and submit your proxy, or use telephone or Internet voting, prior to the Annual Meeting. Even if you plan to attend the virtual meeting, please vote or submit your proxy as soon as possible to ensure that your shares are voted at the Annual Meeting in accordance with your instructions. If you vote over the telephone or the Internet, your vote must be received no later than 11:59 p.m. Eastern Time on June 1, 2026, in order to be counted. If you hold your shares through a broker, bank, or other nominee, please follow the instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

On behalf of the Board and our executive leadership team, we thank you for your continued support.

The record date for the Annual Meeting is April 10, 2026. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Chrystal N. Jensen

Chrystal N. Jensen

Chief Legal Officer, General Counsel and Secretary

Concord, California

April 22, 2026

You can vote over the telephone or the internet, or, if you received a printed copy of the proxy materials via mail, by completing, signing and returning the proxy card as instructed in the materials. Even if you have voted by proxy, you may still vote online at the Annual Meeting. Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/CERS2026 to vote online at Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be

Held on June 2, 2026:

The proxy statement and annual report to stockholders are available at

www.proxyvote.com

INDEX OF FREQUENTLY REQUESTED INFORMATION
Anti-Hedging/Pledging Policy	27
Auditor Fees	45
Board and Committee Assessment Process	24
Board Composition	10
Board Leadership	17
Board Meeting Attendance	18
Board Refreshment	5
Compensation Recovery Policy	66
Code of Business Conduct and Ethics	25
Corporate Governance Guidelines	26
Director Biographies	10
Director Time Commitments	23
Director Independence	17
Director Resignation Policy	26
Director Skills and Experience	4
Pay Ratio Disclosure	80
Pay Versus Performance	81
Peer Group Companies	57
Role of the Board in Risk Oversight	18
Stock Ownership Guidelines for Directors	87
Stock Ownership Guidelines for our CEO	66
Stockholder Engagement and Responsiveness	27
Stockholder Communications with our Board	25
Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting	94

CERUS CORPORATION

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

June 2, 2026

PROXY HIGHLIGHTS

This section highlights information contained elsewhere in this Proxy Statement. This section does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting. The proxy materials, including this Proxy Statement, the 2025 Annual Report and the Notice of Internet Availability of proxy materials, are being distributed beginning on or about April 22, 2026 to all stockholders entitled to vote.

MEETING AND VOTING INFORMATION

Date and Time	Record Date	Access
June 2, 2026 9:00 a.m. Pacific time	April 10, 2026

You can attend the Annual Meeting, vote your shares and submit your questions by visiting www.virtualshareholdermeeting.com/CERS2026.

To participate in the virtual-only Annual Meeting, you will need your individual 16-digit control number included on your Notice of Internet Availability of Proxy Materials.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to exercising good corporate governance practices. We believe that good corporate governance promotes the long-term interests of our stockholders and strengthens Board and management accountability. The table below highlights our practices that we believe foster effective Board leadership, independent oversight, good corporate governance and accountability to our stockholders.

Effective Board Leadership, Independent Oversight, Good Corporate Governance and Stockholder Accountability
✓ Of our director nominees and continuing directors, 6 of 7 are independent	✓ Independent compensation consultant reporting directly to the compensation committee
✓ Director resignation policy applies in uncontested elections	✓ None of our directors serve on more than two additional public company boards
✓ Fully independent audit, compensation and nominating and corporate governance committees	✓ Regular director meeting attendance and devotion of sufficient time and attention to Board duties
✓ Hold regular executive sessions of independent directors	✓ Lead Independent Director with clearly delineated duties
✓ Diverse board in terms of tenure, age, experience and skills	✓ Maintain Corporate Governance Guidelines
✓ Conduct annual Board and Board committee self-assessments	✓ Maintain Stock Ownership Guidelines for directors and Chief Executive Officer
✓ Risk oversight by the full Board and committees	✓ Maintain anti-hedging and anti-pledging policy
✓ Board and committees may engage outside advisors independent of management	✓ Conduct annual advisory vote on executive compensation
✓ Maintain Code of Business Conduct and Ethics	✓ Maintain Incentive Compensation Recoupment Policy
✓ Single voting class	✓ No stockholder rights plan

BUSINESS OVERVIEW

We are a biomedical products company focused on developing and commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System, which is based on our proprietary technology for controlling biological replication, is designed to reduce blood-borne pathogens in donated blood components intended for transfusion.

Our INTERCEPT Blood System is intended for use with blood components and certain of their derivatives: platelets, plasma, red blood cells and to produce INTERCEPT Fibrinogen Complex, or IFC, and pathogen reduced plasma, cryoprecipitate reduced. The INTERCEPT Blood System for platelets, or platelet system, and the INTERCEPT Blood System for plasma, or plasma system, have received a broad range of regulatory approvals and certification, including but not limited to FDA approval in the U.S., CE Certificates of Conformity delivered in accordance with the Medical Devices Regulation 2017/745, or MDR, permitting us to affix the CE Mark to our products and place them on the market in the European Union and other jurisdictions that recognize the CE Mark, and are being marketed and sold in a number of countries around the world, including the U.S., certain countries in Europe, the Commonwealth of Independent States, or CIS, the Middle East, and Latin America and selected countries in other regions of the world. Additionally, we have received FDA approval for the INTERCEPT Blood System for Cryoprecipitation. The INTERCEPT Blood System for Cryoprecipitation uses our plasma system to produce IFC for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. In addition, the INTERCEPT Blood System for Cryoprecipitation is used to produce pathogen reduced plasma, cryoprecipitate reduced. We currently sell the platelet and plasma systems using our direct sales force and through distributors and sell IFC or disposable kits to manufacture IFC in the U.S. using our direct sales force. The INTERCEPT Blood System for red blood cells, or the red blood cell system, is currently in development.

During fiscal year 2025 and the first quarter of fiscal year 2026, we achieved several notable milestones and accomplishments which included the following:

•
Reported full-year 2025 product revenue of $206.1 million, exceeding our annual product revenue guidance.
•
Narrowed full-year 2025 GAAP net loss attributable to Cerus Corporation to $15.6 million and achieved our goal of positive full-year 2025 non-GAAP adjusted EBITDA1, reporting non-GAAP adjusted EBITDA of $9.5 million for the full-year 2025.
•
Generated positive cash flow from operations for the second consecutive year.
•
Completed enrollment in our second Phase 3 clinical trial – RedeS – for INTERCEPT red blood cells in the U.S.
•
Entered into a group purchasing agreement with Blood Centers of America, or BCA, covering our licensed product portfolio. BCA is the largest blood supply cooperative in the U.S., with its member centers collecting and distributing approximately 50% of the nation’s blood supply.
•
Awarded an additional $7.2 million in funding from the U.S. Department of Defense Industrial Base Analysis and Sustainment program for the development of lyophilized IFC. The additional funding will support CRYO-FIRST, a randomized study comparing the use of pre-thawed IFC to conventional cryoprecipitated antihemophilic factor in trauma associated hemorrhagic shock patients.
•
Received CE Mark for a next-generation LED-based illumination device, or the INT200, for the INTERCEPT Blood System for platelets and plasma under the EU MDR.

1 See Appendix B – Reconciliation of Net loss attributable to Cerus Corporation to Non-GAAP adjusted EBITDA and Related Definition on page B-1.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Director Nominees and Continuing Directors

Summary information about our director nominees and continuing directors, including age, tenure and independence, as well as their key skills and experiences that are relevant to serving on our board, is provided in the charts below.

Name	Age	Director Since	Principal Position	Independent	Number of Other Current Public Boards
2026 Director Nominees
William M. Greenman	59	2011	President, Chief Executive Officer and Board Chair, Cerus Corporation	No	―
Ann Lucena	39	2021	Chief Executive Officer, Healthcare Advisory Hub, LLC	Yes	―
Continuing Directors
Eric Bjerkholt	66	2018	Chief Financial Officer, Mirum Pharmaceuticals, Inc.	Yes	2
Dean Gregory	57	2024	Director, Cerus Corporation	Yes	―
Jami Dover Nachtsheim	67	2019	Director, Cerus Corporation	Yes	1
Hua Shan, M.D.	65	2022	Professor and Medical Director of Transfusion Medicine Service, Stanford University Medical Center	Yes	―
Frank Witney, Ph.D.	72	2014	Operating Partner, Ampersand Capital Partners	Yes	2

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors; and recommending to the Board candidates for election to the Board. The Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experience and other factors that contribute to our Board having an appropriate range of expertise, talents, experiences and viewpoints, and considers those diversity considerations, in view of the needs of the Board as a whole, when making decisions on director nominations.

Skills and Experience of Our Director Nominees and Continuing Directors	Number of Nominees and Continuing Directors with Applicable Skills and Experience (of Seven Total)
Accounting/financial reporting Experience or expertise in financial accounting and reporting or the financial management of a growing business
Finance/capital management and allocation Experience or expertise in evaluating a growing company’s capital structure, financing strategy and cash deployment options
Strategic planning Experience or expertise in driving strategic acquisitions, partnerships and other corporate development activities
Corporate governance Experience or expertise in strong corporate governance, exhibiting accountability, transparency, fairness, and responsibility

International markets

Experience or expertise driving business success in international markets, with an understanding of diverse business environments, economic conditions, cultures, and regulatory frameworks

Global Life Sciences Business Experience or expertise in the operation of a complex multinational biopharmaceutical or biomedical products business
Public company board Experience as a board member of a publicly-traded company

Senior leadership

Experience serving in a senior leadership position in a major organization with a practical understanding and oversight of organizations, processes, strategic planning, and risk management

Risk oversight/risk management Experience or expertise in the risk oversight, risk management, or compliance activities of a large or growing business

Human capital management

Experience or expertise in the management and development of human capital, including recruitment, talent development, retention, compensation, culture, and other human capital issues

Sales/marketing Experience or expertise in cultivating a large or growing business’s brand equity and the development and management of business relationships with customers and partners

Industry experience/regulatory/FDA

Experience or expertise in the biopharmaceutical industry, in particular navigating regulatory matters or affairs, including the FDA regulatory process for drug/biologic/biomedical product development and marketing approval

Product development Experience or expertise in developing a pharmaceutical/biologic/biomedical product from concept through the marketing approval of that product

In addition to being comprised of a highly qualified group of directors, our Board has a balance of new and experienced directors. All of our directors, other than Mr. Greenman, our current President, Chief Executive Officer and Board Chair, are independent within the meaning of the listing standards of Nasdaq. The charts below show makeup by independence, tenure, and age of our director nominees and continuing directors.

Independence	Tenure	Age

6 of 7 Independent	Average tenure: 7.4 years	Average Age: 61.3

Board Refreshment

While we believe it is critical that our Board has the right mix of qualifications, skills and experience, we also recognize the benefit and importance of fresh perspectives. The Nominating and Corporate Governance Committee regularly reviews the composition of our Board and assesses the qualifications, skills and experience of our directors to ensure the composition of our Board continues to support our strategy and the long-term interests of our stockholders.

Our Board is committed to an effective Board refreshment program and has engaged in significant Board refreshment activities since 2018, considering candidates suggested by our Board and its committee members, senior management and external search firms, in order to further strengthen our Board’s expertise in targeted areas of importance to Cerus’ strategy. In this regard, since 2018, six directors have transitioned off of the Board (including Timothy Moore, who will be transitioning off of the Board as of the Annual Meeting), and five new directors joined the Board.

EXECUTIVE COMPENSATION HIGHLIGHTS

Executive Compensation Philosophy and Objectives

We believe that the performance of our executive officers has the potential to significantly impact our ability to achieve our corporate performance and strategic goals. We therefore give considerable thought to the design and administration of our executive officer compensation program. The Compensation Committee of the Board believes that the most effective compensation program is one that provides competitive base salary, rewards the achievement of established corporate performance goals and objectives and provides an incentive for retention. At the same time, the Compensation Committee believes that an effective compensation program must maintain a reasonable and responsible cost structure.

Our executive compensation program is designed around the following objectives:

• develop compensation policies and practices that are consistent with our strategic business objectives and executive compensation philosophy;

• attract and retain qualified individuals and motivate those individuals to perform at the highest of professional levels that will contribute to our growth and success;

• provide competitive compensation opportunities consistent with industry practices where we compete for talent;

• design programs to retain key employees, reward past performance and incentivize future contributions, balancing both short and long-term financial and business objectives to build a sustainable and prosperous company; and

• provide long-term incentive opportunities that continue to correlate employee contributions and rewards with stockholder value creation.

Executive Compensation Governance Highlights

The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in that it both encourages our executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks, and also reflects a reasonable and responsible cost structure.

Below are key elements of our compensation program, as well as problematic pay practices that we avoid:

	What We Do		What We Don’t Do
√	Design executive compensation to align pay with performance	X	No excessive change in control or severance payments
√	Structure our executive compensation program to minimize inappropriate risk-taking	X	No employment contracts or severance agreements with NEOs providing for “single trigger” acceleration upon a change in control
√	Select peer companies with which we compete for executive talent, and that have a similar business and are of similar size as us, and review their pay practices	X	No NEO excessive perquisites
√	Solicit advice from our Compensation Committee’s independent compensation consultant that reports directly to the Compensation Committee	X	No tax gross-ups on severance or change in control benefits
√	Rely on long-standing, consistently-applied practices on the timing of equity grants	X	No repricing of stock options without stockholder approval
√	Enforce “no-hedging” and “no-pledging” policies
√	Maintain stock ownership guidelines for our Chief Executive Officer

STOCKHOLDER AND OTHER STAKEHOLDER ENGAGEMENT AND RESPONSIVENESS

Cerus recognizes the value of engaging with our stockholders to gain insights and perspectives from our stockholders. We have a year-round engagement program to interact regularly with our stockholders through in-person and video-conferencing meetings, broker sponsored conferences, non-deal roadshows, and other events.

A priority for Cerus is soliciting and listening to the views of our stockholders on a variety of topics, including our business and growth strategy, corporate governance practices and executive compensation matters. We regularly engage with our institutional investors on varying topics, including executive compensation, as appropriate. Our discussions with our investors have been productive and informative, and have provided valuable feedback to the Board to help ensure that the Board’s decisions are aligned with stockholder objectives.

Our Board and senior management also seek out the views of other stakeholders on an ongoing basis, including employees, customers and suppliers. We recognize that all of our stakeholder constituencies are important to the long term success of our company.

VOTING ROADMAP

Proposal No. 1	Election of Directors
	Our Board recommends a vote “For” each named nominee	See page 13

We are asking you to vote on the election of each of William M. Greenman and Ann Lucena to hold office until our 2029 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. Detailed information about each nominee’s skills and expertise, as well as the rationale for their nomination, can be found beginning on page 14.

Proposal No. 2	Amendment and Restatement of Cerus’ 2024 Equity Incentive Plan
	Our Board recommends a vote “For” this proposal	See page 28

We are asking you to vote to approve the amendment and restatement of our 2024 Equity Incentive Plan to increase the aggregate number of shares of our common stock that may be issued thereunder by ten million shares along with a concomitant increase by ten million shares of the aggregate number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options granted thereunder.

Proposal No. 3	Advisory Vote on Executive Compensation
	Our Board recommends a vote “For” this proposal	See page 44

We are asking you to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the U.S. Securities and Exchange Commission.

Proposal No. 4	Ratification of Selection of Independent Registered Public Accounting Firm
	Our Board recommends a vote “For” this proposal	See page 45

We are asking you to ratify the selection by the Audit Committee of our Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Board of Directors

Board Composition

We believe our Board collectively possesses a variety of backgrounds, perspectives, skills, experiences, and tenures that support and enhance the Board's effectiveness.

Of the director nominees and continuing directors as of April 22, 2026, six members (85.7%) are independent as defined under the Nasdaq Stock Market, or Nasdaq, listing standards, three members (42.9%) self-identify as female and two members (28.6%) self-identify as racially/ethnically diverse.

For more information on how the Nominating and Corporate Governance Committee considers Board composition, refer to “Information Regarding the Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.”

Director Biographies

The members of our Board of Directors and their ages as of April 22, 2026 are as follows:

Name	Age	Director Since
Eric Bjerkholt	66	2018
William M. Greenman	59	2011
Dean Gregory	57	2024
Ann Lucena	39	2021
Jami Dover Nachtsheim	67	2019
Hua Shan, M.D.	65	2022
Frank Witney, Ph.D.	72	2014

Eric Bjerkholt has served as a member of our Board since October 2018. Mr. Bjerkholt has been the Chief Financial Officer of Mirum Pharmaceuticals, Inc., a biopharmaceutical company developing and commercializing treatments for orphan and rare diseases, since September 2023. Prior to that, Mr. Bjerkholt served as the Chief Financial Officer of Chinook Therapeutics, Inc. a clinical-stage biopharmaceutical company focused on kidney diseases, from November 2020 until August 2023. In August 2023, Chinook Therapeutics was acquired by Novartis AG. Prior to that, from April 2017 to November 2020, Mr. Bjerkholt was the Chief Financial Officer of Aimmune Therapeutics, Inc., a biotechnology company developing treatments for food allergies. From 2004 until April 2017, Mr. Bjerkholt held various roles at Sunesis, including as Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From 2002 to 2004, he was Senior Vice President and Chief Financial Officer at IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company that was acquired by Ardea Biosciences, Inc. in 2006. Mr. Bjerkholt was a co-founder of LifeSpring Nutrition, Inc., a nutraceutical company, and from 1999 to 2002 served at various times as its Chief Executive Officer, President, and Chief Financial Officer. From 1990 to 1997, he served as an associate and vice president in the healthcare banking group at J.P. Morgan & Co. Incorporated, an international banking firm. Mr. Bjerkholt currently serves on the board of directors of Metagenomi Therapeutics, Inc., a public genetic medicines company, since January 2025 and Surrozen, Inc., a public pharmaceutical company, since April 2023, as well as one private company board of directors. He has served on the boards of directors of several publicly traded companies, including as a member of the board of directors and chair of the audit committee of CalciMedica, Inc., a development-stage company, until January 2025 and Corium International, Inc., a commercial-stage biopharmaceutical company, until its acquisition by Gurnet Point Capital in November 2018, and as a member of the board of directors and as chair of the audit committee of StemCells, a biotech company, until its November 2016 acquisition by Microbot Medical Ltd. He holds a Cand. Oecon degree in Economics from the University of Oslo and an M.B.A. from Harvard Business School.

William M. Greenman has served as our President and Chief Executive Officer and a member of our Board since April 2011. In June 2025, Mr. Greenman was appointed Chair of the Board and on March 16, 2026, we announced that Vivek Jayaraman, our Chief Operating Officer, will be appointed as our next President and Chief Executive

Officer, effective July 1, 2026, with Mr. Greenman serving as Executive Chairman of the Board from and after that date. Mr. Greenman served as our Senior Vice President, Business Development and Marketing from August 2008 until April 2011 and was named our Chief Business Officer in April 2010. Mr. Greenman served as our President, Cerus Europe, from 2006 until August 2008. From 1999 to 2006, Mr. Greenman served as our Vice President, Business Development after returning to Cerus after a brief time in the venture capital business. Prior to joining us in 1995 as Director of Business Development, Mr. Greenman worked in various marketing and business development positions in Baxter’s Biotech Division from 1991 to 1995. Beginning in June 2010, Mr. Greenman served on the board of directors of Aduro Biotech, Inc., or Aduro, a public clinical-stage immunotherapy company, where he was also Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Subsequent to Aduro’s merger with Chinook Therapeutics, Mr. Greenman served on the Chinook Therapeutics board of directors, including as Chair of its Compensation Committee and a member of its Nominating and Corporate Governance Committee, until the acquisition of Chinook Therapeutics by Novartis AG in August 2023. Mr. Greenman holds a B.A.S. in economics and biological sciences from Stanford University.

Dean Gregory has served as a member of our Board since July 2024. Mr. Gregory was President of Global Commercial Operations for Fresenius Kabi, Inc., a global medical device company, from December 2012 until March 2024. Prior to that, Mr. Gregory was the Senior Vice President of Commercial Operations at Fenwal Inc. from March 2007 through November 2012 and held various management positions at Baxter International from June 1991 until February 2007, including Vice President, Global Marketing Pathogen Inactivation from August 1999 to December 2002 and Vice President, Business Development, Strategy and Global Marketing ROW from December 2002 to February 2007. Mr. Gregory holds a B.S. in Biology from the University of Illinois and an M.B.A. from Depaul University.

Ann Lucena has served as a member of our Board since August 2021. She currently serves as Chief Executive Officer of and provides healthcare consulting services through Healthcare Advisory Hub, LLC. She previously served as the Chief Executive Officer of San Ramon Regional Medical Center, an award-winning acute care hospital located in the Bay Area from early 2018 until late 2022. Ms. Lucena also served as the chairperson of the board overseeing the joint venture between John Muir Health and Tenet Healthcare. Ms. Lucena served as Chief of Staff for the President of Hospital Operations of Tenet Healthcare in Dallas, Texas from 2015 until 2018. Previously, Ms. Lucena worked in healthcare consulting, where she served a number of health systems across the U.S. She serves on the FeedbackNow Board of Directors, the Harvard Business School Alumni Board, and several not-for-profit-organization boards. She holds a B.A. in human biology and a B.A. in Spanish from Stanford University and an M.B.A. from Harvard Business School.

Jami Dover Nachtsheim has served as a member of our Board since March 2019. Ms. Nachtsheim served in a variety of positions with Intel Corporation from 1980 until her retirement in 2000, most recently as the Corporate Vice President of the Sales and Marketing Group and as Director of Worldwide Marketing. Ms. Nachtsheim served on the board of directors of FEI Company from March 2010 until its acquisition by Thermo Fisher Scientific Inc. in September 2016. Ms. Nachtsheim also served on the board of directors of Affymetrix from May 2009, and as Chairman starting in January 2015, until its acquisition by Thermo Fisher Scientific Inc. in March 2016. She also served on the board of directors of Telesis Bio from June 2021 to August 2024. Ms. Nachtsheim currently serves on the board of directors of Intuitive Surgical, Inc., a public medical device company, since April 2017. Ms. Nachtsheim holds a B.S. in Business Management from Arizona State University.

Hua Shan, MD, PhD has served as a member of our Board since July 2022. Since April 2015, Dr. Shan has served as a Professor and Medical Director of Transfusion Medicine Service at Stanford University Medical Center. Previously, beginning in 1998, Dr. Shan practiced transfusion medicine at Johns Hopkins Medical Institutions, where she presently serves as an adjunct professor. Dr. Shan is a leading expert on international transfusion practice and blood transfusion safety. She has led several large education and research programs on blood availability, blood safety and effective clinical transfusion practice. Dr. Shan directed Johns Hopkins University’s U.S. National Institutes of Health Fogarty International Blood Safety Program from 2000 to 2008. From 2006 to 2011, she was the Principal Investigator for the National Heart, Lung and Blood Institute (NHLBI) sponsored Retroviral Epidemiology Donor Study (REDS–II) International China Program. Since 2011, Dr. Shan has served as the Principal Investigator for NHLBI’s Recipient Epidemiology and Donor Evaluation Study-III (REDS-III) International-China Program. Dr. Shan is a member of editorial boards of several leading international journals including Transfusion and Transfusion Medicine Review. Dr. Shan is a member of the ISBT’s Transfusion-Transmitted Infectious Diseases Working Party

and AABB’s Clinical Transfusion Medicine Committee. Dr. Shan has contributed to over one hundred publications in the field of blood transfusion practice. Dr. Shan was a resident at the Hospital of University of Pennsylvania, a fellow at the Hospital of University of Pennsylvania and holds a Ph.D. in immunology and an M.D. from Peking University School of Medicine (Beijing Medical College).

Frank Witney, Ph.D. has served as a member of our Board since March 2014 and as Lead Independent Director of our Board since June 2025. Dr. Witney currently serves on the board of directors of Revvity Inc., a public medical diagnostics company, and Standard BioTools, a public life science tools company, and previously served on the board of directors of Telesis Bio Inc., a public synthetic biology company from 2020 until August 2024. He is also an Operating Partner at Ampersand Capital Partners, a private equity firm focused on healthcare investing. Dr. Witney served as President, Chief Executive Officer and a director of Affymetrix, Inc., or Affymetrix, a provider of life science products and molecular diagnostic products, from July 2011 through March 31, 2016, the date it was acquired by Thermo Fisher Scientific, Inc. Dr. Witney served as President and Chief Executive Officer of Dionex Corporation, a provider of analytical instrumentation and related accessories and chemicals, from April 2009 until its acquisition by Thermo Fisher Scientific, Inc. in May 2011. Between December 2008 and April 2009, Dr. Witney served as Affymetrix’s Executive Vice President and Chief Commercial Officer. Prior to that, Dr. Witney served as President and Chief Executive Officer of Panomics, Inc. from July 2002 to December 2008. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a Ph.D. in Molecular and Cellular Biology and an M.S. in Microbiology from Indiana University, and B.S. in Microbiology from the University of Illinois.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

This Proposal No. 1 is to elect the two nominees for director named herein to the Board. The Board is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled by a majority of the remaining directors, unless the Board determines by resolution that a vacancy be filled by our stockholders. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The total number of directors constituting the whole Board is presently set at eight members. There are three directors in the class whose term of office expires at the Annual Meeting, however, as we previously disclosed, Timothy Moore has notified us that he plans to retire from service to our Board and will not stand for re-election at the Annual Meeting. Accordingly, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board approved a reduction in the number of directors constituting the full Board from eight to seven, effective immediately prior to the Annual Meeting. Proxies will not be voted for a greater number of persons than the two nominees named below. Of the nominees listed below, both Mr. Greenman and Ms. Lucena have been elected as directors of Cerus by our stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2029 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. It is our policy to invite directors and nominees for director to attend our annual meetings of stockholders. All of our directors attended our 2025 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If any nominee becomes unable or unwilling to serve as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by our Nominating and Corporate Governance Committee. Each nominee for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. Our management has no reason to believe that either of these nominees will be unable to serve.

Although the election of directors at the Annual Meeting is uncontested and directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote on the election of directors, and we therefore expect that each of the named nominees for director will be elected at the Annual Meeting, we have adopted a Director Resignation Policy pursuant to which any nominee for director at the Annual Meeting would be required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director receives a greater number of “Withhold” votes from her election than votes “For” such election. For more information on this policy see the section titled “Information Regarding the Board of Directors and Corporate Governance—Director Resignation Policy.”

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The Nominating and Corporate Governance Committee also takes into consideration the tenure and the other commitments of the individual board members. To provide a mix of experience and perspective on the board, the Committee may take into account many factors, including diversity of personal background, perspective, skills, experience, and business and professional background, that are relevant to the success of the Company. The brief biographies set forth under “Board of Directors—Director Biographies” above, as well as the information in the tables below, include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director, including the two nominees, that led the Nominating and Corporate Governance Committee and the Board to believe that such director nominee should continue to serve on the Board. However, each member of the Nominating and Corporate Governance Committee and the Board may have a variety of reasons why he or she believes a particular person would be an appropriate contributor to the Board, and these views may differ from the views of the other members.

Nominees for Election for a Three-Year Term Expiring at THE 2029 ANNUAL MEETING

Name(1)	Director Since	Key Skills and Expertise	Rationale for Nomination
William M. Greenman	2011

Strategic planning – over 30 years of corporate development experience through his roles at Cerus and, earlier, his roles in Baxter’s Biotech Division.

Global life sciences business – over 30 years of experience and expertise in the operation of complex multinational biopharmaceutical or biomedical products businesses developed through his roles at Cerus and, earlier, his roles in Baxter’s Biotech Division.

Risk oversight/risk management – expertise and deep knowledge of the risks and opportunities facing Cerus gained through his risk oversight responsibilities as Cerus’s Chief Executive Officer.

Industry experience/regulatory/FDA – broad depth of experience and historical knowledge regarding Cerus’ clinical, commercial and regulatory pathways as a result of his various executive roles at Cerus over the last 25-plus years, as well as an innovator in the field of transfusion as evidenced by his inventorship on several patents in the space.

The Nominating and Corporate Governance Committee and the Board concluded that Mr. Greenman should be nominated for election as a director at the Annual Meeting due, in part, to his extensive knowledge of our day-to-day operations obtained by virtue of his role as President and Chief Executive Officer. Through his long tenure with the Company, Mr. Greenman has also developed deep relationships with leading blood center customers globally and a strong understanding of blood center operations, which provides valuable insight into customer needs, adoption dynamics and the practical implementation of the Company’s technologies. In addition, as a result of his various executive roles at Cerus over more than 25 years, Mr. Greenman has a broad depth of experience and historical knowledge regarding Cerus’ clinical, commercial and regulatory pathways.

Ann Lucena	2021

Senior healthcare provider leadership – extensive experience as a healthcare executive through her Chief Executive Officer roles at Healthcare Advisory Hub and San Ramon Regional Medical Center, which is particularly valuable as Cerus continues to grow and expand its product portfolio in blood centers and hospitals around the globe.

Accounting/financial reporting – expertise gained through her formal education in finance and her service in executive capacities having financial oversight responsibilities, including in her role as Chief Executive Officer of San Ramon Regional Medical Center.

Finance/capital management and allocation – experience and expertise gained through her Chief Executive Officer roles at Healthcare Advisory Hub and San Ramon Regional Medical Center.

Risk oversight/risk management – experience and expertise in risk management gained through her risk oversight responsibilities as Chief Executive Officer at Healthcare Advisory Hub and Chief Executive Officer of San Ramon Regional Medical Center.

The Nominating and Corporate Governance Committee and the Board concluded that Ms. Lucena should be nominated for election as a director at the Annual Meeting due, in part, to her extensive experience as a healthcare executive and her ability to provide the perspective and experiences of the healthcare provider community.

(1) For biographical information, see “Board of Directors—Director Biographies.”

The Board of Directors Recommends
a Vote in Favor of Each Named Nominee

Directors Continuing in Office Until THE 2027 ANNUAL MEETING

Name(1)	Director Since	Key Skills and Expertise	Rationale for Continued Service
Frank Witney, Ph.D.	2014

Strategic planning – extensive corporate strategy and development experience through his President and Chief Executive Officer roles at Affymetrix and Dionex.

Global life sciences business – extensive experience and expertise in the operation of complex multinational biopharmaceutical or biomedical products businesses developed through his executive roles at Affymetrix and Dionex and his public company board service.

Industry experience/regulatory/FDA – broad depth of experience with commercial and regulatory matters as a result of his executive roles at Affymetrix and Dionex.

Senior leadership – extensive leadership experience in the life sciences industry, including in President, Chief Executive Officer, and director positions at public life sciences companies.

The Nominating and Corporate Governance Committee and the Board concluded that Dr. Witney should continue to serve as a member of the Board, in part due to his extensive experience in the life science industry, his expertise in corporate strategy and the commercialization of products, and the depth of his scientific background acquired in various roles, including as President, Chief Executive Officer and a director of a public company.

Eric Bjerkholt	2018

Accounting/financial reporting – extensive experience actively overseeing the audit of public company financial statements and the work of independent registered public accounting firms in his roles as Chief Financial Officer at Sunesis, Aimmune Therapeutics, Chinook Therapeutics and, currently, Mirum Pharmaceuticals and his service on the audit committees of the boards of directors of multiple public companies.

Global life sciences business – significant industry knowledge and operational and management expertise with respect to complex multinational biopharmaceutical or biomedical products businesses developed through experience in executive management positions in the biotechnology industry.

Strategic planning – extensive corporate strategy and development experience through over 25 years in executive roles in the biotechnology industry.

Public company boards – insight that enhances his value to our Board gained through experience on the boards of directors of other public companies.

The Nominating and Corporate Governance Committee and the Board concluded that Mr. Bjerkholt’s financial and business experience and leadership in the biopharmaceutical sector adds significantly to Board discussion and that he should therefore continue to serve as a member of the Board.

Dean Gregory	2024

Accounting/financial reporting – expertise gained through profit and loss oversight responsibility in his role as President of Global Commercial Operations for Fresenius Kabi, Inc.

Strategic planning – broad experience across commercialization, product development, supply chain and manufacturing through his roles as President of Global Commercial Operations for Fresenius Kabi, Inc., Senior Vice President of Commercial Operations at Fenwal Inc. and various leadership positions at Baxter International.

Senior leadership – deep leadership experience in the global blood transfusion and cell therapy industry gained through his roles as President of Global Commercial Operations for Fresenius Kabi, Inc., his role as Senior Vice President of Commercial Operations at Fenwal Inc. and his leadership roles at Baxter International.

Risk oversight/risk management – broad experience in oversight of risk management through his roles leading commercial operations at Fresenius Kabi, Inc. and Fenwal Inc., as well as through his leadership roles at Baxter International.

The Nominating and Corporate Governance Committee and the Board concluded that Mr. Gregory should continue to serve on the Board, in part due to his deep leadership experience in the global blood transfusion and cell therapy industry. The Nominating and Corporate Governance Committee and the Board also considered Mr. Gregory’s broad experience across commercialization, product development, supply chain and manufacturing.

(1) For biographical information, see “Board of Directors—Director Biographies.”

Directors Continuing in Office Until THE 2028 ANNUAL MEETING

Name(1)	Director Since	Key Skills and Expertise	Rationale for Continued Service
Jami Dover Nachtsheim	2019

Sales/marketing – extensive experience bringing high technology products to market through her roles at Intel Corporation.

International markets – extensive experience driving business success in markets around the world through her roles at Intel Corporation.

Public company boards – insight that enhances her value to our Board gained through experience on the boards of directors of other public companies

Senior leadership – leadership experience, including as Corporate Vice President of the Sales and Marketing Group and as Director of Worldwide Marketing at Intel Corporation and as Chair of the board of directors of Affymetrix.

Ms. Nachtsheim’s qualifications to serve on our Board include her extensive experience in bringing high technology products to market and her long service as a board member of several public and private organizations. Her international experience provides useful insight to the Board’s deliberations on a wide range of global business matters. Accordingly, the Nominating and Corporate Governance Committee and the Board concluded that Ms. Nachtsheim should continue to serve as a member of the Board, in part due to her extensive, relevant experience and ability to guide the Board and management on global business matters.

Hua Shan, MD, Ph.D.	2022

Industry experience/regulatory/FDA – extensive expertise and experience regarding international blood transfusion practice and safety

Scientific – leading expert on international transfusion practice and blood transfusion safety, member of editorial boards of several leading international journals including Transfusion and Transfusion Medicine Review and has contributed to over one hundred publications in the field of blood transfusion practice.

Research/discovery – extensive research experience, including as Principal Investigator for the NHLBI sponsored REDS-II and REDS-III studies.

Government affairs/public policy – experience as director of Johns Hopkins University’s U.S. National Institutes of Health Fogarty International Blood Safety Program.

The Nominating and Corporate Governance Committee and the Board concluded that Dr. Shan’s extensive expertise and experience regarding international blood transfusion practice and safety adds significantly to Board discussion and that she should therefore continue to serve as a member of the Board.

(1) For biographical information, see “Board of Directors—Director Biographies.”

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after its review to determine if there were any relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, in March 2026, the Board affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mss. Lucena and Nachtsheim, Drs. Shan and Witney and Messrs. Bjerkholt, Gregory and Moore. In addition, the Board previously determined in March 2025 that Gail Schulze and Daniel N. Swisher, Jr., each of whom served as a director for a portion of 2025, were independent within the meaning of the applicable Nasdaq listing standards. In making these determinations, the Board found that none of these directors had a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Greenman, our President and Chief Executive Officer, is not an independent director by virtue of his employment with us.

Board Leadership Structure and 2025 Changes

Our Board maintains the flexibility to determine whether the roles of Board Chair and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Board Chair, would not result in better governance or oversight.

From 2013 until his retirement from our Board in June 2025, Daniel N. Swisher, Jr. served as our independent Board chair while William M. Greenman served as our Chief Executive Officer. The Board thanks Mr. Swisher for his many years of dedicated service.

In connection with Mr. Swisher’s retirement from our Board in June 2025, our Board determined to elect Mr. Greenman to serve as Board Chair, thus combining the Chief Executive Officer and Chair roles, and appoint Frank Witney, Ph.D., as its lead independent director to help reinforce the independence of the Board as a whole.

The Board believes Mr. Greenman is best situated to serve as Board Chair following Mr. Swisher’s retirement because, among other things, Mr. Greenman’s deep knowledge and longstanding experience with respect to our business, operations and industry makes him well positioned to identify strategic priorities and lead the Board’s consideration and analysis of such priorities. In addition, Mr. Greenman has a robust understanding of risks facing the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance stockholder value. In addition, the Board believes that this structure enables it to better fulfill its risk oversight responsibilities. For these same reasons, following the appointment of Vivek Jayaraman as our President and Chief Executive Officer and to our Board, in each case effective July 1, 2026, Mr. Greenman will serve in the role of Executive Chairman of our Board, allowing Mr. Jayaraman to focus on the day-to-day operations of the Company.

As discussed above, in connection with the combination of the Chief Executive Officer and Chair roles, the Board appointed Dr. Witney as its lead independent director in June 2025, and Dr. Witney will continue to serve in this role following the transition of Mr. Greenman to Executive Chairman. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair or otherwise non-independent Board Chair. The lead independent director is empowered to, among other duties and responsibilities:

•
preside over Board meetings in the absence of the Board Chair;
•
act as liaison between the Board Chair and the independent directors;

•
call and preside over meetings of the independent directors;
•
establish the agenda for meetings of the independent directors;
•
consult with the Board Chair in planning and setting schedules and agendas for Board meetings to be held during the year; and
•
if requested by major stockholders, ensure he is available for consultation and direct communication.

As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

In light of Dr. Witney’s extensive history with and knowledge of the Company, and because, as lead independent director, he is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board while Mr. Greenman drives the Board’s consideration of strategic priorities and risks facing the Company, we believe the Board’s leadership structure is appropriate for the Company at this time.

Role of the Board in Risk Oversight

Our executive leadership team is responsible for identifying and reviewing risks facing us, including, without limitation, strategic, operational, financial and regulatory risks and generally meets on a weekly basis as part of such responsibility to review and discuss our risk exposure on a day-to-day basis. Our Chief Legal Officer, who reports to our Chief Executive Officer, is our compliance officer and oversees our compliance program and risks relating to compliance. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors and assesses our cybersecurity risk management processes and compliance with securities and financial regulations, in addition to oversight of the performance of our internal control procedures. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines as well as risks and opportunities with respect to the Company’s practices and initiatives with respect to environmental, social and governance matters. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. To the extent any risks identified by each standing committee of the Board are material to our strategic, operational, financial or regulatory matters or otherwise merit discussion by the whole Board, the respective committee chair will raise those risks at the next scheduled meeting of the Board. Typically, the Audit Committee meets at least quarterly to review our major short-term, intermediate-term and long-term financial risk exposures in connection with various matters, including the filing of our annual and quarterly reports with the Securities and Exchange Commission, or SEC. Similarly, the Nominating and Corporate Governance Committee meets at least quarterly and the Compensation Committee meets at least annually to review and discuss each committee’s respective areas of oversight and related risk exposures in such areas over the short-term, intermediate-term and long-term. The Board regularly receives risk management updates through monthly business reports provided by the executive leadership team, in addition to the topics discussed at meetings of the Board or its committees throughout the year. Following consideration of the information provided by the executive leadership team, the Board provides feedback and makes recommendations, as needed, to help minimize our risk exposure.

Meetings of the Board of Directors

The Board met five times during 2025. Each Board member attended 75% or more of the aggregate number of the meetings held by the Board and of the committees on which he or she served that were held in 2025 during the period in which he or she served on our Board or the respective committees of our Board.

As required under applicable Nasdaq listing standards, in 2025, our independent directors met in regularly scheduled executive sessions at which only independent directors were present following each meeting of the Board.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership and meeting information for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Eric Bjerkholt	X*
Dean Gregory(1)	X
Ann Lucena	X	X*
Timothy L. Moore(2)		X
Jami Dover Nachtsheim(3)		X	X*
Hua Shan, MD, PhD			X
Frank Witney, Ph.D.(4)		X	X
Total meetings in fiscal 2025	4	2	4

* Committee Chairperson

(1)
Effective March 27, 2026, Mr. Gregory ceased serving on the Nominating and Corporate Governance Committee and was appointed to the Audit Committee.
(2)
Mr. Moore is not standing for reelection and will cease serving as a director and member of the Compensation Committee as of the Annual Meeting.
(3)
Effective March 27, 2026, Ms. Nachtsheim was appointed to the Compensation Committee.
(4)
Effective March 27, 2026, Dr. Witney ceased serving on the Audit Committee.

Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each of the current members of each committee meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each such member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the 1934 Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; reviews the relationships between us and any prospective independent registered public accounting firm that may bear on independence and discusses those relationships with the prospective independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our annual report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements; annually discusses with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; reviews the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and rules, as well as to our Code of Business Conduct and Ethics, including review and approval of related-party transactions, and reviews and discusses with management and the independent registered public accounting firm our disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in periodic reports filed with the SEC. The Audit Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.”

The Audit Committee is currently composed of three directors: Mr. Bjerkholt (Chair), Ms. Lucena, and Mr. Gregory (who was appointed effective March 27, 2026). In addition, Dr. Witney served as a member of the Audit Committee until March 27, 2026. The Board reviews the Nasdaq listing standards and applicable definitions of independence for Audit Committee members on an annual basis and determined that all current members of our Audit Committee are independent (as defined in and required by Rule 5605(c)(2)(A) of the Nasdaq listing standards). The Audit Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.”

The Board has also determined that each current member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable rules and regulations promulgated by the SEC and satisfied the financial sophistication requirements of the Nasdaq listing standards. The Board made a qualitative assessment of each such member’s level of knowledge and experience based on a number of factors, including: with respect to Mr. Bjerkholt, his extensive career in finance functions, including as Chief Financial Officer for several public companies, with expertise in financial reporting and oversight of finance and accounting operations and past experience serving as chair of the audit committees of other public companies; with respect to Ms. Lucena, her formal education in finance and her service in executive capacities having financial oversight responsibilities, including in her role as Chief Executive Officer of San Ramon Regional Medical Center; and with respect to Mr. Gregory, his service in executive capacities having financial oversight responsibilities, including oversight of profit and loss in his prior executive roles. In addition, the Board previously determined that Dr. Witney qualified as an “audit committee financial expert,” taking into consideration his service in executive capacities having financial oversight responsibilities, including his role as Chief Executive Officer of Affymetrix and Dionex Corporation, both public companies at which Dr. Witney had substantial experience supervising the preparation of financial reports. For further information on the experience of Mr. Bjerkholt, Ms. Lucena, and Mr. Gregory, please see their biographies under “Board of Directors—Director Biographies.”

Report of the Audit Committee*

Our management has primary responsibility for preparing our financial statements and establishing the financial reporting process. Our independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with United States generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm, the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

Audit Committee:

Mr. Eric Bjerkholt

Ms. Ann Lucena
Dr. Frank Witney

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Cerus Corporation under the Securities Act of 1933, as amended, or the Securities Act, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of four directors: Ms. Lucena (Chair), Mr. Moore, Ms. Nachtsheim (who was appointed effective March 27, 2026) and Dr. Witney. All members of our Compensation Committee are independent (as defined in Rule 5605(a)(2) of the Nasdaq listing standards). In addition, in determining whether Ms. Lucena, Mr. Moore and Dr. Witney are independent within the meaning of the Nasdaq listing standards pertaining to membership of the Compensation Committee, our Board determined, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, that no member of the Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about our executive compensation. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.”

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs including: establishment of corporate objectives relevant to the compensation of our executive officers, members of the Board and other senior management and evaluation of performance in light of these stated objectives; review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements of our chief executive officer and the other executive officers; administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; providing recommendations to the Board on compensation-related proposals to be considered at our annual meetings; planning for succession to the position of Chief Executive Officer and other officer positions; review and oversight of policies, practices and strategies as they relate to human capital management, and review of the compensation paid or awarded to our non-employee directors. The Compensation Committee also performs those specific functions as set forth above under the heading “Role of The Board in Risk Oversight.” Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate.

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties, and has the sole authority to approve the reasonable fees and the other terms and conditions of the engagement of any such adviser. We must provide for appropriate funding, as determined by the Compensation Committee, for the payment of compensation to any such adviser. In this regard, the Compensation Committee has engaged Alpine Rewards, LLC, or Alpine, as its independent compensation consultant since October 2022, as described in greater detail under the “Compensation Discussion and Analysis” section of this proxy statement. In February 2026, the Compensation

Committee analyzed whether the work of Alpine as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Alpine; (ii) the amount of fees from our company paid to Alpine as a percentage of the firm’s total revenue; (iii) Alpine’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Alpine or the individual compensation advisors employed by the firm with an executive officer of our company; (v) any stock of our company owned by the individual compensation advisors employed by the firm; and (vi) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee. The Compensation Committee determined, based on its analysis of the above factors, that the work of Alpine and the individual compensation advisors employed by Alpine as compensation consultants to our company has not created any conflict of interest. The Compensation Committee intends to continue to assess the independence of any of its compensation advisers by reference to the foregoing factors, consistent with applicable Nasdaq listing standards.

For additional information on the specific processes, procedures and determinations of the Compensation Committee with respect to executive compensation for 2025, including the roles of executive officers and Alpine in determining the amount and form of executive compensation, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.

With respect to director compensation matters, the Compensation Committee reviews and recommends to the full Board for its approval non-employee director compensation in the manner more fully described under the section of this proxy statement entitled “Director Compensation.”

Compensation Committee Interlocks and Insider Participation

During 2025, Ms. Lucena, Mr. Moore, Dr. Witney, and Ms. Schulze served on our Compensation Committee. No member of the Compensation Committee is or has ever been one of our officers or employees. None of our executive officers serve, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee or our Board.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or the CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Compensation Committee:

Ms. Ann Lucena

Mr. Timothy L. Moore

Dr. Frank Witney

* The material in this Compensation Committee Report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Cerus under the Securities Act or the 1934 Act, other than the Cerus Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors; recommending to the Board candidates for election to the Board; considering recommendations for Board nominees and proposals submitted by our stockholders; making recommendations regarding the membership of the committees of the Board; assessing the performance of the Board; overseeing all aspects of our corporate governance functions on behalf of the Board, including the process for stockholder communications with the Board and adequacy of governing documents; planning for the succession of the position of Chief Executive

Officer as well as other officer positions, including reviewing with the Chief Executive Officer potential candidates to succeed such Chief Executive Officer and other officers and making recommendations to the Board with respect to the selection of appropriate individuals to succeed these positions; and making recommendations to the Board regarding environmental, social and governance matters. The Nominating and Corporate Governance Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.”

The Nominating and Corporate Governance Committee currently consists of three directors: Ms. Nachtsheim (Chair) and Drs. Shan and Witney. In addition, Mr. Gregory served as a member of the Nominating and Corporate Governance Committee until March 27, 2026. All members of the Nominating and Corporate Governance Committee are independent (as defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.”

Director Criteria

The Nominating and Corporate Governance Committee has not determined specific minimum criteria that a Board member must possess, but generally a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board. We do not have a formal policy on Board diversity, however the Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experience and other factors that contribute to our Board having an appropriate range of expertise, talents, experiences and viewpoints, and considers those diversity considerations, in view of the needs of the Board as a whole, when making decisions on director nominations. Our Board does not believe that establishing term limits or a mandatory retirement age would be in the best interests of our Company or its stockholders. Directors who have served on the Board for an extended period of time are able to provide continuity and valuable insight into the Company, its operations and prospects based on their experience with, and understanding of, the Company’s history, policies and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new ideas and viewpoints through the director nomination process described in this section.

Director Time Commitments

With respect to director time commitments, our Board recommends that directors serve on no more than three other public company boards and on no more than two other public company audit committees. Our Board does not have a formal commitment policy specific to Board members who serve as public company executive officers, however our Board recognizes that the critical consideration is the director’s availability to fulfill his or her responsibilities as a director if he or she serves on the boards or board committees of other companies and as such, the Nominating and Corporate Governance Committee considers all of the relevant facts and circumstances related thereto. Our Board of Directors believes that each of our directors, including both of our director nominees, has demonstrated availability to fulfill his or her responsibilities as a director. However, we understand that certain institutional investors and proxy advisory firms may consider Mr. Bjerkholt, who serves as Chief Financial Officer of Mirum Pharmaceuticals, Inc., to be “overboarded” due to his service on two public company boards besides ours. The Board has determined that Mr. Bjerkholt’s continued service on the Board and Audit Committee is appropriate and desirable, taking into account his attendance at meetings of and contributions to our Board and Audit Committee. Our Board believes that Mr. Bjerkholt has demonstrated, and will continue to demonstrate, his ability to dedicate sufficient time to carry out his Board duties effectively as an active member of our Board and our Audit Committee and believes that it is in our best interest that he continue to serve as a director. In particular, the Board considered:

•
Mr. Bjerkholt’s extensive experience actively overseeing the audit of public company financial statements and the work of independent registered public accounting firms make him a valuable asset to our Audit Committee.
•
Mr. Bjerkholt is consistently prepared and has exemplary participation at meetings of our Board and Audit Committee, as demonstrated by his insightful questions and comments, and he contributes significantly to discussions and decision making.

•
Mr. Bjerkholt’s experience in executive management positions in the biotechnology industry provides significant industry knowledge and operational and management expertise to our Board.
•
Mr. Bjerkholt’s experience on the boards of directors of other public companies benefits us by providing him with insight and experience that enhances his value to our Board.
•
Mr. Bjerkholt has assured our Board that his ongoing commitments at his outside boards are not expected to exceed demands on his time and attention that existed in past years and will continue to not detract from his service on our Board going forward.

Board and Committee Assessment Process

Our independent Board Chair or Lead Independent Director, as applicable, leads the Board and Committee self-evaluation processes under the supervision of the Nominating and Corporate Governance Committee, of which such independent Chair or Lead Independent Director is always a member. The timing of these self-evaluations is driven by the business needs of the Company and the independent Board Chair or Lead Independent Director, as applicable, conducts the evaluations either through formal surveys or less formal one-on-one interviews with the directors.

Process	How Results Are Used
Each Board member assesses the performance of the Board as a whole and the other directors

By the Nominating and Corporate Governance Committee and the Board, to identify each director’s strengths and areas of opportunity and to provide insight into how each Board member can be most valuable to Cerus

Each Board member assesses the performance of the committees, including how well each committee keeps the full Board informed	By the Nominating and Corporate Governance Committee and the Board, to improve governance processes, including the flow of information from committees to the Board
Each committee member assesses the performance of such committee, including by evaluating the specific areas over with such committee has oversight responsibility	By the Board committees, to develop meeting agendas that enable them to effectively address the issues they consider most critical
The independent Board Chair or Lead Independent Director, as applicable, shares feedback received with the Nominating and Corporate Governance Committee	By the Nominating and Corporate Governance Committee, as part of its review of each director’s performance when considering whether to recommend the director’s nomination for re-election
The Nominating and Corporate Governance Committee discusses the feedback with the full Board

In addition, the Board periodically conducts a skills gap analysis, either through a formal survey or one-on-one interviews with the independent Board Chair or Lead Independent Director, as applicable, which analyses inform the Nominating and Corporate Governance Committee’s succession planning discussions.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee evaluates these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair the directors’ independence. In addition, the Nominating and Corporate Governance Committee annually reviews committee assignments, including to evaluate the fit between each director’s experience and the committees’ responsibilities and the directors’ abilities to bring fresh perspectives to the committees. In identifying potential new members to our Board, the Nominating and Corporate Governance Committee uses an informal network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.

Stockholder Recommendations of Director Candidates

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. When considering candidates for membership on the Board that are recommended by stockholders, the Nominating and Corporate Governance Committee employs the same policy that it uses to evaluate candidates recommended by members of the Board. Any stockholder wishing to recommend a director candidate should submit in writing the candidate’s name, biographical information, business qualifications, including a description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our stock, to Ms. Nachtsheim, Chair of the Nominating and Corporate Governance Committee, Cerus Corporation at 1220 Concord Avenue, Suite 600, Concord, CA 94520. Any such submission also must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. All qualified submissions will be reviewed by the Nominating and Corporate Governance Committee at the next appropriate meeting. If a stockholder wishes the Nominating and Corporate Governance Committee to recommend a director candidate for nomination at our next annual meeting of stockholders, then recommendations must be received by us no sooner than 90 and no later than 60 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Stockholder Communications with the Board of Directors

To date, we have not adopted a formal process for stockholder communications with the Board. However, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent and therefore, a formal process is not necessary. Our stockholders may communicate directly with any member of our executive leadership team, the independent members of the Board or any Chair of a Board Committee, including the Chair of the Board, by writing directly to those individuals at Cerus Corporation at 1220 Concord Avenue, Suite 600, Concord, California 94520. Stockholder communications related to director candidate recommendations should be directed to the Chair of the Nominating and Corporate Governance Committee, Ms. Nachtsheim. In addition, if our stockholders or employees have any concerns related to our financial or accounting practices, we encourage communicating those concerns directly to the Chair of the Audit Committee, Mr. Bjerkholt.

Classified Board Structure

Our Board is divided into three classes and each class has a three-year term. Our Nominating and Corporate Governance Committee believes that this structure is appropriate for Cerus and beneficial to our stockholders, including because the classified board structure:

•
promotes stability and continuity, allowing our Board and management to remain focused on our long-term strategy and value generation for our stockholders;
•
allows for the development of institutional knowledge at the Board level, which is particularly important to Cerus given the breadth of our commercial and development operations as a global blood products company; and
•
enhances director independence by decreasing pressures from special interest groups that might have short-term agendas contrary to the long-term interests of our stockholders.

Code of Business Conduct and Ethics

We maintain the Cerus Corporation Code of Business Conduct and Ethics, or the Ethics Code, that applies to all of our officers, directors and employees. The Ethics Code is available on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.” If we make any substantive amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any executive officer or director, we intend to promptly disclose the nature of the amendment or waiver as required by applicable laws. To satisfy our disclosure requirements, we will post any waivers of or amendments to the Ethics Code on our website in lieu of filing such waivers or amendments on a Form 8-K.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Insider Trading Policy

We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2025. In addition, it is the Company’s intent to comply with applicable laws and regulations relating to insider trading.

Director Resignation Policy

We have adopted a Director Resignation Policy pursuant to which any nominee for director is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director (in an uncontested election) receives a greater number of “Withhold” votes from his or her election than votes “For” such election. In such case, the Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the Board’s decision, we would disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the effective governance of the Company. The guidelines address matters such as the respective roles and responsibilities of the Board and management; board composition and selection; director orientation, education and compensation; board and committee administrative matters; board access to management and use of outside advisors; succession planning; and other matters promoting the effective governance of Cerus. The Nominating and Corporate Governance Committee is responsible for overseeing and periodically reviewing the Corporate Governance Guidelines, and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.”

Environmental, Social and Governance

We are a mission-driven company that was created in response to the HIV epidemic, and our focus on safeguarding the blood supply is at the core of all that we do. Beyond this patient-centric focus to improve transfusion medicine and blood safety specifically, we are also cognizant of our role as global corporate citizens. To that end, we believe that conducting our business in a socially, ethically, and environmentally responsible manner, and in a manner designed to comply with applicable legal requirements, is essential to our long-term success and the health and well-being of our employees, customers, stockholders, and the communities that we serve. As a result, environmental, social and governance, or ESG, objectives have become an increasingly important focus for our executive leadership team and our Board.

In the past, our ESG efforts were primarily focused on regulatory and legal compliance, ethical operations, patient and blood safety advocacy, and the development of our human capital resources. As a mission-oriented company, we consider these areas to be core to achieving our mission, and as such, we regularly reviewed these areas with our Board. In 2021, we formed a cross-functional team and engaged an outside consultant to help us conduct a materiality assessment and develop a strategy, including short-, intermediate- and long-term ESG initiatives. In order to ensure appropriate Board involvement, our Board delegated oversight of our ESG initiatives and commitments to our Nominating and Corporate Governance Committee.

We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations, and our management team routinely reviews employee turnover rates at various levels of the organization. As part of this effort, we have developed a corporate employee value proposition, or EVP, for internal (employee) and external (potential employee) audiences that is a means to retain and recruit talent to our organization, including an EVP tagline, iconography, and supporting statements about our values. We are committed to creating and fostering a workplace that reflects and contributes to the global communities in which we do business and the customers and partners we serve. We believe a variety of perspectives are critical to achieving success and that diversity of perspectives is a key driver to growth-based innovation and profitability. We are committed to creating a culture where all people feel valued, supported, and inspired to be themselves fearlessly, without judgment. We believe that when all voices are heard, we honor and exemplify our core values and best serve our customers, patients, and communities.

Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a Code of Business Conduct and Ethics that sets standards for appropriate behavior and includes required annual training on preventing, identifying, reporting and stopping any type of unlawful discrimination. We try to recruit the best people for the job regardless of gender, ethnicity, or other traits. We strive to comply fully with all laws (domestic and foreign) applicable to discrimination in the workplace. We have established a hotline and other communication methods that employees can use to anonymously submit discrimination or other complaints.

Stockholder and other Stakeholder Engagement and Responsiveness

Cerus recognizes the value of engaging with our stockholders to gain insights and perspectives from our stockholders. We have a year-round engagement program to interact regularly with our stockholders through in-person and video-conferencing meetings, broker sponsored conferences, non-deal roadshows, and other events.

Discussions with stockholders in 2025 and into 2026 covered a variety of topics, including our business and financial fundamentals, development pipeline initiatives, and corporate governance practices. Our discussions with our investors have been productive and informative and have provided valuable feedback to the Board to help ensure that the Board’s decisions are aligned with stockholder objectives.

Our Board and senior management also seek out the views of other stakeholders on an ongoing basis, including employees, customers, suppliers, and blood centers and hospitals in the geographies in which our products are sold. We recognize that all of our stakeholder constituencies are important to the long term success of our company.

Prohibitions on Hedging and Pledging

Under the terms of our insider trading policy, no employees (including executive officers) of Cerus or its subsidiaries or members of our Board may engage in any hedging or monetization transactions relating to Cerus or its securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, nor may any of these persons engage in short-term speculative transactions involving Cerus securities (or derivatives of Cerus securities), including short sales and the buying and selling of put or call options. In addition, none of these persons may hold Cerus securities in a margin account or otherwise pledge Cerus securities as collateral for a loan.

Stock Ownership Guidelines for Directors and Our CEO

We maintain stock ownership guidelines for our non-employee directors and our Chief Executive Officer. More information about our stock ownership guidelines can be found under the sections of this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components and Decisions—CEO Stock Ownership Guidelines” and “Director Compensation—Stock Ownership Guidelines.”

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2024 EQUITY INCENTIVE PLAN

In March 2026, the Board approved an amendment and restatement of the 2024 Equity Incentive Plan, or the 2024 Plan, subject to stockholder approval. We refer to the 2024 Equity Incentive Plan, as amended and restated by the Board in March 2026, as the Amended and Restated 2024 Plan throughout this proxy statement.

The Amended and Restated 2024 Plan contains the following material changes from the 2024 Plan:

•
Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Amended and Restated 2024 Plan will not exceed 31,910,323 shares (plus the Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time), which is an increase of 10,000,000 shares over the aggregate number of shares of our common stock that may be issued under the 2024 Plan.
•
Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options granted under the Amended and Restated 2024 Plan will not exceed 44,000,000 shares, which is an increase of 10,000,000 shares over the aggregate number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options granted under the 2024 Plan.

Why We Are Asking Our Stockholders to Approve the Amended and Restated 2024 Plan

We are seeking stockholder approval of the Amended and Restated 2024 Plan to increase the number of shares available for the grant of equity awards, which will enable us to have a competitive equity incentive program to compete with our peer group for key talent.

Approval of the Amended and Restated 2024 Plan by our stockholders will allow us to continue to grant stock options, restricted stock unit, or RSU awards, and other awards at levels determined appropriate by the Board or Compensation Committee. The Amended and Restated 2024 Plan will also allow us to further utilize a broad array of equity incentives to secure and retain the services of our employees, directors, and consultants, and to continue to provide long-term incentives that align the interests of our employees, directors, and consultants with the interests of our stockholders.

Stockholder Approval

If this Proposal No. 2 is approved by our stockholders, the Amended and Restated 2024 Plan will become effective as of the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal No. 2, the Amended and Restated 2024 Plan will not become effective and the 2024 Plan will continue in its current form.

Why You Should Vote for the Amended and Restated 2024 Plan

Equity Awards Are an Important Part of Our Compensation Philosophy

The Board believes that it is very important that our eligible employees, directors, and consultants receive part of their compensation in the form of equity awards to foster their investment in us, reinforce the link between their financial interests and those of our other stockholders and maintain a competitive compensation program. Equity compensation fosters an employee ownership culture, motivates employees to create stockholder value and, because the awards are typically subject to vesting and other conditions, promotes a focus on long-term value creation. The equity incentive programs we have in place have worked to build stockholder value by attracting and retaining extraordinarily talented employees, directors, and consultants. The Board believes we must continue to offer competitive equity compensation packages in order to attract and motivate the talent necessary for our continued growth and success. See “Compensation Discussion and Analysis” contained in this proxy statement for more information regarding our executive compensation strategy.

We Expect to Continue to Experience Substantial Growth in Our Business

Our Board approved the Amended and Restated 2024 Plan to help ensure that we have sufficient shares available to attract and retain the talent needed to support our operations and advance our strategic objectives, particularly as we prepare for the Company’s next phase of growth under the leadership of Vivek Jayaraman, our Chief Operating Officer, who will become our next President and Chief Executive Officer, effective July 1, 2026. We expect to continue experiencing substantial growth in our business, driven by increasing international market adoption of INTERCEPT platelets and plasma—now used in over 40 countries—as more blood centers adopt pathogen reduction as the standard of care, heightened global focus on maintaining a safe and reliable blood supply, and continued U.S. market adoption and sales growth of INTERCEPT Fibrinogen Complex, or IFC. Factors contributing to this growth include:

•
The U.S. Food and Drug Administration, or FDA, has increasingly recognized the role of pathogen reduction in safeguarding the U.S. blood supply. In 2019, the FDA finalized a Guidance for Industry to reduce the risk of bacterial contamination of platelets for transfusion, and as of October 1, 2021, all U.S. blood collection establishments must be compliant with the FDA guidance document, “Bacterial Risk Control Strategies for Blood Collection Establishments and Transfusion Services to Enhance the Safety and Availability of Platelets for Transfusion,” or the Final Guidance Document. The INTERCEPT Blood System is one of the options available to U.S. blood centers for compliance with the Final Guidance Document; however, we cannot predict if U.S. customers will continue to adopt INTERCEPT over other options or at what levels.
•
We have received regulatory approvals for products that advance our mission of safeguarding the world’s blood supply. In December 2020, we received FDA approval for the INTERCEPT Blood System for Cryoprecipitation, which uses our plasma system to produce IFC for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency and to produce the derivative product, pathogen reduced plasma, cryoprecipitate reduced. In addition, in March 2025, we received CE mark approval of our next-generation LED-based illumination device, or the INT200, for the INTERCEPT Blood System for platelets and plasma under the European Union, or EU, Medical Device Regulation, or MDR, which allows us to market the INT200 throughout the EU and in other regions that recognize the CE mark. We plan to submit our PMA application for INT200 in mid-2026.
•
We are continuing to advance our pipeline programs and enter partnerships that drive expanded access to our commercial products. During 2025, we completed enrollment in a U.S. Phase 3 clinical trial, the RedeS study, assessing the safety and efficacy of INTERCEPT-treated red blood cells when compared to conventional, untreated red blood cells. The RedeS study is one component of a broader development program that includes extensive manufacturing, device, analytical and regulatory activities designed to support our planned modular PMA submission. We have also continued to advance this program with support from BARDA, which has provided funding and collaboration to facilitate development of the red blood cell system. Preliminary results from the RedeS study are expected in late 2026, and if positive, are expected to support our chronic use assessment in our planned modular PMA application for the red blood cell system that we plan to submit to the FDA. In addition, we entered into a group purchasing agreement with Blood Centers of America, or BCA, the largest blood supply cooperative in the U.S., with its member centers collecting and distributing approximately 50% of the nation’s blood supply. Under this agreement, which covers our entire INTERCEPT product line, we will partner with BCA to drive expanded access to pathogen reduction technology for platelets, plasma, and IFC across their blood center membership.

The Amended and Restated 2024 Plan Combines Compensation and Governance Best Practices

The Amended and Restated 2024 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•
Flexibility in designing equity compensation scheme. The Amended and Restated 2024 Plan allows us to provide a broad array of equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, RSU awards, and performance stock awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.
•
Stockholder approval is required for additional shares. The Amended and Restated 2024 Plan does not contain an annual “evergreen” provision. The Amended and Restated 2024 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares under the Amended and Restated 2024 Plan in excess thereof.
•
Repricing is not allowed. The Amended and Restated 2024 Plan prohibits the repricing of stock options and stock appreciation rights granted under the Amended and Restated 2024 Plan without prior stockholder approval.
•
No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended and Restated 2024 Plan must have an exercise price or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•
Reasonable share counting provisions. In general, when awards granted under the Amended and Restated 2024 Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, any shares received from the exercise of stock options or withheld for taxes will not be returned to our share reserve.
•
Minimum vesting requirements. The Amended and Restated 2024 Plan provides that no award may vest until at least 12 months following the date of grant of the award, except that shares up to 5% of the share reserve of the Amended and Restated 2024 Plan may be issued pursuant to awards that do not meet such vesting requirements.
•
Specific disclosure of award vesting upon corporate transaction or change in control. The Amended and Restated 2024 Plan specifically provides that in the event of certain corporate transactions involving the Company or a change in control of the Company, if the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards granted under the Amended and Restated 2024 Plan, or substitute similar awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the corporate transaction or change in control, the vesting of such awards will be accelerated in full (and with respect to performance-based awards, vesting will be deemed to be satisfied at the greater of (i) the target level of performance or (ii) the actual level of performance measured in accordance with the applicable performance goals as of the date of the corporate transaction or change in control).
•
Restrictions on dividends and dividend equivalents. The Amended and Restated 2024 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award granted under the Amended and Restated 2024 Plan before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Overhang

The following table provides certain information regarding our equity incentive plans.

As of April 1, 2026
Total number of shares of common stock subject to outstanding stock options(1)	8,741,077
Weighted-average exercise price of outstanding stock options	$5.23
Weighted-average remaining term of outstanding stock options	3.27 years
Total number of shares of common stock subject to outstanding full value awards	19,253,955
Total number of shares of common stock available for grant under the 2024 Plan	6,641,256
Total number of shares of common stock available for grant under other equity incentive plans(2)	—

As of April 10, 2026
(the Record Date)
Total number of shares of common stock outstanding(3)	200,368,974
Per-share closing price of common stock as reported on Nasdaq Global Market	$1.89

(1)
Such outstanding stock options are not entitled to any dividends or dividend equivalent rights. As of April 1, 2026, there were no other outstanding appreciation awards.
(2)
We currently have awards outstanding under the Cerus Corporation Inducement Plan, or the Inducement Plan, but as a result of the amendment and restatement of the Cerus Corporation Amended and Restated 2008 Equity Incentive Plan, or the 2008 Plan, at our 2017 Annual Meeting of Stockholders, no additional awards may be granted under the Inducement Plan; accordingly, for purposes of the table above, no shares remained available for issuance under the Inducement Plan as of April 1, 2026.
(3)
Excludes 291,932 treasury shares.

We Manage Our Equity Award Usage Carefully and Dilution is Reasonable

Our compensation philosophy reflects broad-based eligibility for equity awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we are mindful to responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees, directors, and consultants.

The Size of Our Share Reserve Increase Request Is Reasonable

If this Proposal No. 2 is approved by our stockholders, we will have 10,000,000 new shares available for grant after the Annual Meeting for a total of approximately 16,641,256 shares available for grant after the Annual Meeting (based on shares available under the 2024 Plan as of April 1, 2026) (plus the Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time), subject to adjustment for certain changes in our capitalization. Absent any unforeseen circumstances, we anticipate seeking stockholder approval for additional shares in 2027.

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2025, 2024, and 2023.

	Fiscal Year	Fiscal Year	Fiscal Year	Three-Year
	2025	2024	2023	Average
Total number of shares of common stock subject to stock options granted	-	-	-	-
Total number of shares of common stock subject to stock options forfeited or canceled	(2,270,000)	(2,218,000)	(1,241,000)	(1,909,667)
Total number of shares of common stock subject to full value awards granted	11,062,000	7,729,000	7,264,000	8,685,000
Total number of shares of common stock subject to full value awards forfeited	(1,317,000)	(725,000)	(1,881,000)	(1,307,667)
Weighted-average number of shares of common stock outstanding	190,593,751	184,563,168	180,269,589	185,142,169
Gross Burn Rate(1)	5.80%	4.19%	4.03%	4.69%
Net Burn Rate(2)	3.92%	2.59%	2.30%	2.95%
(1)
Gross Burn Rate is calculated as: (shares subject to stock options granted + shares subject to full value awards granted) / weighted-average common stock outstanding.
(2)
Net Burn Rate is calculated as: (shares subject to stock options granted – shares subject to stock options forfeited or canceled + shares subject to full value awards granted – shares subject to full value awards forfeited) / weighted-average common stock outstanding

If Proposal No. 2 Is Not Approved, We Will Not Have Enough Shares Available under the 2024 Plan to Make Grants to Help Us Attract and Retain Top Employees

If our stockholders approve this Proposal No. 2, the Amended and Restated 2024 Plan will become effective on the date of the Annual Meeting. If our stockholders fail to approve this Proposal No. 2, the Amended and Restated 2024 Plan will not become effective and the 2024 Plan will remain as-is without any changes thereto. If this Proposal No. 2 is not approved, we will not have sufficient shares available under the 2024 Plan to make grants to help us retain top employees and, unless we adopt a new inducement plan without the approval of our stockholders (pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules), we will not be able to use equity compensation awards to attract new employees.

Registration with the SEC

If the amendment and restatement described in this Proposal No. 2 is approved by our stockholders, we will file a Registration Statement on Form S-8 with the SEC with respect to the shares of our common stock to be registered pursuant to the Amended and Restated 2024 Plan as soon as reasonably practicable following such stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

Description of the Amended and Restated 2024 Plan

The material features of the Amended and Restated 2024 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the Amended and Restated 2024 Plan. Stockholders are urged to read the actual text of the Amended and Restated 2024 Plan in its entirety, which is appended to this proxy statement as Appendix A.

Purpose

The purpose of the Amended and Restated 2024 Plan is to provide a means by which employees, directors, and consultants may be given an opportunity to purchase our common stock to assist us in securing and retaining the services of such persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success.

Types of Awards

The Amended and Restated 2024 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, restricted stock awards, RSU awards, stock appreciation rights, performance stock awards, and other stock awards.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Amended and Restated 2024 Plan will not exceed 31,910,323 shares (which number is the sum of (i) 6,910,323 shares (the number of unallocated shares that were available for grant under the 2008 Plan (as defined above) as of the effective date of the 2024 Plan), (ii) 5,000,000 additional shares that were reserved as of the effective date of the 2024 Plan, (iii) 10,000,000 additional shares that were approved at the 2025 Annual Meeting of Stockholders, and (iv) 10,000,000 newly requested shares), plus the Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time. We call this aggregate number the “Share Reserve.”

The term “Prior Plans” refers to the following: (i) the 2008 Plan; and (ii) the Inducement Plan.

The term “Prior Plans’ Returning Shares” refers to the following shares of our common stock subject to any outstanding award granted under either of the Prior Plans: (i) any shares subject to such award that on or following the effective date of the Amended and Restated 2024 Plan are not issued because such award expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) any shares subject to such award that on or following the effective date of the Amended and Restated 2024 Plan are not issued because such award is settled in cash; and (iii) any shares issued pursuant to such award that on or following the effective date of the Amended and Restated 2024 Plan are forfeited back to or repurchased by us because of a failure to vest.

The Share Reserve will not be reduced by any of the following shares of our common stock and such shares will remain available for issuance under the Amended and Restated 2024 Plan: (i) any shares subject to an award granted under the Amended and Restated 2024 Plan that are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; and (ii) any shares subject to an award granted under the Amended and Restated 2024 Plan that are not issued because such award or any portion thereof is settled in cash.

Any shares of our common stock issued pursuant to an award granted under the Amended and Restated 2024 Plan that are forfeited back to or repurchased by us because of a failure to vest will revert to the Share Reserve and again become available for issuance under the Amended and Restated 2024 Plan.

The following shares of our common stock will not revert to the Share Reserve or become available again for issuance under the Amended and Restated 2024 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise, strike or purchase price of an award granted under the Amended and Restated 2024 Plan or a Prior Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award); (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award granted under the Amended and Restated 2024 Plan or a Prior Plan; (iii) any shares repurchased by us on the open market with the proceeds of the exercise, strike or purchase price of an award granted under the Amended and Restated 2024 Plan or a Prior Plan; and (iv) in the event that a stock appreciation right granted under the Amended and Restated 2024 Plan or a Prior Plan is settled in shares, the gross number of shares subject to such award.

Eligibility

ISOs may be granted under the Amended and Restated 2024 Plan only to our (including our affiliates’) employees. Our (including our affiliates’) employees, non-employee directors, and consultants are eligible to receive all other types of awards under the Amended and Restated 2024 Plan. As of April 1, 2026, we (including our affiliates) had approximately 269 employees, seven non-employee directors, and nine consultants.

Administration

The Amended and Restated 2024 Plan will be administered by our Board, which may in turn delegate authority to administer the Amended and Restated 2024 Plan to a committee of our Board. Our Board has delegated concurrent authority to administer the Amended and Restated 2024 Plan to our Compensation Committee.

Subject to the terms of the Amended and Restated 2024 Plan, our Compensation Committee determines recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the Amended and Restated 2024 Plan, including the period of their exercisability and vesting. Our Compensation Committee also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, our Compensation Committee also determines the fair market value applicable to an award and the exercise price of stock options and stock appreciation rights granted under the Amended and Restated 2024 Plan.

The Compensation Committee may also delegate to one or more persons or bodies the authority to designate recipients (other than officers) of awards, the number of shares of our common stock subject to such awards, and certain terms of such awards in a manner permitted by applicable law (including the General Corporation Law of the State of Delaware). Any person or body who is delegated such authority may not grant an award to themselves.

Repricing

The Amended and Restated 2024 Plan expressly provides that, without the approval of the stockholders within 12 months prior to such event, the Compensation Committee shall not have the authority to reprice any outstanding stock option or stock appreciation right under the Amended and Restated 2024 Plan by reducing the exercise price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right under the Amended and Restated 2024 Plan with an exercise price that is greater than the fair market value of our common stock on the date of cancellation in exchange for cash or new awards under the Amended and Restated 2024 Plan with an exercise price that is less than the original exercise price of the stock option or stock appreciation right.

Minimum Vesting Requirements

Under the Amended and Restated 2024 Plan, no award may vest until at least 12 months following the date of grant of the award, except that shares up to 5% of the Share Reserve may be issued pursuant to awards that do not meet such vesting requirements.

Dividends and Dividend Equivalents

The Amended and Restated 2024 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest. Subject to the foregoing, the Amended and Restated 2024 Plan further provides that dividends or dividend equivalents may be paid or credited to shares of our common stock subject to a restricted stock award or RSU award granted under the Amended and Restated 2024 Plan.

Stock Options

Stock options may be granted under the Amended and Restated 2024 Plan pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the Amended and Restated 2024 Plan will vest at the rate specified in the option agreement (subject to the limitations described in “Minimum Vesting Requirements” above).

In general, the term of stock options granted under the Amended and Restated 2024 Plan may not exceed ten years from the date of grant. Except as otherwise provided in an optionholder’s stock option agreement or other written agreement with us or one of our affiliates, if an optionholder’s service relationship with us, or any affiliate of ours, terminates (other than for cause and other than upon the optionholder’s death or disability), the optionholder may exercise any vested options for up to three months following the optionholder’s termination of continuous service. Except as otherwise provided in an optionholder’s stock option agreement or other written agreement with us or one of our affiliates, if an optionholder’s service relationship with us, or any affiliate of ours, terminates due to the optionholder’s disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, following the optionholder’s termination of continuous service. Except as explicitly provided otherwise in an optionholder’s stock option agreement or other written agreement with us or one of our affiliates, if an optionholder’s service relationship with us, or any affiliate of ours, is terminated for cause (as defined in the Amended and Restated 2024 Plan), all stock options held by the optionholder will terminate upon the optionholder’s termination of continuous service and the optionholder will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in an optionholder’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if the exercise of the stock option following the optionholder’s termination of continuous service (other than for cause and other than upon the participant’s death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the optionholder’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event may an option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended and Restated 2024 Plan will be determined by our Compensation Committee and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by our Compensation Committee.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or pursuant to the terms of a domestic relations order or official marital settlement. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death. Notwithstanding the foregoing, no option may be transferred to any financial institution without prior stockholder approval.

Incentive Stock Option Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

• the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

• the term of the ISO award must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs granted under the Amended and Restated 2024 Plan is 44,000,000 shares.

Restricted Stock Awards

Restricted stock awards may be granted under the Amended and Restated 2024 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient’s past or future services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to our Compensation Committee. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by our Compensation Committee (subject to the limitations described in “Minimum Vesting Requirements” above). Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement; provided, however, that no restricted stock award may be transferred to any financial institution without prior stockholder approval.

Restricted Stock Unit Awards

RSU awards may be granted under the Amended and Restated 2024 Plan pursuant to RSU award agreements. Payment of any purchase price may be made in any legal form acceptable to the Compensation Committee. We will settle a payment due to a recipient of an RSU award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by our Compensation Committee, or in any other form of consideration determined by our Compensation Committee and set forth in the RSU award agreement. RSU awards may be subject to vesting in accordance with a vesting schedule to be determined by our Compensation Committee (subject to the limitations described in “Minimum Vesting Requirements” above). Except as otherwise provided in a participant’s RSU award agreement or other written agreement with us or one of our affiliates, RSU awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights will be granted pursuant to stock appreciation rights agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by our Compensation Committee or its authorized committee, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Our Compensation Committee may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate (subject to the limitations described in “Minimum Vesting Requirements” above). Stock appreciation rights may be paid in our common stock or in cash or any combination of the two, or any other form of legal consideration approved by our Compensation Committee. The term of stock appreciation rights granted under the Amended and Restated 2024 Plan may not exceed ten years from the date of grant. If a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service, unless the terms of the stock appreciation right agreement provide that the right may be exercised for a longer or shorter period.

Performance Stock Awards

A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the attainment of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Compensation Committee (subject to the limitations described in “Minimum Vesting Requirements” above). In addition, to the extent permitted by applicable law and the performance stock award agreement, our Compensation Committee may determine that cash may be used in payment of performance stock awards.

Performance goals under the Amended and Restated 2024 Plan shall be determined by our Compensation Committee, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) other measures of performance selected by the Compensation Committee.

The Compensation Committee is authorized to make appropriate adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; and (vi) to make other appropriate adjustments selected by the Compensation Committee. In addition, the Compensation Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

Other forms of awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other awards under the Amended and Restated 2024 Plan. Our Compensation Committee will have sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other awards. Other forms of awards may be subject to vesting in accordance with a vesting schedule to be determined by our Compensation Committee (subject to the limitations described in “Minimum Vesting Requirements” above).

Clawback Policy

Awards granted under the Amended and Restated 2024 Plan will be subject to recoupment in accordance with the following, as applicable: (i) the Cerus Corporation Incentive Compensation Recoupment Policy; (ii) any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law; and (iii) any other clawback policy that we adopt. In addition, the Compensation Committee may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the class and number of shares reserved under the Amended and Restated 2024 Plan (including share limits) and the class and number of shares and exercise price or strike price, if applicable, of all outstanding awards will be appropriately adjusted.

Dissolution or Liquidation

The Amended and Restated 2024 Plan provides that, except as otherwise provided in the applicable award agreement or other written agreement between a participant and us or one of our affiliates, in the event of a dissolution or liquidation of the Company (except for a liquidation into a parent corporation), all outstanding awards (other than awards consisting of vested and outstanding shares of our common stock not subject to a forfeiture condition or our right of repurchase) shall terminate immediately prior to such dissolution or liquidation, and the shares of our common stock subject to a forfeiture condition or our repurchase option may be reacquired or repurchased by us notwithstanding the fact that the holder of such award is providing service to us.

Corporate Transaction and Change in Control

The following provisions will apply to outstanding awards under the Amended and Restated 2024 Plan in the event of a corporate transaction (as defined in the Amended and Restated 2024 Plan and described below) or a change in control (as defined in the Amended and Restated 2024 Plan and described below) unless otherwise provided in the instrument evidencing the award, in any other written agreement between us or one of our affiliates and the participant, or in our director compensation policy. For purposes of this Proposal No. 2, the term “Transaction” will mean such corporate transaction or change in control.

In the event of a Transaction, any surviving or acquiring corporation (or its parent company) may assume or continue any or all outstanding awards under the Amended and Restated 2024 Plan, or may substitute similar awards for such outstanding awards (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of shares issued pursuant to any outstanding awards under the Amended and Restated 2024 Plan may be assigned by the Company to the surviving or acquiring corporation (or its parent company). The terms of any such assumption, continuation or substitution will be set by the Board or Compensation Committee.

In the event of a Transaction in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended and Restated 2024 Plan, or substitute similar awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the effective time of the Transaction (the “Current Participants”), the vesting (and exercisability, if applicable) of such awards will be accelerated in full (and with respect to performance-based awards, vesting will be deemed to be satisfied at the greater of (i) the target level of performance or (ii) the actual level of performance measured in accordance with the applicable performance goals as of the date of the Transaction) to a date prior to the effective time of the Transaction (contingent upon the closing or completion of the Transaction) as the Board or Compensation Committee will determine (or, if the Board or Compensation Committee does not determine such a date, to the date that is five days prior to the effective time of the Transaction), and such awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction in accordance with the exercise procedures determined by the Board or Compensation Committee, and any reacquisition or repurchase rights held by the Company with respect to such awards will lapse (contingent upon the closing or completion of the Transaction).

In the event of a Transaction in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended and Restated 2024 Plan, or substitute similar awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants other than the Current Participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction in accordance with the exercise procedures determined by the Board or Compensation Committee; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such awards will not terminate and may continue to be exercised notwithstanding the Transaction.

Notwithstanding the foregoing, in the event any outstanding award under the Amended and Restated 2024 Plan held by a participant will terminate if not exercised prior to the effective time of a Transaction, the Board or Compensation Committee may provide that the participant may not exercise such award but instead will receive a payment, in such form as may be determined by the Board or Compensation Committee, equal in value to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of such award immediately prior to the effective time of the Transaction, over (ii) any exercise price payable by the participant in connection with such exercise.

Unless provided otherwise in the participant’s award agreement, in any other written agreement or plan with us or one of our affiliates, or in our director compensation policy, outstanding awards under the Amended and Restated 2024 Plan will not be subject to additional acceleration of vesting and exercisability upon or after a change in control.

For purposes of the Amended and Restated 2024 Plan, a corporate transaction generally will be deemed to occur upon consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 90% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to the transaction are converted or exchanged into other property by virtue of the transaction.

For purposes of the Amended and Restated 2024 Plan, a change in control generally will be deemed to occur in the event: (i) a person, entity or group acquires, directly or indirectly, our securities representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) there is consummated a merger, consolidation, or similar transaction and, immediately after the consummation of such transaction, our stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; (iii) there is consummated a sale or other disposition of all or substantially all of our consolidated assets, other than a sale or other disposition to an entity in which more than 50% of the entity’s combined voting power is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such sale or other disposition; or (iv) a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the Board members or their approved successors.

Plan Amendments

Our Compensation Committee will have the authority to amend, suspend, or terminate the Amended and Restated 2024 Plan at any time. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant.

We will obtain stockholder approval of any amendment to the Amended and Restated 2024 Plan as required by applicable law. No ISOs may be granted under the Amended and Restated 2024 Plan after March 29, 2034, which is the tenth anniversary of the date the 2024 Plan was originally adopted by the Board.

U.S. Federal Income Tax Consequences

The information set forth below is a summary of the principal United States federal income taxation consequences to us and our employees only with respect to participation in the Amended and Restated 2024 Plan and does not purport to be complete. This summary does not discuss the income tax laws of any local, state, or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended and Restated 2024 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code (the “Code”) and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The Amended and Restated 2024 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee, provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the restricted stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Stock Appreciation Rights

We may grant under the Amended and Restated 2024 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended and Restated 2024 Plan.

Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, or Section 409A, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Unit Awards

Generally, RSU awards granted under the Plan will be structured to conform to the requirements of Section 409A or qualify for an exception from application of Section 409A. Recipients of RSU awards will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from RSU awards will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU award.

Section 162(m) Limitations

Under Section 162(m) of the Code, or Section 162(m), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the Amended and Restated 2024 Plan will be subject to the deduction limit under Section 162(m) and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) pursuant to the transition relief provided by the Tax Cuts and Jobs Act.

Stock Awards Granted Under 2024 Plan

No awards made under the 2024 Plan or Amended and Restated 2024 Plan prior to the date of the Annual Meeting were granted subject to stockholder approval of this proposal. The number and types of awards that will be granted under the Amended and Restated 2024 Plan in the future are not determinable, as the Compensation Committee will make these determinations in its sole discretion. The following table sets forth information with respect to the number of RSUs and PRSUs that have been granted (even if not currently outstanding) to the NEOs and the specified groups set forth below under the 2024 Plan as of April 1, 2026. No stock options have been granted under the 2024 Plan or Amended and Restated 2024 Plan. On April 1, 2026, the closing price of the underlying shares of our common stock listed on the Nasdaq Global Market was $1.87 per share.

Name and position	Number of RSUs	Number of PRSUs(1)
William M. Greenman	2,340,742	1,450,000
President and Chief Executive Officer and Director Nominee
Kevin D. Green	973,040	455,000
Chief Financial Officer
Vivek Jayaraman(2)	1,055,486	630,000
Chief Operating Officer
Richard Benjamin	630,565	376,000
Chief Medical Officer
Chrystal Jensen	954,577	450,000
Chief Legal Officer, General Counsel and Secretary
All current executive officers as a group (4 persons)	5,323,845	2,985,000
All current directors who are not executive officers as a group (7 persons)	660,000	—
Ann Lucena	100,000
Director nominee
Each associate of the above-mentioned directors or executive officers	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—
All employees, including all current officers who are not executive officers, as a group (285 persons)	14,014,523	911,000
(1)
The number of shares represents the maximum number of shares that could be issued underlying the PRSUs. See the “Executive Compensation Discussion and Analysis” section of this Proxy Statement for additional details on the PRSU awards.
(2)
Excludes equity awards that may be granted to Mr. Jayaraman in connection with his expected appointment as President and Chief Executive Officer effective July 1, 2026, which remain subject to Compensation Committee approval and for which the number of shares will be determined based on the Company’s stock price at the time of grant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2025.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)(1)	(c)
Equity compensation plans approved by security holders	27,151,402(2)	$5.18	16,954,584(3)
Equity compensation plans not approved by security holders(4)	379,959	$5.68	—
Total	27,531,361(5)	$5.20	16,954,584(3)
(1)
The calculation of the weighted-average exercise price does not take into account the shares subject to outstanding restricted stock units, or RSUs, which have no exercise price.
(2)
Includes 17,503,902 shares to be issued pursuant to outstanding RSUs and PRSUs. The number of shares to be issued in respect of PRSUs has been calculated based on the assumption that the target levels of performance will be achieved.
(3)
Includes 1,874,363 shares authorized for future issuance under the Amended and Restated Employee Stock Purchase Plan as of December 31, 2025 and 15,080,221 shares authorized for issuance under the 2024 Plan.
(4)
In 2016, we adopted the Cerus Corporation Inducement Plan without the approval of our security holders, pursuant to which we reserved a total of 1,250,000 shares of our common stock for issuance thereunder. The Inducement Plan provided for the issuance of non-statutory stock options, restricted stock awards, RSUs, stock appreciation rights and other stock awards exclusively to individuals who were not previously employees or directors of Cerus, or who had experienced a bona fide period of non-employment, as an inducement material to the individual’s entry into employment with Cerus within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. As of December 31, 2025, options to purchase 379,959 shares were outstanding under the Inducement Plan. All options granted under the Inducement Plan have a maximum term of ten years. The Inducement Plan, and awards thereunder, may be amended by the Board at any time or from time to time in accordance with the terms of the Inducement Plan and applicable law. As a result of the amendment and restatement of our Amended and Restated 2008 Equity Incentive Plan, or the 2008 Plan, at our 2017 Annual Meeting of Stockholders, no additional stock awards may be granted under our Inducement Plan. Accordingly, for purposes of the table above, no shares remained available for issuance under the Inducement Plan as of December 31, 2025.
(5)
Includes 17,503,902 shares to be issued pursuant to outstanding RSUs and PRSUs. The number of shares to be issued in respect of PRSUs has been calculated based on the assumption that the target levels of performance will be achieved.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act and Section 14A of the 1934 Act, our stockholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. At the 2022 Annual Meeting of Stockholders, our stockholders reconfirmed their preference that we solicit a non-binding advisory say-on-pay vote every year. The Board previously adopted a policy consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The next non-binding advisory vote to approve the compensation of our named executive officers is expected to be held at the Company’s 2027 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are designed to enhance stockholder value by attracting and retaining qualified individuals and motivating those individuals to perform at the highest of professional levels and to contribute to our growth and success.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Cerus Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 3

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 and the Board further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our consolidated financial statements since our inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 4

Principal Accountant Fees and Services

In connection with the audit of the 2025 consolidated financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP performed audit and interim review services for us.

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2025 and December 31, 2024, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year
	2025	2024
	(in thousands)
Audit fees	$1,659	$2,039
Audit-related fees	—	—
Tax fees	14	20
All other fees	2	2
Total	$1,675	$2,061

Audit Fees. Audit fees consist of fees for services rendered in connection with the annual audits of our consolidated financial statements and internal control over financial reporting and review of the interim condensed consolidated financial statements in quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only the independent registered public accounting firm reasonably can provide.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” There were no fees incurred under this category in 2025 and 2024.

Tax Fees. Tax fees include fees for tax compliance, tax planning and tax advice. Specifically, the amounts reflect fees paid to Ernst & Young LLP for tax compliance work in Europe.

All Other Fees. Consists of fees for products and services other than the services described above. Specifically, the amounts reflect fees paid to Ernst & Young LLP in connection with the use of Ernst & Young LLP’s online accounting research tool.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any such pre-approvals are reported at the next scheduled Audit Committee meeting. All fees described in the Principal Accountant Fees and Services table above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2026 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total
ARK Investment Management LLC(3)	19,207,604	9.6%
200 Central Avenue
St. Petersburg, FL
BlackRock, Inc.(4)	13,782,396	6.9%
50 Hudson Yards
New York, NY 10001
Baker Bros. Advisors LP(5)	10,008,345	5.0%
860 Washington Street, 3rd Floor
New York, NY 10014
The Vanguard Group(6)	9,870,671	4.9%
100 Vanguard Blvd.
Malvern, PA 19355
Soleus Capital Master Fund, L.P. (7)	9,828,700	4.9%
100 Field Point Road, Suite 200
Greenwich, CT 06830
William M. Greenman(8)	5,346,455	2.7%
Richard Benjamin(9)	652,206	*
Kevin D. Green(10)	1,076,214	*
Vivek Jayaraman(11)	1,870,342	*
Chrystal Jensen(12)	760,824	*
Eric Bjerkholt(13)	284,172	*
Dean Gregory	26,725	*
Ann Lucena(14)	162,053	*
Timothy L. Moore(15)	267,423	*
Jami Dover Nachtsheim(16)	275,585	*
Hua Shan, M.D., Ph.D.	72,386	*
Frank Witney, Ph.D.(17)	419,778	*
All executive officers and directors as a group (11 persons)(18)	10,561,957	5.3%

* Less than one percent.

(1)
This table is based upon information supplied by officers and directors and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2026 and shares of our common stock issuable upon the vesting of outstanding RSUs within 60 days of April 1, 2026 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 200,659,756 shares outstanding on April 1, 2026, adjusted as required by rules promulgated by the SEC.
(2)
Unless otherwise provided, the address for each of the beneficial owners listed is c/o Cerus Corporation, 1220 Concord Avenue, Suite 600, Concord, CA 94520.
(3)
Based solely on information contained in Schedule 13G/A as filed with the SEC on July 30, 2025 by ARK Investment Management LLC, or ARK. According to the Schedule 13G/A, ARK has sole voting power with respect to 17,876,831 shares, shared voting power with respect to 299,780 shares and sole dispositive power with respect to 19,207,604 shares. The Schedule 13G/A filed by ARK provides information only as of June 30, 2025. Because the information in the table above does not reflect any transactions between June 30, 2025 and April 1, 2026, ARK’s actual beneficial ownership of our common stock on April 1, 2026 may be different than reported in the table above.
(4)
Based solely on information contained in Schedule 13G/A as filed with the SEC on January 26, 2024 by BlackRock, Inc., or BlackRock. According to the Schedule 13G/A, BlackRock has sole voting power with respect to 13,447,850 shares and sole dispositive power with respect to 13,728,396 shares. The Schedule 13G/A filed by BlackRock provides information only as of December 31, 2023. Because the information in the table above does not reflect any transactions between December 31, 2023 and April 1, 2026, BlackRock’s actual beneficial ownership of our common stock on April 1, 2026 may be different than reported in the table above.
(5)
Based solely on information contained in a Schedule 13G/A as jointly filed with the SEC on November 14, 2025 by Baker Bros. Advisors LP, or the Advisor, Baker Bros. Advisors (GP) LLC, or the Advisor GP, Felix J. Baker and Julian C. Baker. According to the Schedule 13G/A, pursuant to the management agreements, as amended, among the Advisor, Baker Brothers Life Sciences, L.P., or Life Sciences, and 667, L.P., or 667, and together with Life Sciences, the Funds, and their respective general partners, the Funds’ respective general partners relinquished to the Advisor all discretion and authority with respect to the investment and voting power of the securities held by the Funds, and thus the Advisor has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments, which include the 9,122,957 shares reported as beneficially owned by Life Sciences and 885,388 shares reported as beneficially owned by 667 in the Schedule 13G/A. Julian C. Baker and Felix J. Baker each directly hold and beneficially own 19,864 shares received from pro-rata distributions without consideration. The Advisor GP, Felix J. Baker and Julian C. Baker as managing members of the Advisor GP, and the Advisor may be deemed to be the beneficial owners of securities directly held by the Funds. Because the information in the table above does not reflect any transactions between October 31, 2025 and April 1, 2026, the Advisor’s actual beneficial ownership of our common stock on April 1, 2026 may be different than reported in the table above.
(6)
Based solely on information contained in a Schedule 13G/A as filed with the SEC on February 13, 2024, by The Vanguard Group, or Vanguard. According to the Schedule 13G/A, Vanguard beneficially owned 9,870,671 shares of our common stock, with shared voting power over 288,409 shares, sole dispositive power over 9,514,946 shares and shared dispositive power over 355,725 shares as of December 29, 2023. Because the information in the table above does not reflect any transactions between December 29, 2023 and April 1, 2026, Vanguard’s actual beneficial ownership of our common stock on April 1, 2026 may be different than reported in the table above. Vanguard subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over ordinary shares beneficially owned by Vanguard subsidiaries and business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis).
(7)
Based solely on information contained in a Schedule 13G as jointly filed with the SEC on March 24, 2026 by Soleus Capital Master Fund, L.P., or the Master Fund, Soleus Capital, LLC, or Soleus Capital, Soleus Capital Group, LLC, or SCG, Soleus Capital Management, L.P., or SCM. Advisors (GP) LLC, Soleus GP, LLC, and Guy Levy. According to the Schedule 13G, the shares reported in the table above are held directly by Master Fund. Soleus Capital is the sole general partner of Master Fund, SCG is the sole managing member of Soleus Capital, SCM is the investment manager for Master Fund, and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of SCG and of Soleus GP, LLC. Each of SCG, Soleus Capital, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange. Because the information in the table above does not reflect any transactions between March 24, 2026 and April 1, 2026, the Master Fund’s actual beneficial ownership of our common stock on April 1, 2026 may be different than reported in the table above.
(8)
Includes 2,227,500 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(9)
Includes 343,000 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(10)
Includes 603,000 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(11)
Includes 910,000 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(12)
Includes 378,938 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(13)
Includes 122,039 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(14)
Includes 49,769 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(15)
Includes 122,350 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(16)
Includes 127,223 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(17)
Includes 199,719 shares underlying stock options which are exercisable within 60 days of April 1, 2026.
(18)
Includes 4,740,538 shares underlying stock options which are exercisable within 60 days of April 1, 2026.

EXECUTIVE OFFICERS

Our executive officers and their ages as of April 22, 2026 are as follows:

Name	Age	Position
William M. Greenman (1)	59	President, Chief Executive Officer and Chair of the Board
Kevin D. Green	54	Chief Financial Officer
Vivek Jayaraman	51	Chief Operating Officer
Chrystal Jensen	55	Chief Legal Officer, General Counsel and Secretary

(1) For biographical information, see “Board of Directors—Director Biographies.”

Kevin D. Green was appointed our Vice President, Finance and Chief Financial Officer in February 2013 and his title was shortened to Chief Financial Officer in 2024. Prior to that, Mr. Green served as our Vice President, Finance and Chief Accounting Officer, a role to which he was appointed in March 2009. From January 2006 to March 2009, Mr. Green was our Senior Director of Finance and Controller. From 2000 until 2006, Mr. Green held various financial management positions with Macromedia, Inc., a software company acquired by Adobe Systems in 2005, including Director of Finance and Assistant Controller. Prior to joining Macromedia, Mr. Green was a member of PricewaterhouseCoopers LLP in the Assurance and Business Advisory Services division. Mr. Green is a certified public accountant. Mr. Green received his BS in Accounting from California State University, Fresno.

Vivek Jayaraman was appointed our Chief Operating Officer in March 2020 and on March 16, 2026, we announced that he will be appointed as our President and Chief Executive Officer, effective July 1, 2026. Mr. Jayaraman will also be appointed to our Board, effective on the same date. He previously served as our Chief Commercial Officer since August 2016. From October 2009 to February 2016, Mr. Jayaraman served as Vice President, Sales and Marketing of TriVascular Technologies, Inc., or TriVascular, where he oversaw TriVascular’s commercial expansion as the company grew from a preclinical, venture-backed startup into a publicly traded, global medical device company. Prior to TriVascular, Mr. Jayaraman served in roles of increasing responsibility at Medtronic, Inc.; most recently serving as vice president of global marketing for Medtronic’s endovascular innovations business. Mr. Jayaraman received his MBA from the Wharton School at the University of Pennsylvania and holds dual bachelor’s degrees from the University of Michigan.

Chrystal Jensen was appointed our Chief Legal Officer and General Counsel in December 2012 and Secretary in February 2024. From August 2011 until October 2012, Ms. Jensen was Senior Corporate Counsel at Zynga Inc. Prior to August 2011, Ms. Jensen was a partner of the law firm presently named Cooley LLP, practicing corporate and securities law. Ms. Jensen received her BS from the University of Colorado and her JD from the University of Chicago.

EXECUTIVE COMPENSATION
DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis addresses the following topics:

• executive summary of our compensation practices;

• our compensation philosophy and objectives;

• our process for setting executive compensation; and

• our executive compensation components and decisions for the 2025 fiscal year.

The Named Executive Officers, or NEOs, for the 2025 fiscal year were as follows:

Name	Title
William M. Greenman	President and Chief Executive Officer(1)
Kevin D. Green	Chief Financial Officer
Vivek Jayaraman	Chief Operating Officer(1)
Richard Benjamin	Chief Medical Officer
Chrystal Jensen	Chief Legal Officer, General Counsel and Secretary
(1)
On March 16, 2026, we announced that Mr. Jayaraman will be appointed as our next President and Chief Executive Officer and Mr. Greenman will serve as Executive Chairman of the Board, in each case effective July 1, 2026. For information regarding the compensation we expect to pay to Mr. Jayaraman for his service as our President and Chief Executive Officer, see “―Executive Compensation Actions taken in 2026.”

Executive Summary

Business Overview

We are a biomedical products company focused on developing and commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System, which is based on our proprietary technology for controlling biological replication, is designed to reduce blood-borne pathogens in donated blood components intended for transfusion.

Our INTERCEPT Blood System is intended for use with blood components and certain of their derivatives: platelets, plasma, red blood cells and to produce IFC and pathogen reduced plasma, cryoprecipitate reduced. The INTERCEPT Blood System for platelets, or platelet system, and the INTERCEPT Blood System for plasma, or plasma system, have received a broad range of regulatory approvals and certification, including but not limited to FDA approval in the U.S., CE Certificates of Conformity delivered in accordance with the Medical Devices Directive 93/42/EEC, or MDD, and the Medical Devices Regulation 2017/745, or MDR, permitting us to affix the CE Mark to our products and place them on the market in the European Union and other jurisdictions that recognize the CE Mark, and are being marketed and sold in a number of countries around the world, including the U.S., certain countries in Europe, the Commonwealth of Independent States, or CIS, the Middle East, and Latin America and selected countries in other regions of the world. Additionally, we have received FDA approval for the INTERCEPT Blood System for Cryoprecipitation. The INTERCEPT Blood System for Cryoprecipitation uses our plasma system to produce IFC for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. In addition, the INTERCEPT Blood System for Cryoprecipitation is used to produce pathogen reduced plasma, cryoprecipitate reduced. We currently sell the platelet and plasma systems using our direct sales force and through distributors and sell IFC or disposable kits to manufacture IFC in the U.S. using our direct sales force. If we are unable to gain or maintain widespread commercial adoption in markets where our blood safety products are approved for commercialization, including in the U.S., we will have difficulties achieving and maintaining profitability.

The INTERCEPT Blood System for red blood cells, or the red blood cell system, is currently in development and has not been commercialized anywhere in the world. We are currently conducting a Phase 3 clinical trial – the RedeS study – to assess the safety and efficacy of INTERCEPT-treated red blood cells compared to conventional red blood cells. In addition to the RedeS study, we are conducting a broad range of supporting activities, including manufacturing, device development, and analytical and regulatory workstreams, designed to support our planned modular PMA submission for the red blood cell system. These efforts are supported in part through our ongoing collaboration with the Biomedical Advanced Research and Development Authority (BARDA), which has provided funding and partnership support for the development of our red blood cell program. With respect to our application for conformity assessment under the MDR to obtain a CE Certificate of Conformity and affix the CE Mark, or MDR application, in the European Union, or EU, our submission is currently active and under review by TÜV-SÜD, our Notified Body for the red blood cell system. Our dossier has been transferred to the Competent Authority, the French National Agency for Medicines and Health Products Safety, or ANSM, for consultation on the drug substance. We cannot predict if or when a decision concerning certification would occur.

2025 and Early 2026 Performance Highlights

During fiscal year 2025 and the first quarter of fiscal year 2026, we achieved several notable milestones and accomplishments which included the following:

•
Reported full-year 2025 product revenue of $206.1 million, exceeding our annual product revenue guidance.
•
Narrowed full-year 2025 GAAP net loss attributable to Cerus Corporation to $15.6 million and achieved our goal of positive full-year 2025 non-GAAP adjusted EBITDA(1), reporting non-GAAP adjusted EBITDA of $9.5 million for the full-year 2025.
•
Generated positive cash flow from operations for the second consecutive year.
•
Completed enrollment in our second Phase 3 clinical trial – RedeS – for INTERCEPT red blood cells in the U.S.
•
Entered into a group purchasing agreement with Blood Centers of America, or BCA, covering our licensed product portfolio. BCA is the largest blood supply cooperative in the U.S., with its member centers collecting and distributing approximately 50% of the nation’s blood supply.
•
Awarded an additional $7.2 million in funding from the U.S. Department of Defense Industrial Base Analysis and Sustainment program for the development of lyophilized IFC. The additional funding will support CRYO-FIRST, a randomized study comparing the use of pre-thawed IFC to conventional cryoprecipitated antihemophilic factor in trauma associated hemorrhagic shock patients.
•
Received CE Mark for the INT200, for the INTERCEPT Blood System for platelets and plasma under the EU MDR.

(1) See Appendix B – Reconciliation of Net loss attributable to Cerus Corporation to Non-GAAP adjusted EBITDA and Related Definition on page B-1.

Executive Compensation Governance Highlights

Our Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in that it both encourages our NEOs to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks, and also reflects a reasonable and responsible cost structure.

Below are key elements of our compensation program, as well as problematic pay practices that we avoid:

	What We Do		What We Don’t Do
√	Design executive compensation to align pay with performance	X	No excessive change in control or severance payments
√	Structure our executive compensation program to minimize inappropriate risk-taking	X	No employment contracts or severance agreements with NEOs providing for “single trigger” acceleration upon a change in control
√	Select peer companies with which we compete for executive talent, and that have a similar business and are of similar size as us, and review their pay practices	X	No NEO excessive perquisites
√	Solicit advice from our Compensation Committee’s independent compensation consultant that reports directly to the Compensation Committee	X	No tax gross-ups on severance or change in control benefits
√	Rely on long-standing, consistently-applied practices on the timing of equity grants	X	No repricing of stock options without stockholder approval
√	Enforce “no-hedging” and “no-pledging” policies
√	Maintain stock ownership guidelines for our Chief Executive Officer

Response to 2025 Say-on-Pay Vote

We value the input of our stockholders on our compensation programs, and we hold an advisory vote on executive compensation on an annual basis, or our “say-on-pay vote”. Last year, our stockholders approved our say-on-pay vote with approximately 92% of the votes cast in favor, which is unchanged from our 2024 annual meeting of stockholders where approximately 92% of the votes cast supported our say-on-pay proposal.

Our Compensation Committee believes this level of support demonstrates our stockholders’ satisfaction with the alignment of our NEOs’ compensation and the Company’s performance and accordingly did not make any changes to our executive compensation program as a result of the 2025 say-on-pay vote. Our Compensation Committee continues to believe that it is important to continue to provide a mix of long-term equity incentives that strike a healthy balance between rewarding our executives for the return provided to us while also ensuring a critical link to stockholder returns.

Our Compensation Committee continues to focus on designing an executive compensation program that aligns pay with our performance. For example, in 2025, the majority of our NEOs’ compensation was “at risk” in the form of incentive-based cash compensation and long-term equity compensation. See “―Executive Compensation Philosophy and Objectives―Component of Pay/Target Pay Positions/Mix of Pay”. In addition, in 2025, our NEOs once again participated in our Bonus Plan for Senior Management of Cerus Corporation, or our Bonus Plan, where they earned annual cash incentive bonuses based on our performance against financial and strategic goals set and communicated to them in the first quarter of the year. In 2024, our NEOs agreed to forego any bonus opportunity under our Bonus Plan in order to support the potential achievement of our full-year 2024 non-GAAP adjusted EBITDA break-even goal, with the caveat that our Compensation Committee retained discretion to award, and did award, our NEOs fully discretionary bonuses, a portion of which was paid in the form of fully-vested RSUs in 2025.

Our Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for our executives.

Executive Compensation Philosophy and Objectives

We believe that the performance of our executive officers has the potential to significantly impact our ability to achieve our corporate performance and strategic goals. We therefore give considerable thought to the design and administration of our executive officer compensation program. Our Compensation Committee believes that the most effective compensation program is one that provides competitive base salary, rewards the achievement of established corporate performance goals and objectives and provides an incentive for retention. At the same time, our Compensation Committee believes that an effective compensation program must maintain a reasonable and responsible cost structure.

Our executive compensation program is designed around the following objectives:

• develop compensation policies and practices that are consistent with our strategic business objectives and executive compensation philosophy;

• attract and retain qualified individuals and motivate those individuals to perform at the highest of professional levels that will contribute to our growth and success;

• provide competitive compensation opportunities consistent with industry practices where we compete for talent;

• design programs to retain key employees, reward past performance and incentivize future contributions, balancing both short and long-term financial and business objectives to build a sustainable and prosperous company; and

• provide long-term incentive opportunities that continue to correlate employee contributions and rewards with stockholder value creation.

Compensation Setting Process

Overview

When creating an executive’s overall compensation package, our Compensation Committee considers the different components of our compensation packages in light of the role the executive will play in achieving our near-term and longer-term goals, in addition to the objectives described above. Our Compensation Committee also considers the compensation packages provided to similarly situated executives at the companies we consider to be our peers. Performance-based cash compensation awards under our Bonus Plan are made based on the achievement of corporate performance goals designed to create incentives that we believe drive executive performance that increases stockholder value, and each executive officer’s contribution toward achieving our corporate performance goals. The corporate performance goals vary year-to-year, but generally include value-adding achievements such as meeting revenue targets and timely completion of clinical, development, regulatory, commercial, manufacturing, or other operational or strategic undertakings.

Components of Pay/Target Pay Positions/Mix of Pay

The components used to support our compensation objectives stated above are base salary, annual cash incentive awards under our Bonus Plan, equity awards and certain other benefits (discussed in greater detail below under “Executive Compensation Components and Decisions”). We use a combination of these pay elements to provide a competitive total compensation package to our executives. We do not specify a target percentage of the overall compensation to be represented by the various compensation elements. However, our Compensation Committee’s intention is that a significant percentage of each NEO’s total compensation package should be “at risk” in the form of performance-based cash incentive compensation and long-term equity compensation. Our Compensation Committee believes that having a significant portion of our executives’ compensation package be “at risk” has contributed to cultivating a culture in which our NEOs aggressively pursue our corporate performance goals as they know that their take home pay, to a large extent, depends upon our corporate performance and, to some extent, their contribution to that performance. At the same time, a significant portion of the “at risk” compensation is in the form of long-term equity incentives, which is designed to mitigate any risk that our executives will pursue short-term outcomes at the expense of long-term stockholder value. Employees in more senior roles have an increasing proportion of their potential compensation “at risk” and tied to performance because they are in a position to have greater influence on achieving our performance results. For example, approximately 43% of our Chief Executive Officer’s total potential 2025 cash compensation was “at risk,” and over 75% of his total 2025 compensation was “at risk”. For purposes of calculating the potential total 2025 compensation “at risk,” we included the target Bonus Plan compensation as reported in the Grants of Plan-Based Awards Table and, with respect to total compensation, the grant date fair value of each equity award granted during 2025 (other than fully-vested RSUs granted in respect of a portion of the 2024 discretionary bonus awarded to Mr. Greenman), calculated in accordance with Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation as reported in the Grants of Plan-Based Awards Table.

Role of our Chief Executive Officer in Executive Officer Compensation Decisions

Our Chief Executive Officer does not participate in setting his own compensation and is specifically excluded from any discussions or deliberations related to his compensation package. However, our Chief Executive Officer recommends proposed corporate performance goals and their relative weighting for the upcoming fiscal year to our Compensation Committee for its consideration and ultimate approval. Our Chief Executive Officer also provides input on the level of attainment of the prior year’s corporate performance goals for purposes of determining the level of achievement of our corporate performance goals. Our Chief Executive Officer also regularly provides input to our Compensation Committee during the course of the year regarding the performance of our other NEOs.

Compensation Committee Decision-Making Process

Typically, our Compensation Committee meets at least twice per year to make compensation decisions for our NEOs, with greater frequency if necessary. Our Compensation Committee also meets and confers regularly in executive session without the presence of our executive team.

From time to time, various members of our management and other employees, as well as outside advisors or consultants, may be invited by our Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The charter of our Compensation Committee grants our Compensation Committee full access to all of our books, records, facilities and personnel, as well as the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties, all at our expense. As part of its deliberations, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, and tax and accounting information.

Prior to each meeting where compensation decisions are to be made with respect to our executive officers, our Compensation Committee is provided with tally sheets that set forth our executive officers’ historical base salary and bonus information covering the past ten years, or period of actual employment if shorter, as well as each executive officer’s: (1) equity grant history; (2) vested and unvested potential gain on equity awards using projected stock prices at various points in time in the future; and (3) in some years, stock option exercise history, in each case during such ten year period, or any shorter period of actual employment. In 2025, the tally sheets were reviewed for the purposes of a subjective evaluation as to whether 2025 compensation levels were appropriate in light of the compensation levels in effect for prior years and whether each executive officer’s compensation was generally reflective of his or her level of experience and responsibilities.

In determining 2025 compensation for our NEOs, our Compensation Committee considered the recommendations of our Chief Executive Officer with respect to the compensation of our other NEOs as stated above under the heading “Role of the Chief Executive Officer in Executive Officer Compensation Decisions,” as well as each NEO’s individual performance during the preceding year and the reports and market data analysis described below under the heading “Use of Peer Group and Survey Data.”

Our Compensation Committee approves the compensation packages for all executive officers, including the allocation of base salary, short-term performance-based cash incentive compensation and long-term equity incentive compensation, and the applicable target award levels as a percentage of base salary related to the short-term performance-based cash incentive compensation. Historically, our Compensation Committee has made its most significant adjustments to annual base compensation, determined cash and equity awards and established new performance objectives at one or more meetings held during the first and fourth quarters of the year. Generally, adjustments to the base salary of our executive officers are determined by our Compensation Committee in February of each year, with the adjustments becoming effective March 1st. As discussed more fully below, annual short-term performance-based cash awards are generally paid in the first quarter of the year following the year in which performance is achieved, although they may be paid later if so determined by the Compensation Committee.

Our Compensation Committee generally awards annual equity awards in the first quarter of each year concurrent with the determination of cash compensation. While in the past we granted option awards as part of our long-term incentive compensation, currently our long-term incentive compensation is (and in 2025 it was) comprised entirely of RSUs and PRSUs and does not (and did not in 2025) include options. The timing of our annual equity awards was selected so our Compensation Committee could review concurrently all components of executive compensation (base salary, Bonus Plan targets and corporate performance goal attainment levels and long-term equity incentive awards) and make compensation determinations based upon the totality of the annual compensation package for each executive. Our general policy is to grant equity awards on fixed dates determined in advance, although there are occasions when grants are made on other dates. We do not, and during 2025 we did not, purposely accelerate or delay the public release of material information in consideration of any pending equity award grant, or otherwise time the disclosure of material nonpublic information, for the purpose of affecting the value of executive compensation. Other than equity award grants to new hires, and except as previously described, equity award grants to executive officers are generally approved once a year (typically in the first quarter of the year) unless an executive officer is promoted, in which case a grant will normally be made at the time of such promotion, or, in rare circumstances, for recognition of outstanding performance or for retention purposes. All required approvals are obtained in advance of or on the actual grant date.

Generally, the Compensation Committee’s process for determining Bonus Plan award opportunities involves two related elements: the determination of target award levels and the establishment of corporate performance goals for the current year. Mr. Greenman’s target level for his short-term performance-based cash incentive compensation is determined by the Compensation Committee in consultation with the Compensation Committee’s compensation consultant. For the remaining NEOs, the applicable target level of base salary for the short-term incentive cash compensation award is recommended by the Chief Executive Officer. The Chief Executive Officer’s recommendations are reviewed by the Compensation Committee, and the Compensation Committee either approves the bonus target levels as recommended or may modify the target levels of Bonus Plan awards after considering the peer group data provided by the Compensation Committee’s compensation consultant. Bonus Plan compensation, combined with annual equity compensation, has historically resulted in more than 50% of our NEOs’ total potential compensation being “at risk.”

At or prior to the beginning of each year, the corporate performance goals are reviewed and approved by the Compensation Committee and the full Board. Typically, each of our NEO’s short-term incentive cash compensation package is tied to our corporate performance in that corporate performance determines the amount by which the bonus pool is funded, with the Compensation Committee considering each NEO’s individual contribution towards the achievement of our corporate performance goals for the performance year before approving actual individual bonus payouts.

Shortly after the end of each year, our Compensation Committee meets with our Chief Executive Officer to discuss and evaluate each of the corporate performance goals for the preceding year, whether such goals were attained and, if so, at what level. Our Compensation Committee also reviews with our Chief Executive Officer the individual performance of each of our NEOs, other than our Chief Executive Officer, and each individual’s contribution towards the achievement of our corporate performance goals. Our Compensation Committee then meets in executive session without the presence of our Chief Executive Officer to review and evaluate our Chief Executive Officer’s performance for the preceding year.

Although compensation packages are reviewed on an annual basis, generally in the first quarter, our Chief Executive Officer and Compensation Committee regularly discuss the performance of our executive officers throughout the year. Our Compensation Committee considers this ongoing feedback along with its annual review of all the NEOs’ individual performance when determining the appropriate levels of base salary and long-term equity incentive compensation awards for the following year. Throughout the year, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation.

Role of Compensation Consultant

Our Compensation Committee has engaged Alpine as its compensation consultant since October 2022. Alpine is an independent consulting firm that specializes in executive compensation consulting. With respect to compensation decisions for 2025, Alpine generally provided analysis and recommendations to the Compensation Committee regarding:

• trends and emerging topics with respect to executive compensation;

• peer group selection;

• compensation practices of our peer group;

• compensation programs for executives and broad-based employees; and

• stock utilization and other metrics.

As previously discussed, our Compensation Committee regularly meets in executive session to discuss executive compensation issues. Alpine may be asked to participate in, and has in the past attended, meetings of our Compensation Committee. Alpine reports directly to our Compensation Committee rather than to management, although it has in the past met with management for purposes of gathering information for its analyses and recommendations and may continue to do so in the future.

Use of Peer Group and Survey Data

Our Compensation Committee regularly considers the appropriate pay scales for our NEOs and, as part of that process, considers compensation levels provided by comparable, or peer, companies to persons performing duties of similar scope and complexity as a reference point when making compensation-related decisions in order to ensure that total compensation is competitive with compensation paid within the industry and is appropriate given the executive’s level of responsibilities. Our Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions, but our Compensation Committee recognizes that consideration of such comparative data alone is an imperfect tool for establishing competitive compensation packages as the job responsibilities of persons with similar titles may vary significantly from company to company, and a person’s title is not necessarily descriptive of a person’s duties.

As part of its engagement with Alpine, our Compensation Committee requested that Alpine assist with updating the peer group we used for purposes of assisting our Compensation Committee in setting executive compensation levels for 2025. As a result, our Compensation Committee, working closely with Alpine, ultimately selected a peer group consisting of 20 companies based on the following selection criteria:

• U.S.-based companies where we compete for talent in both the biotech as well as medical device/healthcare supplies sectors;

• companies with annual revenue between $75 million and $400 million, representing a multiple of approximately 0.5x to 2.5x our trailing 12-month revenue as of the time of this peer group update;

• companies in “hub” locations, to reflect the talent market; and

• companies with market capitalizations of between $100 million and $1 billion, representing a multiple of approximately 0.3x to 3.0x our trailing 30-day market capitalization as of the time of this peer group update.

In applying these revised peer group selection criteria, our Compensation Committee approved removing from our 2025 peer group ADMA Biologics, Inc. and Coherus BioSciences, Inc, primarily based on their market capitalization falling outside the criteria described above. In addition, Invitae Corporation, which was included in our 2024 peer group, was acquired by Labcorp in August 2024 and was, accordingly, removed from our 2025 peer group. Our Compensation Committee approved adding the following five companies to the peer group based generally on the selection criteria described above: Akebia Therapeutics, Inc., Ardelyx, Inc., Dynavax Technologies Corp, Heron Therapeutics, Inc. and Innoviva, Inc. Thus, the following 20 peer group companies were selected by our Compensation Committee for use in setting executive compensation levels for 2025, which we refer to as the 2025 peers:

Akebia Therapeutics [Nasdaq: AKBA]	Innoviva, Inc. [Nasdaq: INVA]
AngioDynamics, Inc. [Nasdaq: ANGO]	Karyopharm Therapeutics Inc. [Nasdaq: KPTI]
Anika Therapeutics [Nasdaq: ANIK]	MacroGenics, Inc. [Nasdaq: MGNX]
Ardelyx, Inc. [Nasdaq: ARDX]	MannKind Corporation [Nasdaq: MNKD]
BioLife Solutions, Inc. [Nasdaq: BLFS]	Mirum Pharmaceuticals, Inc. [Nasdaq: MIRM]
CareDX, Inc. [Nasdaq: CDNA]	OmniAb, Inc. [Nasdaq: OABI]
Codexis, Inc. [Nasdaq: CDXS]	OraSure Technologies, Inc. [Nasdaq: OSUR]
Collegium Pharmaceutical, Inc. [Nasdaq: COLL]	Rigel Pharmaceuticals, Inc. [Nasdaq: RIGL]
Dynavax Technologies Corp [Nasdaq: DVAX]	Travere Therapeutics, Inc. [Nasdaq: TVTX]
Heron Therapeutics, Inc. [Nasdaq: HRTX]	Vanda Pharmaceuticals, Inc. [Nasdaq: VNDA]

Alpine analyzed the most recent compensation practices of the revised peer group in order to assist our Compensation Committee in determining appropriate 2025 NEO compensation levels. Alpine prepared an extensive analysis of the compensation practices of the 20 peer companies as reported in their proxy statements for the prior fiscal year, and provided additional analysis based on the compensation practices of biotechnology/pharmaceutical and medical device companies with revenue between $50 million and $500 million, a subset of what is included in the 2024 Radford Global Compensation Survey, which was provided to Alpine by us. Our Compensation Committee used this survey data to determine market trends, to verify that the peer group data for NEO compensation is consistent with overall compensation trends, and to set compensation levels for our non-executive employees. Alpine delivered its report to our Compensation Committee in February 2025, and also included anticipated 2025 compensation trends in its analysis.

Our Compensation Committee referenced the cash and equity compensation components analyzed in Alpine’s report, combined with its review of each executive officer’s past individual performance, level of responsibility and anticipated future contributions to us, in setting executive base salary, target bonus and long-term equity compensation awards for 2025.

2025 Executive Compensation Components and Decisions

2025 Executive Compensation Summary

The following table summarizes our approved 2025 base salaries, target annual incentive bonuses and annual equity awards for our NEOs:

Name	Annual Base Salary	Incentive Bonus Target	Number of Time-Based RSU Shares Awarded(1)	Number of Performance-Based RSU Shares Awarded (Target)
William M. Greenman	$800,000	75%	975,000	325,000
Kevin D. Green	$512,524	50%	392,500	127,500
Vivek Jayaraman	$570,338	55%	545,000	175,000
Richard Benjamin	$512,799	45%	300,000	100,000
Chrystal Jensen	$491,956	45%	385,000	125,000

(1) Does not include 165,752, 80,540, 90,486, 66,565, and 69,577 fully-vested RSUs received by Messrs. Greenman, Green, and Jayaraman, Dr. Benjamin, and Ms. Jensen, respectively, in March 2025 in payment of a portion of their discretionary bonuses earned for their performance in 2024.

2025 Base Salary

The purpose of base salary is to provide a level of fixed compensation to our NEOs in order to attract and retain executive officers with the qualifications desired for the particular position. For 2025, our Compensation Committee’s aim, in line with our general philosophy to set target compensation levels that are competitive while maintaining a reasonable cost structure, was to initially review base salaries by referencing the 50th percentile of the compensation paid to similarly situated executive officers employed by the peer group companies for target level performance, and then making non-formulaic, subjective adjustments from the 50th percentile to reflect the executive officer’s level of experience, actual responsibilities and importance to the strategic goals of the Company. Each year, we generally tend to make modest increases in base salary for executive officers, except where an individual’s base salary is found to be significantly below market when compared to the selected peer group, in which case a larger increase may be warranted, or significantly above market when compared to the selected peer group, in which case a smaller increase may be warranted. Our Compensation Committee reviews base salary annually and considers adjusting base salaries to reflect market trends provided by Alpine. These guidelines are used throughout our Company in determining appropriate base salary increases for all of our employees. In February 2025, our Compensation Committee approved 2025 base salaries at the same time it approved 2025 bonus targets and equity awards for our executive officers. In an effort to conserve cash, our Compensation Committee did not approve any salary increases for our NEOs in 2024. In recognition of this, the 4% merit increases to base salary for our NEOs recommended by Alpine were slightly above the trends in base salary increases Alpine provided (which for 2024 was 2 % to 3% year-over-year). In addition, in recognition of their performance in 2024, our Compensation Committee approved slightly greater increases for Mr. Green and Ms. Jensen. Specifically, our Compensation Committee determined that the increased amounts were appropriate with respect to Mr. Green, in light of his oversight of our operating budget, which resulted in our exceeding the Adjusted EBITDA break-even goal, and, with respect to Ms. Jensen, in respect of her oversight of the successful settlement of a dispute with a supplier and the closure of the U.S. Department of Justice Antitrust Division’s investigation without initiation of any claim against the Company relating to the matters investigated.

Named Executive Officer	2024 Base Salary ($)	Percentage Increase for 2025	2025 Base Salary ($)	Pay Relative to Peer Group After Increase (approx.)
William M. Greenman	$770,000	3.9%	$800,000	>75th percentile
Kevin D. Green	$488,119	5%	$512,524	>75th percentile
Vivek Jayaraman	$548,402	4%	$570,338	50th—75th percentile
Richard Benjamin	$493,076	4%	$512,799	25th—50th percentile
Chrystal Jensen	$468,530	5%	$491,956	50th—75th percentile

2025 Annual Bonuses

Typically, we provide short-term performance-based incentive compensation to our NEOs under the Bonus Plan. Each NEO’s cash incentive compensation is contingent upon our performance and his or her individual contribution towards our corporate performance.

The Bonus Plan is funded based upon the achievement of corporate performance objectives that are specified at the beginning of the performance period. However, when determining payouts under the Bonus Plan, our Compensation Committee may take into account significant corporate events and other significant accomplishments that were not contemplated at the beginning of the performance period in determining the extent to which the goals were satisfied. Likewise, our Compensation Committee may modify or otherwise change the corporate performance objectives during the applicable calendar year to take into account circumstances then existing; however, no modifications were made for our Bonus Plan for 2025. In determining the actual individual Bonus Plan payouts, our Compensation Committee may also exercise its discretion to increase or reduce the bonuses actually paid under the Bonus Plan above or below the level of attainment of our corporate performance objectives used to determine the funding of the Bonus Plan. However, in no event can aggregate payments under the Bonus Plan exceed the amount by which the Bonus Plan is funded. Per the Bonus Plan, the bonus pool is funded based upon the product of (a) the participants’ bonus target percentage multiplied by their bonus year base pay and (b) the final payout rate calculated based upon achievement of the pre-specified goals.

In light of the executive leadership team’s agreement to forego any bonus opportunity under our Bonus Plan in 2024, our Compensation Committee did not make any adjustments to our NEOs’ target bonuses in 2024. At the beginning of 2025, our Compensation Committee, with input from our Chief Executive Officer (except with respect to his own target bonus percentage), determined to maintain the target bonus percentages that were in effect for 2023 for each of our NEOs other than Mr. Greenman. With respect to Mr. Greenman, our Compensation Committee determined to increase his target bonus percentage from 70% of his base salary to 75% of his base salary to align his target bonus with the market 50th percentile. The factors our Compensation Committee evaluated in determining the level of achievement of the corporate performance goals and the payouts under the Bonus Plan are described below. Our Compensation Committee believed these factors were the best indicators of the achievement of the execution of our operating plan and were the factors that were the most critical to increasing the value of our common stock. These factors, therefore, were believed to best align the financial interests of our NEOs with those of our stockholders.

Named Executive Officer	2025 Target Bonus (%)	2025 Target Bonus ($)	Target Bonus (%) Relative to Peer Group (approx.)
William M. Greenman	75%	$600,000	50th percentile
Kevin D. Green	50%	$256,262	50th percentile
Vivek Jayaraman	55%	$313,686	>50th percentile
Richard Benjamin	45%	$230,760	<50th percentile
Chrystal Jensen	45%	$221,380	50th percentile

The performance goals were split between quantitative, qualitative and strategic goals and accounted for 70%, 25% and 5%, respectively, of total performance goals established under our Bonus Plan for 2025. In February 2026, our Compensation Committee determined a final achievement rate of 123.75% with respect to these performance goals for 2025 based on the level of achievement of the following objectives which were established in the first quarter of 2025.

2025 Quantitative Goals

Goal	Goal Weighting	Threshold (50%)	Target (100%)	Stretch (150%)	Achievement
2025 product revenue	40.00%	$194M	$200M	$206M	$206.1M	60.00%
2025 Non-GAAP Adjusted EBITDA(1)	25.00%	—	Full Year Break-Even(2)	—	$9.5M	25.00%
Gross Margin	5.00%	53%	54%	55%	54.5%	6.25%
Total	70.00%					91.25%
(1)
Non-GAAP Adjusted EBITDA is defined as net loss attributable to Cerus Corporation as reported on the consolidated statement of operations, as adjusted to exclude, as applicable for the reporting period or periods presented, (i) net loss attributable to noncontrolling interest, (ii) provision for income taxes, (iii) foreign exchange (loss)/gain, (iv) interest income (expense), (v) other income (expense), net, (vi) depreciation and amortization, (vii) share-based compensation, (viii) goodwill and asset impairments, (ix) costs associated with our noncontrolling interest in our joint venture in China, (x) revenue and direct costs associated with our government contracts and (xi) restructuring charges.
(2)
“Break-Even” means non-GAAP Adjusted EBITDA of $0 or above.

Our Compensation Committee selected product revenue, non-GAAP Adjusted EBITDA and gross margin because these metrics are used by management to assess our financial performance and used by investors to assess our business. Our Compensation Committee set these performance goals based on our internal forecast at the time at levels it believed were rigorous and challenging and that would require significant effort and achievement by our executive officers to be attained.

2025 Qualitative Goals

The qualitative corporate performance goals for 2025 were eligible to result in a 0.5x payout for minimum performance, up to 1.5x payout in the event of exceptional achievement, in each case as determined by our Compensation Committee. For 2025, our Compensation Committee approved the following qualitative corporate performance goals and determined their relative levels of achievement as noted next to each goal below:

Goal	Goal Weighting	Achievement
LED Illuminator launch in EMEA and U.S. premarket approval (PMA)	7.50%	10.00%
Red Cell Program progress	10.00%	10.00%
Supply chain goals	7.50%	7.50%
Total	25.00%	27.50%

With respect to the LED Illuminator goals, our Compensation Committee determined that we exceeded the goal at 1.33x because we delivered against our launch targets for the full year after receiving a CE Certificate of Conformity for the illuminators in the first half of the year, which was earlier than anticipated, and successfully completed a study to support our PMA submission to the FDA. With respect to the Red Cell Program progress goal, our Compensation Committee determined that we fully met the goal at 1.0x because we resubmitted our MDR application in the first half of 2025 and, despite some setbacks, were able to successfully navigate complexities with our Competent Authority, completed enrollment in the RedeS study, and delivered against aggressive timelines for the development and configuration of a dosing device prototype. Our Compensation Committee also determined that we fully met the supply chain goals at 1.0x achievement by driving our manufacturing strategy to conclusion and accelerating our computer aided design program ahead of plan.

2025 Strategic Goals

Other corporate strategic goals accounted for 5% of the potential payout under the Bonus Plan in 2025. Our Compensation Committee set out strategic initiatives at the beginning of 2025 that our Compensation Committee felt would advance our opportunities and growth. These areas related to progress in China, portfolio expansion, the transition of our IFC business model to kits, and supply self-sufficiency. Our Compensation Committee determined that, notwithstanding delays in the submissions to the National Medical Products Administration in China and FIOCRUZ in Brazil, we met our strategic goals as a result of the execution of our plans in Germany, our successful transition to a kit model for IFC, and achievement of supply self-sufficiency, resulting in a 5% payout for 2025 from the strategic goals component.

Calculation of 2025 Bonus Plan Payouts

Based on the above results, the bonus pool was funded at 123.75%, however the Compensation Committee determined that it would allocate the pool based on a standard full achievement of 120%, with the remaining 3.75% of the bonus pool being allocated based on exceptional performance after considering each individual’s contributions toward achievement of our corporate performance score.

Named Executive Officer	2025 Target Bonus ($)	Bonus Achievement (%)	2025 Actual Bonus ($)
William M. Greenman	$600,000	126%	$756,000
Kevin D. Green	$256,262	126%	$322,890
Vivek Jayaraman	$313,686	126%	$395,244
Richard Benjamin	$230,760	120%	$276,911
Chrystal Jensen	$221,380	120%	$265,656

2025 Long-Term Incentive Compensation

Our Compensation Committee believes that long-term incentive compensation is an effective means for incentivizing our executive officers, including our NEOs, to increase stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates our executive officers to remain employed with us. Our equity award grant practices are designed to reflect a balance between:

• our desire to motivate, reward, and retain executive talent;

• effectively managing the dilution of stockholders’ interests and the available share reserve under our equity plan; and

• aligning the long-term interests of our executive officers with those of our stockholders.

We historically delivered a significant portion of equity awards in the form of stock options, first introducing time-based RSUs in 2016 and further introducing PRSUs more recently beginning in 2021. In 2023, we shifted to a mix of solely time-based RSU awards and PRSU awards, which mix we retained in 2024 and 2025. Our Compensation Committee eliminated options in 2023 because it believed that the mix of RSUs and PRSUs would serve as a more effective tool to motivate and retain our executives, while managing our dilution and the available share reserve under our equity plan and aligning our executives’ interests with those of our stockholders. In 2025, the portion of the annual equity award granted in the form of RSUs was 75% and the portion of the annual equity award granted in the form of PRSUs was 25%. The Compensation Committee increased the proportion of the award granted in the form of RSUs from 60% to 75% in 2025 on the recommendation of Alpine to enhance retention. In order to make our annual long-term equity incentive awards within the available share reserve we have had to make lower than benchmarked awards in each of the last four years. Below, we summarize each type of award and why our Compensation Committee decided to grant each to our NEOs in 2025. In addition, we provide the details of each NEO’s 2025 equity awards.

Time-Based RSUs

Our Compensation Committee believes time-based RSU align our executive officers’ interests with those of our stockholders while minimizing the incentive for inappropriate short-term risk taking at the expense of realizing long-term value. Time-based RSU awards also generally cover fewer shares than stock options that we would otherwise grant to deliver a similar value to an executive officer, thereby resulting in less dilution to our stockholders. Additionally, our time-based RSU awards vest over a period of years during the executive’s continued service with us and deliver value directly dependent on our stock price, thereby providing a stable source of retentive value.

Performance-Based RSUs

Our Compensation Committee determined, based on advice from its compensation consultant, and feedback garnered from stockholder outreach, that continued use of PRSU awards in our mix of long-term equity incentives would strike a healthy balance between rewarding our executives, including our NEOs, for the return provided to the Company while also ensuring a critical link to stockholder returns. Accordingly, for 2025, we granted PRSU awards that vest based on achievement of a robust revenue goal. Our Compensation Committee believes that our PRSU awards further align the long-term interests of our executive officers with those of our stockholders and establish a direct link between our financial performance and the compensation of our executive officers while also helping us manage dilution to existing stockholders.

2025 Equity Awards

In February 2025, our Compensation Committee approved annual equity award grants to our NEOs. The 2025 grant determinations referenced the 50th percentile of the peer group for these equity awards to provide sufficient motivation and retention and to continue to ensure a significant portion of our NEOs’ compensation is “at risk” and aligned with the interests of our stockholders. However, as in 2023 and 2024, to make our annual long-term equity incentive awards within the constraints of our available share reserve under our equity plan, our Compensation Committee utilized a premium to the current trading price of our common stock to determine the resulting number of shares for each grant, which resulted in fewer shares being awarded and therefore reduced the dilutive impact of the awards. The ultimate grant date value of the awards, as reflected in our Summary Compensation Table and Grants of Plan-Based Awards Table, to each of our NEOs was below the 50th percentile of the peer group data.

As discussed above, Our Compensation Committee determined that approximately 75% of the annual equity awards would be granted in the form of time-based RSU awards and approximately 25% would be granted in the form of PRSU awards.

The equity awards granted to our NEOs in 2025 and the resulting grant date values, compared to our peer group data as reviewed by our Compensation Committee in February 2025, were as follows:

Named Executive Officer	Time-Based RSU Shares(1)	PRSU Shares (Target)	Aggregate Grant Date Fair Value (RSU + PRSU)(1)(2)	Aggregate Grant Date Value Relative to Peer Group
William M. Greenman	975,000	325,000	$2,242,585	<50th percentile
Kevin D. Green	392,500	127,500	$918,826	<50th percentile
Vivek Jayaraman	545,000	175,000	$1,240,044	<50th percentile
Richard Benjamin	300,000	100,000	$713,844	<50th percentile
Chrystal Jensen	385,000	125,000	$886,753	<50th percentile
(1)
Does not include 165,752, 80,540, 90,486, 66,565, and 69,577 fully-vested RSUs received by Messrs. Greenman, Green, and Jayaraman, Dr. Benjamin, and Ms. Jensen, respectively, in March 2025 in payment of a portion of their discretionary bonuses earned for their performance in 2024.
(2)
Reflects the aggregate grant date fair value of the time-based RSUs and PRSUs granted as part of the 2025 annual long-term incentive awards as reported in our Summary Compensation Table and Grants of Plan-Based Awards Table in accordance with applicable accounting standards and SEC rules. Does not include the grant date fair value of the fully-vested RSUs received by Messrs. Greenman, Green, and Jayaraman, Dr. Benjamin, and Ms. Jensen in March 2025 in payment of a portion of their discretionary bonuses earned for their performance in 2024 and reported in our Summary Compensation Table and Grants of Plan-Based Awards table as 2025 compensation in accordance with SEC rules.

RSUs granted in 2025 were granted under the 2024 Plan. These RSUs vest as to 34% on the first anniversary of the vesting commencement date and 66% of these RSUs vest on the second anniversary of the vesting commencement date, in each case subject to continued service with us on the applicable vesting date. Our Compensation Committee, on the recommendation of Alpine, determined to approve this two-year vesting schedule to deliver more value per tranche in light of the fact that the then-current value of our NEOs’ unvested equity awards was significantly less than that of a market new hire award given our then-current stock price. The PRSUs vest, subject to continued service with us, upon the achievement of certain performance-based vesting conditions, including a revenue goal, during the performance period from March 1, 2025 through December 31, 2027. The specific revenue goal set by our

Compensation Committee is not being disclosed at this time as it represents confidential financial information, the disclosure of which would result in competitive harm to the Company. In accordance with our compensation objective of providing long-term incentive opportunities that continue to correlate employee contributions and rewards with stockholder value creation, our Compensation Committee set a goal that they determined at the time they set it to be challenging but reasonably achievable.

PRSUs Granted in 2023

As discussed above under “2025 Long-Term Incentive Compensation,” in 2021 we began granting PRSUs to our executive officers as part of their annual equity grants. The vesting of the PRSUs granted in 2023 (the 2023 PRSUs) was based on two equally weighted performance metrics: 12-month product revenue for fiscal years ending during the performance period from March 1, 2023 to December 31, 2025 (the “product revenue goal”) and completion of enrollment in the RedeS study between March 1, 2023 and June 30, 2026 (the “development goal”).

The 2023 product revenue goal PRSUs were eligible to vest based on our achievement of 12-month product revenue, as reflected in the Company’s audited financial statements for the fiscal year ended December 31, 2025, in the amounts set forth in the table below.

Product Revenue Goal Achievement	Resulting Vesting as a Percentage of Target PRSUs
<$180 million	0%
$180 million (Threshold)	90% (Threshold)
$205 million (Target)	100% (Target)
$230 million (Stretch)	110% (Stretch)

If our highest level of performance in the fiscal years ended December 31, 2025 had fallen between any two levels in the table above, the payout percentage would have been interpolated linearly, rounded up to the nearest percentage point, between the two levels.

Our product revenue for the fiscal year ended December 31, 2025 was $206.1 million, which was between the target and stretch product revenue goals established for the 2023 PRSUs. Accordingly, the number of product revenue goal PRSUs granted to our NEOs in 2023 that vested represented 100.4% of the target number of such PRSUs, as set forth in the table below.

Named Executive Officer	Target Product Revenue Goal PRSUs (#)	Product Revenue Goal Achievement (%)	Resulting Vesting of PRSUs (#)
William M. Greenman	192,500	100.4%	193,270
Kevin D. Green	63,600	100.4%	63,854
Vivek Jayaraman	80,000	100.4%	80,320
Richard Benjamin	55,000	100.4%	55,220
Chrystal Jensen	55,000	100.4%	55,220

The 2023 development goal PRSUs were eligible to vest based on our achievement the development goal by the dates set forth below, as determined by our Compensation Committee.

Development Goal Achievement Date	Resulting Vesting as a Percentage of Target PRSUs
Later than 6/30/2026	0%
Between 1/1/2026 and 6/30/2026 (Threshold)	90% (Threshold)
Between 7/1/2025 and 12/31/2025 (Target)	100% (Target)
On or before 6/30/2025 (Stretch)	110% (Stretch)

Because we completed enrollment in the RedeS study in the second half of 2025, we expect the Compensation Committee to certify our achievement of the development goal shortly after June 30, 2026. Accordingly, the number of development goal PRSUs granted to our NEOs in 2023 that we expect to vest represents 100% of the target number of such PRSUs, as set forth in the table below.

Named Executive Officer	Target Development Goal PRSUs (#)	Development Goal Achievement (%)	Resulting Vesting of PRSUs (#)
William M. Greenman	192,500	100.0%	192,500
Kevin D. Green	63,600	100.0%	63,600
Vivek Jayaraman	80,000	100.0%	80,000
Richard Benjamin	55,000	100.0%	55,000
Chrystal Jensen	55,000	100.0%	55,000

Employment Agreements

From time to time, we have provided an offer letter agreement in connection with an executive officer’s commencement of employment, which describes such executive officer’s initial terms of employment, and we have in other situations provided similar letter agreements to our executive officers based on changed circumstances, including promotions. As described under the heading “Severance and Change of Control Agreements” below, the letter agreements for Messrs. Greenman and Green also provide for change of control and/or severance benefits.

Change of Control and Severance Benefits

During 2025, Mr. Green, Mr. Jayaraman, Dr. Benjamin and Ms. Jensen were each participants in our change of control severance plan, referred to elsewhere as the Severance Plan, and we have a letter agreement with Mr. Greenman, in each case providing for certain change of control-related severance benefits. For more information regarding our change of control related severance benefits, please see the section below entitled “Severance and Change of Control Agreements.” The Compensation Committee believes that these change of control related severance benefits are an important element of our executive compensation and retention program, which has particular importance in the context of a change of control. Change of control benefits under Mr. Greenman’s letter agreement and the Severance Plan, including stock award vesting acceleration, are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with the change of control in order for the change of control benefits to become due. The Compensation Committee believes that the events triggering payment, comprising both a change of control and an involuntary termination, and then only when there is no misconduct by the officer, are appropriate hurdles for the ensuing rewards. It is the Compensation Committee’s belief that providing change of control benefits should eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of our stockholders.

Under individual letter agreements, during 2025, Mr. Greenman and Mr. Green were also eligible for certain severance benefits in the event of an involuntary termination without cause not dependent on a change of control, including continued payment of salary and healthcare benefits and full equity award acceleration, in exchange for a general release of claims. Our Board and Compensation Committee believe that the non-change of control related severance benefits provided to our NEOs are an important element of their retention and motivation and are consistent with compensation arrangements provided in a competitive market for executive talent. It is further believed that the benefits of such severance arrangements, including generally requiring a release of claims against us as a condition to receiving the severance benefits, are in the best interests of the company.

In addition, as described below under “―Executive Compensation Actions Taken in 2026,” in April 2026, the Board, upon the recommendation of the Compensation Committee, approved a new severance plan and Mr. Jayaraman, Mr. Green, Dr. Benjamin and Ms. Jensen became eligible for the change of control and severance benefits thereunder.

Nonqualified Deferred Compensation Plan

In May 2020, we adopted the Cerus Corporation Nonqualified Deferred Compensation Plan, or the DC Plan. The DC Plan is a nonqualified deferred compensation plan under which eligible participants may elect to defer the receipt of current compensation. Eligible participants include a select group of management or highly compensated employees of the Company, which currently includes employees with the title of Vice President or higher. Pursuant to the DC Plan, each participant may elect to defer up to twenty percent (20%) of his or her base salary and one hundred percent (100%) of his or her bonus payments. Participants are fully vested in their elective deferrals. In addition to elective deferrals, the DC Plan permits the Company to make discretionary contributions to participant accounts, which vest in equal annual installments over the participant’s first five years of service.

The DC Plan is an unfunded arrangement intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended, and to comply with Section 409A. The obligations of the Company under the DC Plan are general unsecured obligations of the Company to pay deferred compensation in the future to eligible participants in accordance with the terms of the DC Plan from the general assets of the Company, although the Company may establish a trust to hold amounts which the Company may use to satisfy DC Plan distributions from time to time. To date, the Company has elected to purchase Company-owned life insurance contracts on certain employees in order to fund the DC Plan. The insurance serves as an investment source for the funds being set aside. Participants are permitted to select the mutual funds in which their compensation deferrals are deemed to be invested as a component of the insurance contracts and are permitted to change their investment selections as frequently as they see fit.

Payments will be distributed in connection with either the participant’s separation of service, the participant’s disability, the participant’s death, an unforeseeable emergency, or a specified distribution date or dates. The Company will require a six-month delay in the payment of DC Plan benefits if the participant is a “specified employee” within the meaning of Section 409A at the time of such participant’s separation from service.

Other Benefits

We provide our executive officers with other benefits that we believe are reasonable and consistent with, or less than, what our peer group offers its executive officers and that help us to attract and retain high quality executives. The Compensation Committee periodically reviews the levels of benefits provided to our executive officers to ensure they remain reasonable and consistent with our compensation philosophy.

Our NEOs are eligible to participate in all of our employee benefit plans, such as our 401(k) Profit Sharing Plan, or the 401(k) Plan, medical, dental, vision coverage, short-term disability, long-term disability, group life insurance, cafeteria plan, and the Amended and Restated Employee Stock Purchase Plan, in each case on the same basis as our other employees. Participation in the DC Plan is open to all employees at the Vice President level or above. We do not currently offer pension or other retirement benefits for our NEOs other than the 401(k) Plan.

The 401(k) Plan enables eligible employees to save for retirement. As well as retirement benefits, the 401(k) Plan provides certain benefits in the event of death, disability, or other termination of employment. The 401(k) Plan is for the exclusive benefit of eligible employees and their beneficiaries. The 401(k) Plan allows employees to shelter a percentage of their income from taxes and choose from a number of investment funds while saving for retirement. All employees who are not residents of Puerto Rico, covered by a collective bargaining agreement for which retirement benefits have been the subject of good faith negotiations, a leased employee or a nonresident alien with no income from a U.S. source are eligible to participate in the 401(k) Plan on the first day of the month following their date of hire. Enrollments are effective and contributions can begin on the first day of the month after hire. The 401(k) Plan has a rollover feature and also allows for borrowing against the balance in the account. Employees can make pre-tax dollar contributions of up to 60% of their eligible pay up to a maximum cap established by the IRS unless their participation level is limited by IRS non-discrimination testing requirements. Beginning in 2019, we began matching contributions made to the plan by our eligible employees, including executive officers. We match 50% of employee contributions up to 6%, with a maximum matching employer contribution of $5,000 per calendar year per person. All matching employer contributions are fully vested when made.

A variety of investment funds are available and money can be allocated among them as employees wish, in any percentage increments. Deferral amount elections may be made and/or changed on a monthly basis. With some limitations, employees may change their investment choices daily.

CEO Stock Ownership Guidelines

Our Board believes that our Chief Executive Officer and each director should develop a meaningful ownership interest in Cerus. Therefore, in March 2018, the Board adopted stock ownership guidelines for our Chief Executive Officer and our non-employee directors. Pursuant to these guidelines, our Chief Executive Officer is expected to own shares of our common stock having a value equal to at least three times his annual base salary. For purposes of these stock ownership guidelines, shares deemed to be owned include shares owned directly by our Chief Executive Officer or by members of our Chief Executive Officer’s immediate family residing in the same household, shares held in trust for the benefit of our Chief Executive Officer or a member of our Chief Executive Officer’s immediate family residing in the same household, up to fifty percent of the vested, “in-the-money” stock options held by our Chief Executive Officer and vested shares subject to any other outstanding equity awards or issued under any deferred compensation plan. Subject to certain extensions, our Chief Executive Officer is required to be in compliance with the stock ownership requirement by December 31st of the fifth year following the year during which he first became subject to these ownership guidelines. Our Chief Executive Officer first became subject to these guidelines during 2018, and he was in compliance as of December 31, 2025. The Board has discretion to waive the guidelines or to develop an alternative individual guideline for our Chief Executive Officer if compliance would place a severe hardship on our Chief Executive Officer.

Risk Analysis

Our Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short- and long-term goals of the Company. For example, while our Bonus Plan measures performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to consider sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Compensation Recovery Policy

In November 2023, our Board of Directors, upon recommendation from our Compensation Committee, adopted an incentive compensation recoupment policy that complies with Nasdaq’s listing standards. The policy provides that, in the event we are required to prepare an accounting restatement, we will be required to recover incentive-based compensation received by any current or former executive officer based wholly or in part upon the attainment of a financial reporting measure that was erroneously awarded during the three completed fiscal years immediately preceding the date the restatement was required. The policy applies to incentive compensation that is received by a covered officer on or after October 2, 2023.

In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.

Accounting and Tax Considerations

We account for stock-based awards exchanged for employee services in accordance with the Compensation—Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. In accordance with the topic, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense over the period during which it is earned.

Under Section 162(m), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.

Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s NEOs in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Executive Compensation Actions Taken in 2026

President and Chief Executive Officer Compensation Summary

As discussed elsewhere in this Compensation Discussion and Analysis, on March 16, 2026, we announced that Mr. Jayaraman will be appointed as our next President and Chief Executive Officer and Mr. Greenman will serve as Executive Chairman of the Board, in each case effective July 1, 2026. The following table summarizes the base salary, target annual incentive bonus and equity awards approved for Mr. Jayaraman and set forth in the offer letter agreement he entered into with us effective March 11, 2026 (the “Jayaraman Letter Agreement”). The compensation set forth in the table below will become effective July 1, 2026 in connection with Mr. Jayaraman appointment as our President and Chief Executive Officer:

Annual Base Salary	Cash Incentive Bonus Target(1)	Promotion Award – Time-Based RSU Portion(2)(3)	Promotion Award – Performance-Based RSU Portion (Target)(3)(4)	Achievement Award (Target)(3)(5)
	Blended:
$740,000	55% of base salary earned as COO and 80% of base salary earned as President and CEO	$1,500,000	$500,000	$1,000,000
(1)
Represents 2026 target cash incentive bonus; target cash incentive bonus for 2027 and subsequent years will be up to 80% of his base salary.
(2)
Mr. Jayaraman will be eligible to receive a promotion award with an aggregate target value of $2,000,000 (the “Promotion Award”), with a grant date expected to occur on or shortly after July 1, 2026. The amount shown represents the time-based restricted stock unit portion of the Promotion Award, which will vest as to 33% of the shares subject to such award on the first anniversary of the grant date and as to the remaining 67% on the second anniversary of the grant date, subject to Mr. Jayaraman’s continued service through each applicable vesting date.
(3)
The number of shares subject to both the Promotion Award and the Achievement Award (as defined in footnote 5 below) will be determined based on the 30-day average closing price of the Company’s common stock prior to the applicable grant date; provided, however, that if such average closing price is less than $2.50 per share, the number of shares will be calculated using a price of $2.50 per share.
(4)
The amount shown represents the target value of the performance-based restricted stock unit portion of the Promotion Award, which will be subject to performance criteria consistent with those applicable to the annual performance-based restricted stock unit award granted to Mr. Jayaraman in March 2026.
(5)
Mr. Jayaraman will be eligible to receive a one-time promotional award with an aggregate target value of $1,000,000 (the “Achievement Award”), consisting entirely of performance-based restricted stock units with a performance period commencing on July 1, 2026 and ending on the third anniversary thereof, subject to achievement of certain stock price goals. Under the terms of the Achievement Award, Mr. Jayaraman cannot earn any of the performance-based restricted stock units subject to the award unless we achieve a 20-day average trading price of at least $4.00. Of the performance-based restricted stock units to be awarded, 50% of them will be earned if we achieve a 20-day average trading price of at least $4.00 and 50% will be earned if we achieve a 20-day average trading price of at least $5.50. Any performance-based restricted stock units earned are subject to an additional one-year service requirement.

In addition, pursuant to the new severance plan, as adopted by the Board in April 2026, and his individual participation agreement, Mr. Jayaraman will also be entitled to the change of control and severance benefits described under “Severance and Change of Control Agreements.”

Retention RSU Awards

In connection with Mr. Greenman’s planned retirement, in April 2026 the Compensation Committee approved special one-time retention RSU grants of 200,000 shares each to Mr. Green and Ms. Jensen (the “Retention RSU Awards”). The Compensation Committee granted these awards to help mitigate retention risk and support organizational stability and continuity during this period of leadership transition. The Retention RSU Awards cliff vest on the anniversary of the grant date, subject to continued service with us on that date.

Adoption of Severance Plan

Also in April 2026, upon the recommendation of the Compensation Committee following consultation with Alpine, its independent compensation consultant, the Board adopted a new severance plan and entered into new participation agreements with participants under that plan, which superseded all previous severance arrangements between such participants and the Company. In making its recommendation, the Compensation Committee reviewed prevailing practices, including severance benefits provided by the Company’s peer group, and determined that the revised arrangements are appropriate in light of current market levels. For more information regarding these severance benefits, please see the section below entitled “Severance and Change of Control Agreements.”

Forward-Looking Statements

Except for the historical statements contained in this Compensation Discussion and Analysis and elsewhere in the proxy statement, this Compensation Discussion and Analysis and other portions of this proxy statement contain forward-looking statements concerning our products and prospects, including statements concerning our growth initiatives and opportunities; our preparations for our next phase of growth under the leadership of Vivek Jayaraman, our Chief Operating Officer, who will become our next President and Chief Executive Officer, effective July 1, 2026; increased U.S. customer demand for the INTERCEPT Blood System attributable to the Final Guidance Document; increased international market adoption of INTERCEPT platelets and plasma; heightened awareness of the need for a safe and reliable blood supply; continued market adoption and sales growth of IFC in the U.S.; the anticipated submission of PMA applications for the INTERCEPT red blood cell system and the INT200 to the FDA, including the timing thereof; our expectations regarding the results of the RedeS study, including the timing thereof and our expectation that, if positive, they will support our chronic use assessment in our PMA application for the red blood cell system; our expectations with respect to our group purchasing agreement with BCA; our ability to contribute to safeguarding the U.S. blood supply; our expectations with respect to regulatory submissions and clinical trial results, including the timing thereof; our ESG strategies, efforts and initiatives, including their design to promote the conduct of our business in a socially, ethically, and environmentally responsible manner, and in a manner designed to comply with applicable legal requirements, the anticipated employee recruitment and retention-related benefits of our EVP for internal and external audiences, and our ability to comply with applicable legal requirements, including with respect to discrimination in the workplace; and other statements that are not historical facts. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that we may not (a) meet our 2026 annual product revenue guidance, (b) effectively continue to launch and commercialize the INTERCEPT Blood System for Cryoprecipitation, (c) grow sales globally, including in the U.S. and European markets, and/or realize expected revenue contribution resulting from the U.S. and European market agreements, (d) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since we cannot guarantee the volume or timing of commercial purchases, if any, that our U.S. customers may make under our commercial agreements with these customers, (e) effectively expand our commercialization activities into additional geographies and/or (f) realize any revenue contribution from new product offerings, including extended shelf life platelet processing sets, or our pipeline product candidates, whether due to our inability to obtain regulatory approval of our pipeline programs, or otherwise; risks associated with macroeconomic developments, including ongoing military conflicts, new or increased tariffs and escalating trade tensions and the resulting global economic and financial disruptions, and the current and potential future negative impacts to our business operations and financial results; risks associated with our lack of longer-term commercialization experience with the INTERCEPT Blood System for Cryoprecipitation and in the United States generally, and our ability to maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of our ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to the highly concentrated market for the INTERCEPT Blood System; risks related to how any future platelet additive solution (PAS) supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to our ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction, including IFC for the treatment and control of bleeding, and the INTERCEPT Blood System is safe, effective and economical; the risk that the RedeS study may take longer than Cerus expects or may not be completed at all or, if completed, may not demonstrate the safety and/or efficacy of the red blood cell system; risks related to the uncertain and time-consuming development and regulatory process, including the risks that (a) we may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT Blood System, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval(s) for the INTERCEPT Blood System, (b) any changes to the INTERCEPT platelet processing sets may require additional aging and stability data in order to satisfy regulators and maintain historical label claims; (c) additional manufacturing site Biologics License Applications necessary for us to more broadly distribute the INTERCEPT Blood System for Cryoprecipitation may not be obtained in a timely manner or at all, and (d) we may otherwise be unable to obtain the requisite regulatory approvals to advance our pipeline programs and bring them to market in a timely manner or at all, including the risks that existing clinical data may be insufficient in order to obtain a CE Certificate of Conformity and affix a CE Mark to the red blood cell system and its planned modular premarket approval, or PMA, application for the red blood cell system and/or the INT200 may not be submitted to the FDA on the timeline Cerus anticipates or at all; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; the fact that our estimated total addressable market is subject to inherent challenges and uncertainties; our reliance on third parties to market, sell, distribute and maintain our products; our ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) our supply chain could be negatively impacted as a result of the evolving impact of macroeconomic developments, including ongoing military conflicts, rising interest rates, inflation and new or increased tariffs and escalating trade tensions, (b) our manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) we may be unable to maintain our primary kit manufacturing agreement and our other supply agreements with our third party suppliers; our ability to identify and obtain additional partners to manufacture the INTERCEPT Blood System for Cryoprecipitation; risks associated with our ability to access additional funds under our credit facility and to meet our debt service obligations and our need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for us to produce, market and distribute our products; risks related to the aspirational nature of our ESG strategies, efforts and initiatives, which are not guarantees or promises that such goals, initiatives and objectives will be met; risks related to future opportunities and plans, including the uncertainty of our future capital requirements and our future revenues and other financial performance and results, as well as other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 2, 2026. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this proxy statement.

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated with respect to the compensation earned by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers at December 31, 2025. These individuals represent the Company’s NEOs.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
		($)	($)	($)(1)	($)	($)(2)	($)		($)
William M. Greenman	2025	793,750	—	2,242,585	—	756,000	2,322	(3)	3,794,657
President and	2024	770,000	110,495	2,092,800	—	—	2,322		2,975,617
Chief Executive Officer	2023	763,750	—	2,624,850	—	269,500	2,372		3,660,472
Kevin D. Green	2025	507,440	—	918,826	—	322,890	1,242	(4)	1,750,398
Chief Financial Officer	2024	488,119	53,693	725,940	—	—	1,242		1,268,994
	2023	484,208	—	854,042	—	122,030	1,292		1,461,572
Vivek Jayaraman	2025	565,768	—	1,240,044	—	395,244	3,142	(5)	2,204,198
Chief Operating Officer	2024	548,402	60,324	872,000	—	—	3,142		1,483,868
	2023	544,008	—	1,093,600	—	150,811	1,860		1,790,279
Richard Benjamin	2025	508,690	—	713,844	—	276,911	7,108	(6)	1,506,553
Chief Medical Officer	2024	493,077	44,377	588,600	—	—	3,564		1,129,618
	2023	489,126	—	738,600	—	110,942	3,614		1,342,282
Chrystal Jensen	2025	487,076	—	866,753	—	265,656	2,772	(7)	1,622,257
Chief Legal Officer, General	2024	468,530	46,384	588,600	—	—	1,242		1,104,756
Counsel and Secretary	2023	464,776	—	738,600	—	105,419	1,292		1,310,087
(1)
Amounts included in this column for 2025 represent the aggregate grant date fair value of RSU awards and PRSU awards granted in 2025 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, or Topic 718, using the assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2026. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. The PRSU awards, in order to vest, require achievement of certain performance-based vesting conditions, including a revenue goal, during a three-year performance period. The grant date fair value of these PRSU awards was determined in accordance with Topic 718 based upon the probable outcome of the performance-based vesting conditions underlying such awards. Assuming the highest level of performance is achieved, the aggregate grant date fair value of such PRSU awards would be $994,500, $390,150, $535,500, $306,000 and $382,500, for Messrs. Greenman, Green, Jayaraman and Dr. Benjamin and Ms. Jensen, respectively. These amounts do not reflect whether the NEO has actually realized or will realize a financial benefit from the awards upon the vesting of the granted stock awards, or the sale of the shares underlying such stock awards. For additional detail, see the discussion in the section entitled “2025 Long-Term Incentive Compensation” within the “Compensation Discussion and Analysis” section of this proxy statement. In addition to the aggregate grant date fair value of the 2025 annual long-term incentive awards, amounts in this column for 2025 include the equity portion of discretionary bonus paid to our NEOs for their performance in 2024. 25% of the amount of such discretionary bonuses was paid in the form of cash and 75% of the amount was paid in the form of immediately-vested RSUs, with the number of such RSUs determined by dividing 75% of the amount of the discretionary bonus by $2.00. The grant date fair values of such RSUs awarded to Messrs. Greenman, Green, and Jayaraman, Dr. Benjamin and Ms. Jensen were $253,585, $123,226, $138,444, $101,844 and $106,453, respectively.
(2)
Amounts included in this column represent the cash bonus paid under our Bonus Plan. For additional detail with respect to the amount included for 2025, see the discussion in the section entitled, “Bonus Plan for 2025” within the “Compensation Discussion and Analysis” section of this proxy statement.
(3)
Represents group-term life insurance premiums in the amount of $2,322.
(4)
Represents group-term life insurance premiums in the amount of $1,242.
(5)
Represents group-term life insurance premiums in the amount of $1,242 and a remote employee stipend of $1,900.
(6)
Represents group-term life insurance premiums in the amount of $6,858 and gym reimbursement of $250.
(7)
Represents group-term life insurance premiums in the amount of $2,322 and cell phone stipend of $450.

Alternative Summary Compensation Table

In order to conserve cash, the Compensation Committee determined to deliver 75% of the NEO discretionary bonuses for 2024 in the form of immediately-vested RSUs, which were issued to each of our NEOs in March 2025. SEC disclosure rules require us to report this 75% portion of each of our NEOs’ 2024 bonus in the “Stock Awards” column of the Summary Compensation Table for 2025, rather than in 2024. Because 75% of each of our NEOs’ 2024 discretionary bonus is included in our Summary Compensation Table as compensation for 2025, we believe that the Summary Compensation Table does not present our 2025 or 2024 compensation in the way it is viewed by our Compensation Committee and does not allow for a meaningful comparison of year-over-year changes in our executive compensation program.

The alternative summary compensation table below includes the full dollar amounts of the 2024 discretionary bonuses awarded to the NEOs for their performance in 2024 under the “Bonus” column for 2024, rather than only the cash portion of such bonus, and excludes the grant date fair value of the fully-vested RSUs that were issued to each of our NEOs in March 2025 in respect of their 2024 discretionary bonuses from the “Stock Awards” column for 2025. The Compensation Committee views the total compensation reflected in the table below as a better illustration of the compensation of our NEOs for 2025 and 2024.

The alternative summary compensation table below has been revised as described above and does not comply with SEC rules for the Summary Compensation Table. Stockholders should not view this alternative table as a substitute for the Summary Compensation Table on page 70 above and should review this alternative summary compensation table together with the Summary Compensation Table and other compensation tables contained herein that have been prepared in accordance with SEC rules.

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total Compensation	Summary Compensation Table Total
Named Executive Officer	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)
William M. Greenman	2025	$793,750	―	$1,989,000	$756,000	$2,322	$3,541,072	$3,794,657
	2024	$770,000	$441,980	$2,092,800	―	$2,322	$3,307,102	$2,975,617
Kevin D. Green	2025	$507,440	―	$795,600	$322,890	$1,242	$1,627,172	$1,750,398
	2024	$488,119	$214,772	$725,940	―	$1,242	$1,430,073	$1,268,994
Vivek Jayaraman	2025	$565,768	―	$1,101,600	$395,244	$3,142	$2,065,754	$2,204,198
	2024	$548,402	$241,297	$872,000	―	$3,142	$1,664,841	$1,483,868
Richard Benjamin	2025	$508,690	―	$612,000	$276,911	$7,108	$1,404,709	$1,506,553
	2024	$493,077	$177,508	$588,600	―	$3,564	$1,262,749	$1,129,618
Chrystal Jensen	2025	$487,076	―	$760,300	$265,656	$2,772	$1,515,804	$1,622,257
	2024	$468,530	$185,538	$588,600	―	$1,242	$1,243,910	$1,104,756

(1)
Reflects the entire dollar amount of the 2024 annual bonuses awarded to the NEOs. Of this amount, 25% was paid in cash and is included in the “Bonus” column of the Summary Compensation Table for 2024 and 75% was paid in the form of immediately-vested RSUs and is included in the “Stock Awards” column of the Summary Compensation Table for 2025. The grant date fair values of such RSUs awarded to Messrs. Greenman, Green, and Jayaraman, Dr. Benjamin and Ms. Jensen were $253,585, $123,226, $138,444, $101,844 and $106,453, respectively. The grant date fair values of such RSUs was less than 75% of the amount reported in this column because we determined the number of RSUs awarded by dividing such amount by $2.00, which was greater than the market price of our common stock on the grant date.
(2)
Amounts shown for 2025 exclude the grant date fair values of the immediately-vested RSUs granted to the NEOs in payment of a portion of their 2024 discretionary bonuses and include only the aggregate grant date fair value of the time-based RSUs and PRSUs granted to the NEOs as part of their 2025 long-term incentive awards and described under “2025 Long-Term Incentive Compensation” within the “Compensation Discussion and Analysis” section of this proxy statement. The grant date fair values of such immediately-vested RSUs awarded to Messrs. Greenman, Green, and Jayaraman, Dr. Benjamin and Ms. Jensen in payment of a portion of their 2024 discretionary bonuses were $253,585, $123,226, $138,444, $101,844 and $106,453, respectively. Amounts shown for 2024 reflect the aggregate grant date fair value of the time-based RSUs and PRSUs as reported in our Summary Compensation Table for 2024 in accordance with applicable accounting standards and SEC rules.
(3)
Reflects the cash bonus paid under our Bonus Plan in 2025. For additional detail with respect to the amount included for 2025, see the discussion in the section entitled, “Bonus Plan for 2025” within the “Compensation Discussion and Analysis” section of this proxy statement.
(4)
Reflects the amounts set forth in the “All Other Compensation” column of the Summary Compensation Table for our NEOs in 2025 and 2024.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2025

The following table summarizes grants of plan-based awards made to our NEOs in 2025.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum
				($)	($)	($)	(#)	(#)	(#)
William M. Greenman	Cash		2/13/2026	—	600,000	—
	Annual PRSU Grant	3/6/2025	2/14/2025				162,500	325,000	650,000		497,250
	Annual RSU Grant	3/6/2025	2/14/2025							975,000	1,491,750
	2024 Bonus RSU Grant(5)	3/6/2025	2/14/2025							165,752	253,585
Kevin D. Green	Cash		2/13/2026	—	256,262	—
	Annual PRSU Grant	3/6/2025	2/14/2025				63,750	127,500	255,000		195,075
	Annual RSU Grant	3/6/2025	2/14/2025							392,500	600,525
	2024 Bonus RSU Grant(5)	3/6/2025	2/14/2025							80,540	123,226
Vivek Jayaraman	Cash		2/13/2026	—	313,686	—
	Annual PRSU Grant	3/6/2025	2/14/2025				87,500	175,000	350,000		267,750
	Annual RSU Grant	3/6/2025	2/14/2025							545,000	833,850
	2024 Bonus RSU Grant(5)	3/6/2025	2/14/2025							90,486	138,444
Richard Benjamin	Cash		2/13/2026	—	230,760	—
	Annual PRSU Grant	3/6/2025	2/14/2025				50,000	100,000	200,000		153,000
	Annual RSU Grant	3/6/2025	2/14/2025							300,000	459,000
	2024 Bonus RSU Grant(5)	3/6/2025	2/14/2025							66,565	101,844
Chrystal Jensen	Cash		2/13/2026	—	221,380	—
	Annual PRSU Grant	3/6/2025	2/14/2025				62,500	125,000	250,000		191,250
	Annual RSU Grant	3/6/2025	2/14/2025							385,000	589,050
	2024 Bonus RSU Grant(5)	3/6/2025	2/14/2025							69,577	106,453
(1)
The amounts shown in the “Target” column represent 100% of the target bonus amount for each NEO under the Bonus Plan. “Target” represents 45% of the base salary in effect at the time payment is made for Ms. Jensen and Mr. Benjamin, 50 % of the base salary in effect at the time payment is made for Mr. Green, 55 % of the base salary in effect at the time payment is made for Mr. Jayaraman and 75% of the base salary in effect at the time payment is made for Mr. Greenman. Because the Compensation Committee has discretion to increase or reduce the bonuses actually paid under the Bonus Plan above or below the level of attainment of our corporate performance objectives used to determine the funding of the Bonus Plan (provided that aggregate payments under the Bonus Plan may not exceed the amount by which the Bonus Plan is funded), there is no “Threshold” or “Target” amount that may be earned by our NEOs. The actual cash bonus award payments made pursuant to our Bonus Plan are reflected in the “Summary Compensation Table” above. For a description of our Bonus Plan, please see “Bonus Plan for 2025” within the “Compensation Discussion and Analysis” section of this proxy statement.
(2)
RSUs and PRSUs were granted under the 2024 Plan. For a description of the terms of the PRSU and RSU awards granted in 2025, please see “2025 Long-Term Incentive Compensation” within the “Compensation Discussion and Analysis” section of this proxy statement.
(3)
Represents the threshold, target and maximum payouts for PRSU awards granted in 2025 under the 2024 Plan that, in order to vest, require achievement of certain performance-based vesting conditions, including a revenue goal, subject to continued service with us through the end of the performance period. For additional detail, see the discussion in the section entitled “2025 Long-Term Incentive Compensation” within the “Compensation Discussion and Analysis” section of this proxy statement.
(4)
Represents the grant date fair value of each RSU award and PRSU award calculated in accordance with Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. The grant date fair value of these PRSU awards was determined based upon the then-probable outcome of the performance conditions underlying such awards.
(5)
Represents the portion of the NEO’s 2024 bonus award paid in the form of immediately-vested RSUs. For additional information, please see note 1 to the “Summary Compensation Table.”

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2025, certain information regarding outstanding equity awards at fiscal year-end for the NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	($)		(#)	($)(1)	(#)	($)(1)
	Exercisable	Unexercisable
William M. Greenman	315,000	—	5.06	2/28/2026	191,666(2)	394,832	770,000(7)	1,586,200
					379,500(3)	781,770	650,000(8)	1,399,000
	400,000	—	4.33	2/28/2027	975,000(4)	2,008,500
	430,000	—	4.32	2/29/2028	193,270(5)	398,136
	632,500	—	5.105	3/1/2030	192,500(6)	396,550
	380,000	—	6.52	2/28/2031
	407,812	27,188(9)	5.76	2/28/2032
Kevin D. Green	90,000	—	5.06	2/28/2026	61,666(2)	127,032	266,000(7)	547,960
	100,000	—	4.33	2/28/2027	132,000(3)	271,920	255,000(8)	525,300
	95,000	—	4.32	2/29/2028	392,500(4)	808,550
	138,000	—	5.105	3/1/2030	63,854(5)	131,539
	130,000	—	6.52	2/28/2031	63,600(6)	131,016
	131,250	8,750(9)	5.76	2/28/2032
Vivek Jayaraman	250,000	—	6.36	8/31/2026	80,000(2)	164,800	320,000(7)	659,200
	28,437	—	4.33	2/28/2027	158,400(3)	326,304	350,000(8)	721,000
	41,563	—	4.32	2/29/2028	545,000(4)	1,122,700
	260,000	—	5.105	3/1/2030	80,320(5)	165,459
	150,000	—	6.52	2/28/2031	80,000(6)	164,800
	168,750	11,250(9)	5.76	2/28/2032
Richard Benjamin	45,000	—	5.06	2/28/2026	53,333(2)	109,866	220,000(7)	453,200
	8,334	—	4.33	2/28/2027	105,600(3)	217,536	200,000(8)	412,000
	31,667	—	4.32	2/29/2028	300,000(4)	618,000
	138,000	—	5.105	3/1/2030	55,220(5)	113,753
	100,000	—	6.52	2/28/2031	55,000(6)	113,300
	98,437	6,563(9)	5.76	2/28/2032
Chrystal Jensen	84,380	—	5.06	2/28/2026	53,333(2)	109,866	220,000(7)	453,200
	6,250	—	4.33	2/28/2027	105,600(3)	217,536	250,000(8)	515,000
	29,688	—	4.32	2/29/2028	385,000(4)	793,100
	138,000	—	5.105	3/1/2030	55,220(5)	113,753
	100,000	—	6.52	2/28/2031	55,000(6)	113,300
	98,437	6,563(9)	5.76	2/28/2032
(1)
The market values of the RSU and PRSU awards that have not vested are calculated by multiplying the number of shares underlying the RSU and PRSU awards shown in the table by $2.06, the closing price of our common stock on December 31, 2025, the last trading day of fiscal 2025.
(2)
The shares subject to this RSU award vest in three equal annual installments commencing on the anniversary of March 12, 2023. The RSUs shown in the table vest on March 12, 2026.
(3)
The shares subject to this RSU award vest in two annual installments with 1/3 of the award vesting on March 12, 2025 and 2/3 of the award vesting on March 12, 2026. The RSUs shown in the table vest on March 12, 2026.
(4)
The shares subject to this RSU award vest in two annual installments with 1/3 of the award vesting on March 12, 2026 and 2/3 of the award vesting on March 12, 2027.

(5)
The shares subject to this PRSU award vested on March 5, 2026. The number of PRSUs that vested was determined based on our achievement with respect to revenue targets over the performance period from March 1, 2023 through December 31, 2025, subject to continued service with us through the end of the performance period. See “Compensation Discussion and Analysis—2025 Executive Compensation Components and Decisions—PRSUs Granted in 2023.”
(6)
We satisfied the performance condition with respect to this PRSU award in 2025 upon attainment of a clinical enrollment target for the performance period from March 1, 2023 through June 30, 2026, and the shares subject to the PRSU will vest subject to continued service with us through the date that our Compensation Committee certifies achievement of such goal. See “Compensation Discussion and Analysis—2025 Executive Compensation Components and Decisions—PRSUs Granted in 2023.”
(7)
The shares subject to this PRSU award vest, if at all, upon attainment of a revenue target over the performance period from March 1, 2024 through December 31, 2026, subject to continued service with us through the end of the performance period. The number and market value of the PRSUs reported reflect maximum performance. The PRSUs have a payout range of between 50% and 200%. The number of PRSUs that will vest is not yet determinable.
(8)
The shares subject to this PRSU award vest, if at all, upon attainment of a revenue target over the performance period from March 1, 2025 through December 31, 2027, subject to continued service with us through the end of the performance period. The number and market value of the PRSUs reported reflect maximum performance. The PRSUs have a payout range of between 50% and 200%. The number of PRSUs that will vest is not yet determinable.
(9)
The shares subject to this stock option award vested as to 25% of the shares on March 1, 2023, and vest as to the remainder of the shares in 36 equal monthly installments thereafter. The unexercisable options shown in the table vest in three equal monthly installments through March 1, 2026.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2025

The following table shows for the fiscal year ended December 31, 2025, certain information regarding the vesting of RSUs awarded to our NEOs. None of our NEOs exercised options during the fiscal year ended December 31, 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William M. Greenman	683,046	1,022,077
Kevin D. Green	252,090	378,048
Vivek Jayaraman	305,936	458,502
Richard Benjamin	205,710	308,475
Chrystal Jensen	208,722	313,083
(1)
The value realized on vesting is calculated based on the number of shares acquired on vesting multiplied by the closing price of our common stock on the date of vesting and does not represent actual amounts received by the named executive officers as a result of the RSU vesting.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2025

The following table shows for the fiscal year ended December 31, 2025, contributions, earnings, and balances under the DC Plan for each of the NEOs. For a description of the DC Plan and the contribution and distribution provisions thereunder, please see “Compensation Discussion and Analysis—Executive Compensation Components and Decisions—Nonqualified Deferred Compensation Plan.”

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE
	($)(1)	($)	($)		($)(2)
William M. Greenman	79,375	—	154,939	—	1,201,406
Kevin D. Green	—	—	—	—	—
Vivek Jayaraman	—	—	—	—	—
Richard Benjamin	—	—	—	—	—
Chrystal Jensen	—	—	—	—	—
(1)
The amount reported in this column for Mr. Greenman include $79,375 that was reported in the “Salary” column of the “Summary Compensation Table” for 2025 and $0 that was reported in the “Bonus” column of the “Summary Compensation Table” for 2025.
(2)
The amount reported in this column for Mr. Greenman includes $79,375 that was reported in the “Summary Compensation Table” for 2025 and $785,351 that was reported in the “Summary Compensation Table” for previous years.

SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

From time to time, we have entered into offer letters or similar agreements with our executive officers that describe their initial terms of employment and, in certain cases, provide for severance and change in control benefits. We have in other situations provided similar letter agreements to our executive officers based on changed circumstances, including promotions. As described below, the letter agreements for Messrs. Greenman and Green and the Jayaraman Letter Agreement also provide for change of control and/or severance benefits.

William M. Greenman, our President and Chief Executive Officer, is a party to a letter agreement with us, dated as of May 12, 2011, and amended April 17, 2018, which provides that, in the event Mr. Greenman’s employment is terminated by us without cause, subject to his execution of a release of claims, and in each case other than within 12 months following a change of control, he will be entitled to receive severance pay equal to 12 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 12 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Greenman’s equity awards will accelerate in full as of the date of termination.

In the event Mr. Greenman’s employment is terminated by us without cause or by him as a good reason resignation within 12 months following a change in control, subject to his execution of a release of claims, he will be entitled to receive severance pay equal to 18 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of a lump sum on the first regular payroll date following the effective date of the release, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 18 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Greenman’s equity awards will accelerate in full as of the date of termination.

Kevin D. Green, our Chief Financial Officer, is a party to a letter agreement with us, dated as of May 1, 2009, and amended April 17, 2018, which provides that, in the event Mr. Green’s employment is terminated by us without cause other than within 12 months following a change of control, subject to his execution of a release of claims, he will be entitled to receive severance pay equal to six months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for six months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Green’s equity awards will accelerate in full as of the date of termination. During 2025, this letter agreement governed Mr. Green’s severance terms in the case of termination by us without cause. During 2025, Mr. Green was also a participant in the Severance Plan, which provided for compensation payable to him in the event his employment was terminated without cause or he resigned for good reason following a change of control.

In April 2026, the Board, upon the recommendation of the Compensation Committee, adopted a new severance plan, the 2026 Severance Plan, as described under “―Severance Plan” below and we entered into the individual participation agreements with designated participants in the 2026 Severance Plan that superseded all previous severance arrangements between them and the Company. In the event the employment of Mr. Green or Ms. Jensen is terminated by the Company without cause or either of them resigns their employment with good reason on or within 12 months following a change of control (as such terms are defined in the 2026 Severance Plan), in exchange for an effective release of claims he or she will be entitled to the same payments and benefits to which all participants in the 2026 Severance Plan are entitled, as described under “―Severance Plan” below. In addition, in the event the employment of Mr. Green or Ms. Jensen is terminated without cause or he or she resigns their employment for good reason and not on or within 12 months following a change of control, in exchange for an effective release of claims he or she will be entitled to cash severance equal to 12 months of his or her base salary in effect as of the date of such termination or resignation, paid in installments on the Company’s ordinary payroll dates and, subject to his or her timely election of continued coverage under COBRA, paid COBRA premiums at the same level as in effect as of the termination date for 12 months after such termination or until he or she becomes eligible for group health insurance coverage through a new employer, whichever occurs first.

Vivek Jayaraman, our Chief Operating Officer, also entered into an individual participation agreement with us under the 2026 Severance Plan that superseded all previous severance arrangements between him and the Company. During the period in which he is serving as our Chief Operating Officer, in exchange for an effective release of claims Mr. Jayaraman will be entitled to the same severance payments benefits as Mr. Green and Ms. Jensen described in the paragraph immediately above. In the event Mr. Jayaraman’s employment is terminated by the Company without cause or he resigns his employment with good reason while he is serving as our President and Chief Executive Officer and on or within 12 months following a change of control, in exchange for an effective release of claims he will be entitled to the payments and benefits described under “―Severance Plan” below. In addition, in the event Mr. Jayaraman’s employment is terminated by us without cause or he resigns his employment for good reason while he is serving as our President and Chief Executive Officer and not on or within 12 months following a change of control, subject to his execution and non-revocation of a release of claims Mr. Jayaraman will be entitled to receive severance pay equal to 12 months of his base salary in effect as of the termination date to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 12 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first, his outstanding equity awards will accelerate in full as of the date of termination, and if the termination occurs after September 30 of a calendar year, he will also be entitled to a prorated annual cash bonus for such year, determined based on his target annual cash bonus opportunity and the portion of the year during which he was employed.

Severance Plan. Effective September 2005 and amended and restated as of April 2018, we adopted the Severance Plan, which was superseded by the 2026 Severance Plan upon its approval by our board of directors in April 2026, that provides for severance benefits as a result of termination of employment in particular circumstances in connection with a change of control. At the time the Severance Plan was originally put in place, each of our executive officers with an individually negotiated agreement providing for severance benefits was given the option of participating in the Severance Plan or continuing to receive the severance benefits provided for in his agreement. Mr. Greenman opted to participate in the Severance Plan. In connection with Mr. Greenman’s appointment as our President and Chief Executive Officer, however, he entered into the letter agreement described above and ceased to participate in the Severance Plan. Mr. Green, Mr. Jayaraman, Ms. Jensen and Dr. Benjamin were participants in the Severance Plan during 2025. The Severance Plan provides for the payment of certain benefits to certain eligible employees in exchange for an effective release of claims in the event the participant’s employment is terminated by us without cause or by him or her as a good reason resignation on or within 12 months following a change of control (as such terms are defined in the Severance Plan). During 2025 and prior to the adoption of the 2026 Severance Plan , the severance compensation consisted of a lump sum cash severance payment equal to 12 months of the participant’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the termination event. Additionally, the Severance Plan provided for paid COBRA premiums at the same level as in effect as of the termination (including coverage for the participant’s eligible dependents) for 12 months after such termination or until the participant became eligible for group health insurance coverage through a new employer, whichever occurred first, and full accelerated vesting and exercisability of all of the participant’s then-outstanding equity awards.

Each of Messrs. Green and Jayaraman, Dr. Benjamin and Ms. Jensen is a participant in the 2026 Severance Plan, under which the severance compensation consists of a lump sum cash severance payment equal to (a) 18 months (24 months for Mr. Jayaraman when he is serving as our President and Chief Executive Officer) of the participant’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the termination event plus (b) 1.5x the participant’s annual target bonus (2x the annual target bonus in the case of Mr. Jayaraman when he is serving as our President and Chief Executive Officer) for the year in which the termination occurs. Additionally, the Severance Plan provides for paid COBRA premiums at the same level as in effect as of the termination (including coverage for the participant’s eligible dependents) for 18 months (24 months for Mr. Jayaraman when he is serving as our President and Chief Executive Officer) after such termination of employment or until the participant becomes eligible for group health insurance coverage through a new employer, whichever occurs first, and full accelerated vesting and exercisability of all of the participant’s then-outstanding equity awards. The conditions under which participants in the 2026 Severance Plan are eligible to receive the foregoing severance payments and benefits are the same as those under which participants in the Severance Plan were eligible to receive severance payments and benefits under the Severance Plan.

PRSU Awards. In the event of a change in control that occurs prior to the date our Compensation Committee certifies achievement of the PRSU awards, the number of PRSUs that vest will be determined by our Compensation Committee prior to the effective date of the change in control and will equal the greater of (i) the target number of PRSUs subject to the NEO’s award, and (ii) the number of PRSUs that would be earned as of the date of our Compensation Committee’s determination based on actual performance. The NEO must remain in continuous service with us through the effective date of the change in control to be eligible for accelerated vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides information on severance benefits that would become payable under the employment, severance and change in control agreements, as in effect on December 31, 2025, if the employment of our NEOs had terminated on December 31, 2025, the last business day of our 2025 fiscal year. In addition, the table sets forth the amounts to which the NEOs would be entitled under the 2008 Plan or 2024 Plan, as applicable, if, upon a change in control, the surviving or acquiring corporation refuses to assume or continue the outstanding stock options, RSUs, and/or PRSUs held by the NEOs, or to substitute for similar options, RSUs, or PRSUs, as applicable.

The amounts shown in the table below do not include: (a) payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers; and (b) distributions of previously vested plan balances under our 401(k) Savings Plan and the DC Plan (see the sections entitled “Non-Qualified Deferred Compensation Plan” and “Other Benefits” within the “Compensation Discussion and Analysis” for information about those plans generally and “Non-Qualified Deferred Compensation” above for information about the amounts subject to the DC Plan for each of our NEOs).

Name	Voluntary Termination for Good Reason or Involuntary Termination on or Within 12 Months After a Change in Control			Involuntary Termination Without Cause Absent a Change in Control			Payments upon a Change of Control
	Health Care Benefits	Salary	Equity Acceleration	Health Care Benefits	Salary	Equity Acceleration	Equity Acceleration(9)(10)
	($)	($)	($)	($)	($)	($)	($)
William M. Greenman	67,474(1)	1,200,000(2)	6,505,101(3)	44,982(4)	800,000(5)	6,505,101(3)	6,505,101(3)
Kevin D. Green	41,924(4)	512,524(8)	2,403,392(3)	20,962(6)	256,262(7)	2,403,392(3)	2,403,392(3)
Vivek Jayaraman	44,982(4)	570,338(8)	3,153,963(3)				3,153,963(3)
Richard Benjamin	26,306(4)	512,799(8)	1,922,666(3)				1,922,666(3)
Chrystal Jensen	27,902(4)	491,956(8)	2,198,191(3)				2,198,191(3)
(1)
Represents the aggregate amount of our share of the cost of 18 months of COBRA premiums at the rate in effect on January 1, 2026.
(2)
Represents 18 months of the executive’s base salary as of December 31, 2025 payable in a lump sum amount following an involuntary termination of employment or voluntary termination for good reason on or within 12 months following a change of control.
(3)
Represents the value of stock option, RSU and PRSU vesting acceleration, which is based on the closing price of $2.06 of our common stock on December 31, 2025, the last trading day of fiscal 2025, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Because no unexercisable stock options as of December 31, 2025 had an exercise price less than $2.06, no amount is included in respect of stock option acceleration. The PRSU award agreements provide that, in the event of a change in control that occurs prior to the date our Compensation Committee certifies achievement of the PRSU awards (as would have been the case if a change in control were to have occurred on December 31, 2025), the number of PRSUs that vest would be determined by our Compensation Committee prior to the effective date of the change in control and would be equal the greater of (i) the target number of PRSUs subject to the NEO’s award, and (ii) the number of PRSUs that would be earned as of the date of our Compensation Committee’s determination based on actual performance. The amounts in this column attributable to PRSU awards assume that the awards would accelerate at target level of achievement with respect to the development goal PRSU awards granted in 2023 and outstanding at December 31, 2025, and that the awards would accelerate at the actual level of achievement with respect to the revenue goal PRSU awards granted in 2023 and the PRSU awards granted in 2024 and 2025 and outstanding as of December 31, 2025. The value of PRSU vesting acceleration is based on the closing price of $2.06 of our common stock on December 31, 2025, the last trading day of fiscal 2025.
(4)
Represents the aggregate amount of our share of the cost of 12 months of COBRA premiums at the rate in effect on January 1, 2026.
(5)
Represents the aggregate amount of the executive’s base salary as of December 31, 2025, payable over the 12-month period following an involuntary termination of the executive’s employment by us other than for cause.
(6)
Represents the aggregate amount of our share of the cost of 6 months of COBRA premiums at the rate in effect on January 1, 2026.

(7)
Represents the aggregate amount of the executive’s base salary as of December 31, 2025, payable over the six-month period following an involuntary termination of the executive’s employment by us other than for cause.
(8)
Represents 12 months of the executive’s base salary as of December 31, 2025, payable in a lump sum amount following an involuntary termination of employment or voluntary termination for good reason on or within 12 months following a change of control.
(9)
These benefits would be payable pursuant to the terms of the applicable equity agreement for RSUs and stock options granted pursuant to the 2008 Plan or 2024 Plan, as applicable, which were outstanding as of December 31, 2025, if, upon a change in control, the surviving or acquiring corporation refuses to assume or continue the outstanding equity awards held by the named executive officers, or to substitute for similar equity awards. The value of stock option and RSU vesting acceleration is based on the closing price of $2.06 of our common stock on December 31, 2025, the last trading day of fiscal 2025, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. Because no unexercisable stock options as of December 31, 2025 had an exercise price less than $2.06, no amount is included in respect of stock option acceleration. The PRSU award agreements provide that, in the event of a change in control that occurs prior to the date our Compensation Committee certifies achievement of the PRSU awards (as would have been the case if a change in control were to have occurred on December 31, 2025), the number of PRSUs that vest would be determined by our Compensation Committee prior to the effective date of the change in control and would be equal the greater of (i) the target number of PRSUs subject to the NEO’s award, and (ii) the number of PRSUs that would be earned as of the date of our Compensation Committee’s determination based on actual performance. The amounts in this column attributable to PRSU awards assume that the awards would accelerate at target level of achievement with respect to the development goal PRSU awards granted in 2023 and outstanding at December 31, 2025, and that the awards would accelerate at the actual level of achievement with respect to the revenue goal PRSU awards granted in 2023 and the PRSU awards granted in 2024 and 2025 and outstanding as of December 31, 2025. The value of PRSU vesting acceleration is based on the closing price of $2.06 of our common stock on December 31, 2025, the last trading day of fiscal 2025. The value of PRSU vesting acceleration is based on the closing price of $2.06 of our common stock on December 31, 2025, the last trading day of fiscal 2025.

In addition to the benefits described and quantified above, the 2008 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service, which time period we refer to as the post-termination exercise period. Generally, under the 2008 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of the named executive officers would be entitled to an extended post-termination exercise period in the event of a termination due to death or disability.

CEO PAY RATIO

Under SEC rules, we are required to disclose the ratio of our CEO’s annual total compensation to the annual total compensation of our Company’s median employee, or the CEO Pay Ratio. Mr. Greenman’s total compensation for 2025 was $3,794,657 as disclosed in the Summary Compensation Table. Our median employee’s annual total compensation was $216,284. As a result, the ratio of these amounts was 17.54 to 1.

The median of the annual total compensation for all our employees (excluding the CEO) was determined through the following process:

• We identified the global employee population active as of December 31, 2023. This included all full-time, part-time, temporary and seasonal workers.

• To identify the median employee, we used the following consistently applied compensation measure for 2023: salary, target annual cash incentive, target commissions, and grant date fair value of long-term incentive awards, calculated in accordance with Topic 718. For regular full-time and part-time employees (other than temporary, seasonal or other non-permanent employees) who were not employed for the full year 2023, compensation was annualized.

After applying the methodology described above, we determined the identity of our median employee for 2023. Because there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would significantly affect our pay ratio disclosure, we are using the same median employee in our pay ratio disclosure for 2025. We calculated that employee’s annual total compensation in 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and named executive officer pay. For further information regarding our compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”

Required Tabular Disclosure of Pay Versus Performance

The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid for non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

Year	Summary Compensation Table Total for PEO(1)(2)	Compensation Actually Paid to PEO(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs(1)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (thousands)(5)	Product Revenue (thousands)(6)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)
	($)	($)	($)	($)	($)	($)	($)
2025	3,794,657	5,768,215	1,770,852	2,532,758	29.77	67.95	(15,637)	206,133
2024	2,975,617	2,058,139	1,246,809	951,001	22.25	75.71	(20,961)	180,270
2023	3,660,472	760,322	1,476,055	583,592	31.21	83.26	(37,647)	156,367
2022	5,263,599	120,291	1,953,634	422,452	52.75	78.70	(42,825)	162,048
2021	5,182,371	5,125,832	1,966,463	1,974,444	98.41	120.03	(54,376)	130,859
(1)
The following individuals are our PEO and other non-PEO NEOs for each fiscal year:

Year	PEO	Non-PEO NEOs
2025	William M. Greenman	Kevin D. Green, Vivek Jayaraman, Richard Benjamin and Chrystal Jensen
2024	William M. Greenman	Kevin D. Green, Vivek Jayaraman, Richard Benjamin and Chrystal Jensen
2023	William M. Greenman	Kevin D. Green, Vivek Jayaraman, Richard Benjamin and Chrystal Jensen
2022	William M. Greenman	Kevin D. Green, Vivek Jayaraman, Richard Benjamin and Chrystal Jensen
2021	William M. Greenman	Kevin D. Green, Vivek Jayaraman, Richard Benjamin and Laurence M. Corash
(2)
Represents the amount of total compensation reported for Mr. Greenman (our President and Chief Executive Officer) and the average total compensation for our non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”
(3)
Represents the amount of CAP to Mr. Greenman and the average amount of CAP to our Non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the reported total compensation for each year to determine the CAP:

Year	NEOs	Summary Compensation Table (“SCT”) Total Compensation ($)	Deduct: Grant Date Fair Value of the “Stock Awards” and “Option Awards” Columns in the SCT for Year ($)*	Add: Fair Value at Year End of Awards Granted during Year that Remain Unvested as of Year End ($)*	Add: Change in Fair Value from the end of the Prior Year to the end of the Year of Awards Granted during Prior Years that were Outstanding and Unvested as of Year End ($)*	Add: Vesting Date Fair Value of Awards Granted and Vested During Year ($)*	Add: Change in Fair Value from the end of the Prior Year to the Vesting Date of Awards Granted during Prior Year that Vested During Year ($)*	Deduct: Fair Value at Prior Year End of Awards Granted during Prior FY that were Forfeited during Year ($)*	CAP ($)
2025	PEO	3,794,657	2,242,585	3,314,025	472,914	253,585	175,619	—	5,768,215
2025	Average Non-PEO NEOs	1,770,852	934,867	1,365,329	155,862	117,492	58,090	—	2,532,758

* The fair values of stock options vested during the fiscal year or outstanding as of fiscal year end were estimated using the Black-Scholes option pricing model with the following assumptions, which are materially different from the assumptions used for estimating the grant-date fair value as reported in the “Option Awards” columns in the Summary Compensation Table:

Expected term (in years)	6.00 – 7.16
Historical volatility	61.75 – 66.82%
Risk-free interest rate	3.74 – 4.41%
Expected dividend rate	—
(4)
For the relevant fiscal year, represents the cumulative TSR of our common stock and the Nasdaq US Benchmark Medical Supplies TR Index at the end of each fiscal year. In each case, assume an initial investment of $100 on December 31, 2020. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(5)
The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year.
(6)
As required by Item 402(v) of Regulation S-K, we have determined that Product Revenue is the Company-Selected Measure, the calculation of which is described in our Annual Report on Form 10-K for the year ended December 31, 2025.

Required Tabular Disclosure of Most Important Financial Performance Measures

The most important financial performance measures used by the company to link compensation actually paid to the company’s NEOs for the most recently completed fiscal year to the company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 50.

• Product Revenue

• Non-GAAP Adjusted EBITDA

Required Disclosure of the Relationship Between CAP and Financial Performance Measures

As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company total shareholder return and that of the Nasdaq US Benchmark Medical Supplies Index. As noted above, CAP for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not reflect the amount of compensation earned by or actually paid to our NEOs during the applicable years.

CAP and Cumulative TSR

The following chart shows the relationships between (a) CAP to Mr. Greenman, (b) the average amount of compensation actually paid to the Company's NEOs as a group (excluding Mr. Greenman) and (c) our TSR and the peer group TSR.

CAP and Net Income (Loss)

The following chart shows the relationships between (a) CAP to Mr. Greenman, (b) the average amount of CAP to the Company's NEOs as a group (excluding Mr. Greenman) and (c) our net loss.

CAP and Product Revenue

The following chart shows the relationships between (a) CAP to Mr. Greenman, (b) the average amount of CAP to the Company's NEOs as a group (excluding Mr. Greenman) and (c) our company-selected measure of product revenue.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation on a periodic basis. For 2025, based the recommendation of Alpine in January 2025, our Board determined to decrease the target value of the annual and initial equity grants to directors to align with the 50th percentile of the peer group, but to lower the premium used to determine the number of RSUs being granted to align with the approach used for management and employees. Our Board made no changes, however, to the amounts of the annual cash retainers paid to our non-employee directors. Consistent with Alpine’s recommendation, the number of shares subject to RSU awards was determined in 2025 by dividing the target dollar value ($150,000) by a price of $2.50 per share which was higher than the average closing stock price for the 30-trading day period prior to the grant date, resulting in a lesser number of RSUs being granted than had the 30-trading day price been used.

Under our director compensation program in effect for 2025, each non-employee director is entitled to an annual grant of RSUs on the date of each of our annual meetings, provided that such non-employee director is serving as such on the date of the annual meeting, has served as such for at least 12 months prior to the date of such annual meeting and will be continuing on as a director immediately following such date. Accordingly, each of our non-employee directors received an RSU grant covering 60,000 shares on the date of the 2025 Annual Meeting.

All equity grants to our non-employee directors in 2025 were made pursuant to the terms of the 2024 Plan. Under our director compensation program, 100% of the shares subject to the automatic RSU grants vest on the earlier of the first anniversary of the date of grant or the day prior to the next annual meeting, subject to the director’s continuous service with us through the vesting date. In the event of a change in control, the directors’ awards will become fully vested.

For the year ended December 31, 2025, each director who is not also one of our officers or employees, other than the Chair of the Board and the Lead Independent Director, was compensated for his or her services as a director at the rate of $45,000 per year. The Chair of the Board received an annual retainer of $80,000 per year, prorated for the portion of the year in which he served. The Lead Independent Director of the Board received an annual retainer of $70,000 per year, prorated for the portion of the year in which he served. The annual retainer was paid to our non-employee directors in equal quarterly installments. In addition to the annual retainer, the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees received an additional annual retainer of $26,000, $15,000 and $10,000, respectively. Each other member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, in each case other than the chair of such committees, received an additional annual retainer of $13,000, $8,000 and $6,000, respectively. All directors, including those who are our officers or employees, were reimbursed for expenses incurred in connection with attending Board or committee meetings.

If any new non-employee director joins the Board, under our director compensation program, the new director is entitled to the cash compensation described above, as pro-rated based on the number of days served in the applicable calendar year the new director joins the Board, and the new director is entitled to an initial equity award, generally on the date the new director joins the Board. The value of the initial grant is $225,000. Under our director compensation program, the initial grant is made in the form of RSUs, with the actual number of shares subject to the initial equity awards determined as described above for the annual grants to continuing non-employee directors. The automatic initial RSU grants vest in three equal annual installments following the date of grant, in each case subject to the director’s continuous service with us through the applicable vesting date. As with the annual awards, in the event of a change in control, the initial awards will become fully vested.

Director Compensation—Fiscal 2025

The following table shows for the fiscal year ended December 31, 2025 certain information with respect to the compensation of all non-employee directors of Cerus who served in such capacity during 2025. Mr. Greenman received no compensation for his service as a director and is not included in the table below.

Name	Fees Earned or Paid in Cash	Option Awards	Stock Awards	Total
	($)	($)(1)	($)(1)(2)	($)
Eric Bjerkholt	65,583	—	86,400	151,983
Dean Gregory(3)	63,500		―	63,500
Ann Lucena	72,167	—	86,400	158,567
Timothy L. Moore(3)	63,000	—	86,400	149,400
Jami Dover Nachtsheim	55,000	—	86,400	141,400
Gail Schulze	27,500	—	—	27,500
Hua Shan, M.D., Ph.D.	51,000	—	86,400	137,400
Daniel N. Swisher, Jr.	49,500	—	86,400	135,900
Frank Witney, Ph.D.	82,524	—	86,400	168,924
(1)
The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2025 was as follows: 122,039 shares for Mr. Bjerkholt; 49,769 shares for Ms. Lucena; 122,350 shares for Mr. Moore; 127,223 shares for Ms. Nachtsheim; 58,074 shares for Dr. Shan; and 199,719 shares for Dr. Witney. The aggregate number of shares subject to outstanding RSUs held by each director listed in the table above as of December 31, 2025 was as follows: 60,000 shares for each of Mr. Bjerkholt, Mr. Moore, Ms. Lucena, Ms. Nachtsheim, Dr. Witney and Dr. Shan; and 40,000 shares for Mr. Gregory.
(2)
Amounts included in this column represent the grant date fair value of the annual RSU awards for 2025 granted on June 3, 2025, the date of our 2025 annual meeting of stockholders, calculated in accordance with Topic 718, using the assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2026.
(3)
Mr. Gregory and Mr. Moore earned additional annual cash retainers in 2025 of $15,000 and $10,000 per year, respectively, for their service on an ad hoc manufacturing and supply chain committee of the Board, of which Mr. Gregory is Chair.

Stock Ownership Guidelines

The Board believes that the CEO and each director should develop a meaningful ownership interest in Cerus. Therefore, in March 2018, the Board adopted stock ownership guidelines for our CEO and our non-employee directors. Pursuant to these guidelines, each non-employee director is expected to own shares of our common stock having a value equal to at least three times their annual Board cash retainer. For purposes of these stock ownership guidelines, shares deemed to be owned include shares owned directly by a non-employee director or by members of the non-employee director’s immediate family residing in the same household, shares held in trust for the benefit of a non-employee director or a member of the non-employee director’s immediate family residing in the same household, up to fifty percent of the vested, “in-the-money” stock options held by the non-employee director and vested shares subject to any other outstanding equity awards or issued under any deferred compensation plan. Subject to certain extensions, our non-employee directors are required to be in compliance with the stock ownership requirement by December 31st of the fifth year following the year during which such individual became subject to these ownership guidelines. All of our currently serving non-employee directors, with the exception of Mss. Nachtsheim and Lucena, Dr. Shan, and Mr. Gregory first became subject to these guidelines during 2018, and were in compliance with these guidelines as of December 31, 2025. Ms. Nachtsheim first became subject to these guidelines in 2019 and was in compliance as of December 31, 2025. Ms. Lucena first became subject to these guidelines in 2021 and will be required to be in compliance by December 31, 2026. Dr. Shan first became subject to these guidelines in 2022 and will be required to be in compliance by December 31, 2027. Mr. Gregory first became subject to these guidelines in 2024 and will be required to be in compliance by December 31, 2029. Any future non-employee director will first become subject to these guidelines on the date such non-employee director joins the Board. The Board has discretion to waive the guidelines or to develop an alternative individual guideline for a non-employee director if compliance would place a severe hardship on such non-employee director.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have a written related-person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of “related-person transactions.” In addition, applicable Nasdaq rules require that our Audit Committee (or another independent body of the Board) conduct an appropriate review and oversight of all related-person transactions for potential conflict of interest situations on an ongoing basis. For purposes of our policy, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants and in which the amount involved exceeds $10,000. Notwithstanding the foregoing, transactions of the types not required to reported pursuant to Item 404(a) of Regulation S-K, as described in the instructions thereto, are not considered “related-person transactions” under our policy. A “related person” is any executive officer, director, director nominee or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members.

Under the policy, if a transaction has been identified as a related-person transaction (including any transaction that was not a related-person transaction when originally consummated or any transaction that was not initially identified as a related-person transaction prior to consummation), our management must present information regarding the related-person transaction to our Audit Committee (or, if Audit Committee approval would be inappropriate, to another independent body of our Board) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related person(s), the business purpose of the transaction, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. In considering related-person transactions, our Audit Committee (or other independent body of our Board) will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence in the event that the related person is a director or an immediate family member of a director.

The policy requires that, in determining whether to approve a related-person transaction, our Audit Committee (or other independent body of our Board) must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee (or other independent body of our Board) determines in the good faith exercise of its discretion.

Certain Related-Person Transactions and Indemnification

Since January 1, 2025, there has not been, nor is there currently proposed, any transaction that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Indemnification and Limitation of Director and Officer Liability

In July 1996, the Board authorized us to enter into indemnity agreements with each of our directors, executive officers and controller. The form of indemnity agreement provides that we will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, executive officer or controller, to the fullest extent permitted by our bylaws and Delaware law. In addition, our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law, subject to certain limitations, and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity. On April 24, 2009, the Board approved a new standard form of indemnity agreement and authorized us to enter into the new indemnity agreement with each of our directors, officers, employees and other agents. The new form of indemnity agreement continues to provide that we will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, officer, employee or other agent, to the fullest extent permitted by our bylaws and Delaware law.

Our amended and restated certificate of incorporation contains certain provisions relating to the limitation of liability of directors. Our amended and restated certificate of incorporation provides that a director shall not be personally liable to our stockholders or us for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our stockholders or us, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision in the amended and restated certificate of incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet or a full set of proxy materials?

We have sent or made available to you these proxy materials because our Board of Directors, or the Board, is soliciting your proxy to vote at the Annual Meeting, including any adjournments or postponements of the Annual Meeting. Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders over the internet. Accordingly, we are sending by mail only a Notice of Internet Availability of Proxy Materials, or the Notice, to most of our stockholders of record and posting our proxy materials online at www.proxyvote.com. In addition, certain of our stockholders who previously requested to receive paper copies of our proxy materials instead of a Notice will be furnished a full set of proxy materials in the mail instead of the Notice. We intend to mail the full sets of proxy materials to the stockholders that have requested paper copies on or about April 22, 2026. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

The Notice contains only an overview of the complete proxy materials available. Stockholders are encouraged to access and review all the proxy materials on the website referred to in the Notice or request a paper or electronic copy of the full set of the proxy materials for review prior to voting. Instructions on how to access the proxy materials over the internet or to request a paper or electronic copy of the full set of the proxy materials may be found in the Notice. We intend to mail the Notice on or about April 22, 2026, to all stockholders of record as of April 10, 2026.

If I received a Notice, will I receive any proxy materials by mail or email?

No. If you received a Notice, you will not receive any other proxy materials by mail or email unless you request a paper or electronic copy of the proxy materials. To request that a full set of the proxy materials be sent to your specified postal or email address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided. You may also request a full set of the proxy materials by sending an email, referencing the control number set forth in the Notice, to sendmaterial@proxyvote.com.

We may send you a proxy card, along with a second Notice, on or after May 3, 2026.

Why are we holding a virtual Annual Meeting?

Following our success in the past using a virtual format for our annual meetings, we have decided to once again hold a virtual Annual Meeting, which will be conducted via live audio webcast and online stockholder tools. We continue to believe a virtual format supports the health and well-being of our employees, advisors and stockholders, and helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world without person-to-person contact, at no cost (other than any costs associated with your internet access, such as usage charges from internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money. We also believe that the online tools we have selected increase stockholder, management and director engagement. For example, our virtual format will allow our stockholders to communicate with us during the Annual Meeting, enabling them to ask questions of our Board or management in live format. During the Annual Meeting, we will answer appropriate questions submitted during the Annual Meeting to the extent relevant to the business of the Annual Meeting, and as time permits.

How do I attend the virtual Annual Meeting?

The virtual Annual Meeting will be held online on Tuesday, June 2, 2026 at 9:00 a.m. Pacific time. You will be able to attend and participate in the Annual Meeting online by visiting http://www.virtualshareholdermeeting.com/CERS2026, where you will be able to listen to the meeting live, submit questions, and vote. You will not be able to attend the Annual Meeting in person. Information on how to vote at the Annual Meeting is discussed below. The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the webcast prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the virtual Annual Meeting?

You will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CERS2026. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting login page.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 10, 2026, are entitled to vote at the Annual Meeting. On this record date, there were 200,368,974 shares of common stock outstanding and entitled to vote. A complete list of stockholders entitled to vote at the Annual Meeting will be available prior to the Annual Meeting for a period of ten days ending on the day before the Annual Meeting at our principal executive offices located at 1220 Concord Avenue, Concord, CA. If you want to inspect the list of stockholders, call our Investor Relations department at (925) 288-6000 to schedule an appointment.

Stockholder of Record: Shares Registered in Your Name

If on April 10, 2026, your shares were registered directly in your name with our transfer agent, EQ by Equiniti, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below, or if you request a printed copy of the proxy materials, we urge you to vote by returning your proxy card to ensure your vote is counted. If you submit your proxy telephonically or over the internet, you must do so no later than 11:59 p.m. Eastern Time on June 1, 2026. Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/CERS2026 to vote online during the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 10, 2026, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or the full set of proxy materials, as applicable, will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. However, since you are not the stockholder of record, you may only vote your shares during the Annual Meeting if you request and obtain a valid 16-digit control number from your broker or other agent. Beneficial owners who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/CERS2026 to vote online during the Annual Meeting.

What am I voting on?

There are four matters scheduled for a vote:

• Proposal No. 1: Election of the two directors named in this proxy statement;

• Proposal No. 2: Approval of an amendment and restatement of the Company’s 2024 Equity Incentive Plan, or the 2024 Plan, to, among other things, increase the aggregate number of shares of common stock authorized for issuance thereunder by ten million shares;

• Proposal No. 3: Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

• Proposal No. 4: Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” both of the nominees to the Board or you may “Withhold” your vote for both of the nominees or for any individual nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the virtual Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that was delivered to you. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote online at that time even if you have already voted by proxy.

• To vote online during the virtual Annual Meeting, please go to http://www.virtualshareholdermeeting.com/CERS2026. You will be asked to provide the 16-digit control number included on your Notice, your proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials. Once you have logged into the virtual Annual Meeting, please follow the instructions to vote your shares. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions.

• To vote using the proxy card before the virtual Annual Meeting, simply complete, sign and date the proxy card that you may request or that was delivered to you, and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

• To vote over the telephone before the virtual Annual Meeting, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number included on your Notice, your proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials. Your vote must be received by 11:59 p.m., Eastern Time on June 1, 2026 to be counted.

• To vote through the internet before the Annual Meeting, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number included on your Notice, your proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on June 1, 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or the full set of proxy materials containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice or the full set of proxy materials to ensure that your vote is counted. Please also note that since you are not the stockholder of record, you may only vote your shares during the virtual Annual Meeting if you request and obtain a valid 16-digit control number from your broker or other agent. Beneficial owners who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/CERS2026 to vote during the Annual Meeting.

We are providing internet proxy voting and the virtual Annual Meeting with procedures designed to ensure the authenticity and correctness of your credentials. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 10, 2026.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and you do not vote by completing your proxy card, vote by proxy via the internet or by telephone, or vote online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections or if you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted, as applicable, “For” the election of each of the two nominees for director named herein to the Board to hold office until the 2029 Annual Meeting of Stockholders; “For” the approval of the amendment and restatement of the 2024 Plan; “For” advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement; and “For” the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (each as further described in this proxy statement). If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals identified on the proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange, or NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. The election of directors (Proposal No. 1), the approval of the amendment and restatement of the 2024 Plan (Proposal No. 2) and the advisory approval of the compensation of our named executive officers (Proposal No. 3) are matters considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (Proposal No. 4) is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 4. When there is at least one “routine” matter that your broker votes on, uninstructed shares that cannot be voted on “non-routine” matters result in what are commonly referred to as “broker non-votes.”

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent, or you must request and obtain a valid 16-digit control number from your broker, bank or other agent and vote online during the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. We estimate that we will pay Alliance Advisors, LLC, our proxy solicitor, a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses, which we estimate to be no more than $6,000, to solicit proxies. The actual costs of this proxy solicitation process could, however, be higher or lower than our estimate. In addition to these written proxy materials, our proxy solicitor, directors and employees may also solicit proxies in person, by telephone or by other means of communication; however, our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or more than one set of proxy materials?

If you receive more than one Notice or more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions for each Notice or set of proxy materials that you receive to ensure that all of your shares are voted.

Can I change or revoke my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy and change your vote in any one of the following ways, regardless of how you previously voted:

• You may submit another properly completed proxy card with a later date.

• You may grant a subsequent proxy by telephone or through the internet.

• You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1220 Concord Avenue, Suite 600, Concord, CA 94520.

• You may attend the virtual Annual Meeting and vote online at that time. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions to change or revoke your vote provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

Our stockholders may submit proposals on matters appropriate for stockholder action at annual stockholder meetings in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the 1934 Act. For such proposals to be included in our proxy materials relating to our 2027 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by December 23, 2026 to our Corporate Secretary at 1220 Concord Avenue, Suite 600, Concord, CA 94520. However, if our 2027 Annual Meeting of Stockholders is not held between May 3, 2027 and July 2, 2027, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

Pursuant to our bylaws, if you wish to submit a proposal or nominate a director at our 2027 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in the proxy statement for the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the 1934 Act, your proposal or nomination must be delivered to and received by our Corporate Secretary, in writing, at 1220 Concord Avenue, Suite 600, Concord, CA 94520 by no earlier than the close of business on February 2, 2027 and no later than the close of business on March 4, 2027. However, if our 2027 Annual Meeting of Stockholders is not held between May 3, 2027 and August 11, 2027, then your proposal or nomination must be delivered to and received by our Corporate Secretary, in writing, not earlier than the close of business on the 120th day prior to the date of our 2027 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to the date of our 2027 Annual Meeting of Stockholders, or (ii) if we publicly announce the date of our 2027 Annual Meeting of Stockholders fewer than 100 days prior to the date of our 2027 Annual Meeting of Stockholders, the 10th day following the day that we first make a public announcement of the date of our 2027 Annual Meeting of Stockholders. In addition, in the event that the number of directors to be elected to our Board of Directors at our 2027 Annual Meeting of Stockholders is increased effective after the time period for which nominations would otherwise be due under our bylaws and there is no public announcement by us naming the nominees for the additional directorships by February 22, 2027, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our Corporate Secretary at 1220 Concord Avenue, Suite 600, Concord, CA 94520 not later than the close of business on the 10th day following the day on which such public announcement is made by the Company. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the requirements under our bylaws, including the notice deadlines set forth above and therein, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act. The chair of the 2027 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the 2027 Annual Meeting of Stockholders and, therefore, may not be considered at the 2027 Annual Meeting of Stockholders. In addition, if you do not also comply with the requirements of the 1934 Act, our management will have discretionary authority to vote all shares for which we have proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For” and “Withhold” and broker non-votes. With respect to the other proposals, the Inspector of Elections will count the votes “For” and “Against,” abstentions and, as applicable, broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. However, abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect with respect to any of the proposals. Similarly, with respect to the proposal to elect directors, “Withhold” votes will not have any effect on the outcome of the vote.

How many votes are needed to approve each proposal?

• For Proposal No. 1, the election of directors, the two nominees receiving the highest number of “For” votes cast in person or by proxy at the Annual Meeting will be elected as directors. Only votes “For” will affect the outcome of the vote. While “Withhold” votes and broker non-votes will have no effect on the outcome of the vote, we have adopted a Director Resignation Policy pursuant to which any nominee for director at the Annual Meeting would be required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director received a greater number of “Withhold” votes from his or her election than votes “For” such election. For more information on this policy see the section titled “Information Regarding the Board of Directors and Corporate Governance—Director Resignation Policy.”

• Proposal No. 2, the approval of an amendment and restatement of the 2024 Plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by ten million shares, will be considered to be approved if it receives “For” votes from the holders of a majority of the votes cast (excluding abstentions) in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on Proposal No. 2.

• Proposal No. 3, advisory approval of the compensation of our named executive officers as disclosed in this proxy statement, will be considered to be approved (on a non-binding advisory basis) if it receives “For” votes from the holders of a majority of the votes cast (excluding abstentions) in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on Proposal No. 3.

• To be approved, Proposal No. 4, the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, must receive “For” votes from the holders of a majority of the votes cast (excluding abstentions) in person or by proxy at the Annual Meeting. Abstentions are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on Proposal No. 4. Since Proposal No. 4 is considered to be “routine” under NYSE rules, we do not expect any broker non-votes on Proposal No. 4.

Votes cast online during the virtual Annual Meeting will constitute votes cast in person at the Annual Meeting for purposes of the votes.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority in voting power of the outstanding shares of stock entitled to vote are present at the virtual Annual Meeting in person or represented by proxy. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of a quorum at the meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or attend the virtual Annual Meeting in person using your 16-digit control number included on your Notice, your proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials and vote. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of shares present at the virtual Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

What proxy materials are available on the internet?

Our proxy statement and annual report to stockholders are available at www.proxyvote.com.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or the full set of proxy materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cerus Corporation stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, in the future you may: (1) notify your broker, (2) direct your written request to Corporate Secretary, Cerus Corporation, 1220 Concord Avenue, Suite 600, Concord, CA 94520 or (3) contact our Corporate Secretary, Cerus Corporation at (925) 288-6000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, Cerus will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Chrystal N. Jensen
Chrystal N. Jensen
Chief Legal Officer, General Counsel and Secretary

April 22, 2026

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 with the SEC, a copy of which is available without charge upon written request to: Corporate Secretary, Cerus Corporation, 1220 Concord Avenue, Suite 600, Concord, CA 94520.

APPENDIX A

Cerus Corporation
2024 Equity Incentive Plan

ADOPTED BY THE BOARD OF DIRECTORS ON: MARCH 29, 2024

APPROVED BY THE STOCKHOLDERS ON: JUNE 5, 2024

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS ON: MARCH 28, 2025

APPROVED BY THE STOCKHOLDERS ON: JUNE 3, 2025

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS ON: March 27, 2026

[APPROVED BY THE STOCKHOLDERS ON: JUNE 2, 2026]

(a)
General.
a.
Successor to and Continuation of 2008 Plan. The Plan is intended as the successor to and continuation of the Cerus Corporation Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”). Following the Effective Date, no additional awards shall be granted under the 2008 Plan or the Cerus Corporation Inducement Plan (the “Inducement Plan”) (each of the 2008 Plan and the Inducement Plan, a “Prior Plan”). Any shares remaining available for grant under the 2008 Plan as of the Effective Date (the “2008 Plan’s Available Reserve”) shall become available for grant and issuance pursuant to Awards granted hereunder. From and after the Effective Date, all outstanding awards granted under either of the Prior Plans (each, a “Prior Plan Award”) shall remain subject to the terms of the applicable Prior Plan; provided, however, that the following shares of Common Stock subject to any outstanding Prior Plan Award (collectively, the “Prior Plans’ Returning Shares”) shall immediately be added to the Share Reserve (as defined in Section 3(a)) as and when such shares become Prior Plans’ Returning Shares and shall become available for grant and issuance pursuant to Awards granted hereunder: (i) any shares of Common Stock subject to a Prior Plan Award that on or following the Effective Date are not issued because such Prior Plan Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Prior Plan Award having been issued; (ii) any shares of Common Stock subject to a Prior Plan Award that on or following the Effective Date are not issued because such Prior Plan Award or any portion thereof is settled in cash; and (iii) any shares of Common Stock issued pursuant to a Prior Plan Award that on or following the Effective Date are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares. All Awards granted on or after the Effective Date shall be subject to the terms of this Plan.
b.
Eligible Award Recipients. Subject to Section 4, Employees, Directors and Consultants are eligible to receive Awards.

(c) Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Restricted Stock Awards; (iv) Restricted Stock Unit Awards; (v) Stock Appreciation Rights; (vi) Performance Stock Awards; and (vii) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)
Administration.
a.
Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
b.
Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
i.
To determine from time to time: (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a Participant shall be permitted to exercise or otherwise receive cash or Common Stock pursuant to the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to an Award.
ii.
To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for the Plan’s administration. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.
iii.
To settle all controversies regarding the Plan and Awards granted under it.
iv.
To accelerate, in whole or in part, the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
v.
To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan shall not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
vi.
To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan and/or Awards into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
vii.
To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding “incentive stock options” or (B) Rule 16b-3.
viii.
To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more outstanding Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the Participant’s rights under any Award shall not be materially impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing or anything in the Plan to the contrary, unless prohibited by applicable law, the Board may amend the terms of any outstanding Award or the Plan, or may suspend or terminate the Plan, without the affected Participant’s consent, (1) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (2) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (3) to clarify the manner of exemption from, or to bring the Award or the Plan into compliance with, Section 409A of the Code, or (4) to comply with other applicable laws or listing requirements.
ix.
Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
x.
To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
c.
Delegation to Committee.
i.
General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated to the Committee, Committees, subcommittee or subcommittees.
ii.
Rule 16b-3 Compliance. The Committee may consist solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.
d.
Delegation to Other Person or Body. The Board or any Committee may delegate to one (1) or more persons or bodies the authority to do one or more of the following to the extent permitted by applicable law: (i) designate recipients, other than Officers, of Awards, provided that no person or body may be delegated authority to grant an Award to themself; (ii) determine the number of shares of Common Stock subject to such Awards; and (iii) determine the terms of such Awards; provided, however, that the Board or Committee action regarding such delegation shall fix the terms of such delegation in accordance with applicable law, including without limitation Sections 152 and 157 of the Delaware General Corporation Law. Unless provided otherwise in the Board or Committee action regarding such delegation, each Award granted pursuant to this section will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, with any modifications necessary to incorporate or reflect the terms of such Award. Notwithstanding anything to the contrary in this Section 2(d), neither the Board nor any Committee may delegate to any person or body (who is not a Director or that is not comprised solely of Directors, respectively) the authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(w)(ii) below.
e.
Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
f.
Cancellation and Re-Grant of Awards. Neither the Board nor any Committee shall have the authority to: (i) effect the reduction of the exercise price of any outstanding Option or Stock Appreciation Rights under the Plan (other than pursuant to Section 9 relating to adjustments upon changes in stock); or (ii) cancel any outstanding Options or Stock Appreciation Rights with an exercise price that is greater than the Fair Market Value of the Common Stock on the date of cancellation in exchange for the grant in substitution therefore of cash or new Awards under the Plan with an exercise price that is less than the original exercise price of the Options or Stock Appreciation Rights, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.
g.
Minimum Vesting Requirements. No Award may vest (or, if applicable, be exercisable) until at least 12 months following the date of grant of the Award; provided, however, that shares of Common Stock up to 5% of the Share Reserve (as defined in Section 3(a)) may be issued pursuant to Awards that do not meet such vesting (and, if applicable, exercisability) requirements.
h.
Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to an Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.
(c)
Shares Subject to the Plan.
a.
Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards from and after the Effective Date shall not exceed (A) 31,910,323 shares (which number is the sum of (i) the number of shares (6,910,323) subject to the 2008 Plan’s Available Reserve, (ii) an additional 5,000,000 shares that were approved at the Company’s 2024 Annual Meeting of Stockholders, (iii) an additional 10,000,000 shares that were approved at the Company’s 2025 Annual Meeting of Stockholders, and (iv) an additional 10,000,000 shares that were approved at the Company’s 2026 Annual Meeting of Stockholders), plus(B) the Prior Plans’ Returning Shares, if any, as such shares become available for issuance under this Plan from time to time (such aggregate number of shares described in (A) and (B), the “Share Reserve”). For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to the Plan and does not limit the granting of Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan.
b.
Operation of Share Reserve.
i.
No Reduction to Share Reserve. The Share Reserve will not be reduced by any of the following shares of Common Stock and such shares will remain available for issuance under the Plan: (A) any shares subject to an Award that are not issued because such Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Award having been issued; and (B) any shares subject to an Award that are not issued because such Award or any portion thereof is settled in cash.
ii.
Shares Available for Subsequent Issuance. Any shares of Common Stock issued pursuant to an Award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares shall revert to the Share Reserve and again become available for issuance under the Plan.
iii.
Shares Not Available for Subsequent Issuance. The following shares of Common Stock shall not revert to the Share Reserve or become available again for issuance under the Plan: (A) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of an Award or a Prior Plan Award (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Award or a Prior Plan Award; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of an Award or a Prior Plan Award; and (D) in the event that a Stock Appreciation Right granted under the Plan or a stock appreciation right granted under either of the Prior Plans is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award.
c.
Incentive Stock Option Limit. Subject to the Share Reserve and the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be 44,000,000 shares.
d.
Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(d)
Eligibility.
a.
Eligibility for Specific Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are otherwise exempt from or alternatively comply with Section 409A of the Code.
b.
Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant of such Option and the Option is not exercisable after the expiration of five (5) years from the date of grant.
c.
Consultants. A Consultant shall be eligible for the grant of an Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

(e)
Option Provisions.

Each Option Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) shall be a Nonstatutory Stock Option. The provisions of separate Option Agreements need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the applicable Option Agreement or otherwise) the substance of each of the following provisions:

a.
Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.
b.
Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted if such Option is granted pursuant to an assumption of or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).
c.
Payment of Exercise Price for Options. The exercise price of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:
i.
by cash (including electronic funds transfers), check, bank draft or money order payable to the Company;
ii.
pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
iii.
by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
iv.
if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
v.
in any other form of legal consideration that may be acceptable to the Board.
d.
Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the restrictions set forth in this Section 5(d) on the transferability of Options shall apply. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Option may be transferred to any third-party financial institution without stockholder approval.
i.
Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.
ii.
Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to the terms of a domestic relations order, official marital settlement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2); provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.
iii.
Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise. In the absence of such a designation, upon the death of the Optionholder, the executor or administrator of the Optionholder’s estate will be entitled to exercise the Option and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
e.
Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to Section 2(g) and any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.
f.
Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other written agreement between an Optionholder and the Company or any Affiliate, in the event that an Optionholder’s Continuous Service terminates (other than for Cause and other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date that is three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after such termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.
g.
Extension of Termination Date. Except as otherwise provided in the applicable Option Agreement or other written agreement between an Optionholder and the Company or any Affiliate, if the exercise of an Option following the termination of an Optionholder’s Continuous Service (other than for Cause and other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the original post-termination exercise period applicable to such Award during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. In addition, unless otherwise provided in the applicable Option Agreement or other written agreement between an Optionholder and the Company or any Affiliate, if the sale of the Common Stock received upon exercise of an Option following the termination of the Optionholder’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the original post-termination exercise period applicable to such Award during which the exercise of the Option would not be in violation of the Company’s insider trading policy, (ii) the 15th day of the third month after the date on which the Option would cease to be exercisable but for this Section 5(g), or such longer period as would not cause the Option to become subject to Section 409A(a)(1) of the Code, or (iii) the expiration of the term of the Option as set forth in the Option Agreement.
h.
Disability of Optionholder. Except as otherwise provided in the applicable Option Agreement or other written agreement between an Optionholder and the Company or any Affiliate, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date that is twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after such termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

i.
Death of Optionholder. Except as otherwise provided in the applicable Option Agreement or other written agreement between an Optionholder and the Company or any Affiliate, in the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement for exercisability after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate. If the Optionholder designates a third-party beneficiary of the Option in accordance with Section 5(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.
j.
Termination for Cause. Except as explicitly provided otherwise in the applicable Option Agreement or other written agreement between an Optionholder and the Company or any Affiliate, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Optionholder’s Option will terminate immediately upon such termination of Continuous Service, and the Optionholder will be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.
k.
Non-Exempt Employees. If an Option is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option shall not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Change in Control, or (iii) upon the Optionholder’s retirement (as such term may be defined in the Optionholder’s Option Agreement, in another written agreement between the Optionholder and the Company or any Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then-current employment policies and guidelines), the vested portion of any Options may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(k) will apply to all Awards and are hereby incorporated by reference into such Award Agreements.
(f)
Provisions of Awards Other than Options.
a.
Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
i.
Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash (including electronic funds transfers), check, bank draft or money order payable to the Company, (B) past or future services actually or to be rendered to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
ii.
Vesting. Subject to Section 2(g), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to or repurchase by the Company in accordance with a vesting schedule to be determined by the Board.
iii.
Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of such termination of Continuous Service under the terms of the Participant’s Restricted Stock Award Agreement.
iv.
Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement. Notwithstanding the foregoing or anything in the Plan or a Restricted Stock Award Agreement to the contrary, no Restricted Stock Award may be transferred to any third-party financial institution without stockholder approval.
b.
Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
i.
Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit

Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
ii.
Vesting. Subject to Section 2(g), at the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
iii.
Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
iv.
Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to the Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
v.
Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement or other written agreement between a Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates, any portion of the Participant’s Restricted Stock Unit Award that has not vested as of the date of such termination will be forfeited upon such termination.
c.
Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Awards or in tandem with other Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
i.
Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.
ii.
Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.
iii.
Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

iv.
Vesting. Subject to Section 2(g), at the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.
v.
Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.
vi.
Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.
vii.
Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after such termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.
d.
Performance Stock Awards.
i.
General. A Performance Stock Award is an Award that is payable (including that may be granted, vest, or be exercised) based upon the attainment during a Performance Period of specified Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.
ii.
Board Discretion. With respect to any Performance Stock Award, the Board retains the discretion to (A) reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals on the basis of any considerations as the Board, in its sole discretion, may determine and (B) define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
e.
Other Stock Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan (including, but not limited to, Sections 2(g) and 2(h)), the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
(g)
Covenants of the Company.
a.
Availability of Shares. The Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.
b.
Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
c.
No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any holder of an Award to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
(h)
Miscellaneous.
a.
Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Awards shall constitute general funds of the Company.
b.
Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
c.
Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock pursuant to such Award has been entered into the books and records of the Company.
d.
No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
e.
Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee and has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
f.
Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
g.
Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award, and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
h.
Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
i.
Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
j.
Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
k.
Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance with Section 409A of the Code, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount under such Award that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment may be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six-month period elapses, with the balance paid thereafter on the original schedule.
l.
Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with the following, as applicable: (i) the Cerus Corporation Incentive Compensation Recoupment Policy; (ii) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law; and (iii) any other clawback policy that the Company adopts. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No clawback, recovery or recoupment of compensation pursuant to any such policy or Award Agreement will be deemed an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.
(i)
Adjustments upon Changes in Common Stock; Other Corporate Events.
a.
Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.
b.
Dissolution or Liquidation. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or any Affiliate, in the event of a dissolution or liquidation of the Company (except for a liquidation into a parent corporation), all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to a forfeiture condition or the Company’s right of repurchase may be reacquired or repurchased by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service.
c.
Transactions. The provisions of this Section 9(c) shall apply to each outstanding Award in the event of a Transaction unless otherwise provided in the instrument evidencing the Award, in any other written agreement between the Company or any Affiliate and the Participant, or in any director compensation policy of the Company.

i.
Awards May Be Assumed. In the event of a Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding Awards or may substitute similar stock awards for any or all outstanding Awards (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to any outstanding Awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company). For clarity, in the event of a Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may choose to assume or continue only a portion of an outstanding Award, to substitute a similar stock award for only a portion of an outstanding Award, or to assume or continue, or substitute similar stock awards for, the outstanding Awards held by some, but not all, Participants. The terms of any such assumption, continuation or substitution shall be set by the Board.
ii.
Awards Held by Current Participants. In the event of a Transaction in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue outstanding Awards, or substitute similar stock awards for outstanding Awards, then with respect to any such Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Transaction (referred to as the “Current Participants”), the vesting (and exercisability, if applicable) of such Awards shall be accelerated in full (and with respect to any such Awards that are subject to performance-based vesting conditions or requirements, vesting shall be deemed to be satisfied at the greater of (x) the target level of performance or (y) the actual level of performance measured in accordance with the applicable performance goals as of the date of the Transaction) to a date prior to the effective time of the Transaction (contingent upon the closing or completion of the Transaction) as the Board shall determine (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Transaction), and such Awards shall terminate if not exercised (if applicable) prior to the effective time of the Transaction in accordance with the exercise procedures determined by the Board, and any reacquisition or repurchase rights held by the Company with respect to such Awards shall lapse (contingent upon the closing or completion of the Transaction).
iii.
Awards Held by Participants other than Current Participants. In the event of a Transaction in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue outstanding Awards, or substitute similar stock awards for outstanding Awards, then with respect to any such Awards that have not been assumed, continued or substituted and that are held by Participants other than Current Participants, such Awards shall terminate if not exercised (if applicable) prior to the effective time of the Transaction in accordance with the exercise procedures determined by the Board; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards shall not terminate and may continue to be exercised notwithstanding the Transaction.
iv.
Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event any outstanding Award held by a Participant will terminate if not exercised prior to the effective time of a Transaction, the Board may provide that the Participant may not exercise such Award but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of such Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by the Participant in connection with such exercise. For clarity, such payment may be zero if the value of such property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.
d.
Change in Control. Unless provided otherwise in the Award Agreement for an Award, in any other written agreement or plan between the Company or any Affiliate and the Participant, or in any director compensation policy of the Company, an Award will not be subject to additional acceleration of vesting and exercisability upon or after a Change in Control.
e.
Parachute Payments. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or any Affiliate, if any payment or benefit the Participant would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, the reduction will be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Participant or the Company) or such other time as reasonably requested by the Participant or the Company. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Participant and the Company.
(j)
Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Option may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date; or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(k)
Effective Date of Plan.

This Plan will become effective on the Effective Date. No Award may be granted under the Plan prior to the Effective Date.

(l)
Choice of Law.

The laws of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

(m)
Definitions. As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:
a.
“Adoption Date” means March 29, 2024, which is the date the Plan was adopted by the Board.
b.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
c.
“Award” means an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award .
d.
“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
e.
“Board” means the Board of Directors of the Company.
f.
“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.
g.
“Cause” means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
h.
“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
ii.
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
iii.
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
iv.
individuals who, on the Adoption Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For clarity, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that (x) if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (y) no Change in Control (or any analogous term) will be deemed to occur with respect to Awards subject to such an individual written agreement without a requirement that the Change in Control (or any analogous term) actually occur.

If required for compliance with Section 409A of the Code, in no event will an event be deemed a Change in Control if such event is not also a “change in the ownership of” the Company, a “change in the effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, each as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of a “change in control event” under Section 409A of the Code and the regulations thereunder.

i.
“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance promulgated thereunder.
j.
“Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
k.
“Common Stock” means the common stock of the Company.
l.
“Company” means Cerus Corporation, a Delaware corporation.
m.
“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

n.
“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by that party, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s or Affiliate’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
o.
“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.
a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
ii.
a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
iii.
the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
iv.
the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

If required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such event is not also a “change in the ownership of” the Company, a “change in the effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, each as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Corporate Transaction” to conform to the definition of a “change in control event” under Section 409A of the Code and the regulations thereunder.

p.
“Director” means a member of the Board.
q.
“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.
r.
“Effective Date” means the effective date of this Plan, which is the date of the Annual Meeting of Stockholders of the Company held in 2024, provided that this Plan is approved by the Company’s stockholders at such meeting.
s.
“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.
t.
“Entity” means a corporation, partnership, limited liability company or other entity.
u.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
v.
“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
w.
“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
i.
Unless otherwise provided by the Board, if the Common Stock is listed on any established stock exchange or traded on any established market, then the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.
ii.
Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value of a share of Common Stock shall be the closing sales price (or closing bid if no sales were reported) for such stock on the last preceding date for which such quotation exists.

iii.
In the absence of such markets for the Common Stock, the Fair Market Value of a share of Common Stock shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
x.
“Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
y.
“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
z.
“Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.
aa.
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
bb.
“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
cc.
“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
dd.
“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.
ee.
“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(e).
ff.
“Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.
gg.
“Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

hh.
“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
ii.
“Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.
jj.
“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Board is authorized to make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; and (vi) to make other appropriate adjustments selected by the Board.
kk.
“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
ll.
“Performance Stock Award” means an Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 6(d) pursuant to such terms as are approved by the Board.
mm.
“Plan” means this Cerus Corporation 2024 Equity Incentive Plan.

nn.
“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
oo.
“Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.
pp.
“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
qq.
“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.
rr.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
ss.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
tt.
“Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).
uu.
“Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.
vv.
“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital) of more than fifty percent (50%).
ww.
“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.
xx.
“Transaction” means a Corporate Transaction or a Change in Control.

APPENDIX B

Reconciliation of Net loss attributable to Cerus Corporation to Non-GAAP adjusted EBITDA and Related Definition

We define adjusted EBITDA as net loss attributable to Cerus Corporation as reported on the consolidated statement of operations, as adjusted to exclude, as applicable for the reporting period(s) presented, (i) net loss attributable to noncontrolling interest, (ii) provision for income taxes, (iii) foreign exchange (loss)/gain, (iv) interest income (expense), (v) other income (expense), net, (vi) depreciation and amortization, (vii) share-based compensation, (viii) goodwill and asset impairments, (ix) costs associated with our noncontrolling interest in our joint venture in China, (x) revenue and direct costs associated with our government contracts and (xi) restructuring charges. We are presenting this non-GAAP financial measure to assist investors in assessing our operating results. Management believes this non-GAAP information is useful for investors, when considered in conjunction with Cerus’ GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Cerus’ operating results as reported under GAAP. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. This non-GAAP financial measure is not necessarily comparable to similarly-titled measures presented by other companies.

Cerus Corporation
Unaudited Reconciliation of Non-GAAP adjusted EBITDA
(in thousands)

Twelve Months Ended December 31,
2025
Net loss attributable to Cerus Corporation	$(15,627)

Adjustments to net loss attributable to Cerus Corporation:
Net loss attributable to noncontrolling interest	(10)
Provision for income taxes	354
Total non-operating expense, net (i)	6,602
Loss from operations	$(8,681)

Adjustments to income from operations:
Operating depreciation and amortization	4,240
Government contract revenue (ii)	(27,665)
Direct expenses attributable to government contracts (iii)	18,705
Share-based compensation (iv)	22,867
Costs attributable to noncontrolling interest (v)	21
Non-GAAP adjusted EBITDA	$9,487

(i) Includes interest income/expense and foreign exchange gains/losses.

(ii) Represents revenue related to the cost reimbursement provisions under our government contracts.

(iii) Represents the direct expenses attributable to work supporting government contracts, which are reimbursed and reflected under government contract revenue in the condensed consolidated statement of operations.

(iv) Represents non-cash stock-based compensation.

(v) Represents costs associated with the noncontrolling interest in Cerus Zhongbaokang (Shandong) Biomedical Co., LTD.

B-1

SCAN TO VIEW MATERIALS & VOTE wSCAN TO VIEW MATERIALS & VOTE w CERUS CORPORATION ATTN: CHRYSTAL JENSEN 1220 CONCORD AVE., SUITE 600 CONCORD, CA 94520 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 1, 2026. Have your proxy card and other proxy materials, including the control number set forth in the Notice Regarding the Availability of Proxy Materials (the "Notice"), in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting -Go to www.virtualshareholdermeeting.com/CERS2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2026. Have your proxy card and other proxy materials, including the control number set forth in the Notice, in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V92816-P48233 CERUS CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote "FOR ALL" number(s) of the nominee(s) on the line below. of the nominees for director set forth in Proposal 1 and "FOR" Proposals 2, 3, and 4. !!! Directors 1. The election of the two nominees for director named in the Proxy Statement to hold office until the 2029 Annual Meeting of Stockholders. Nominees: 01) William M. Greenman 02) Ann Lucena For Against Abstain Equity Plan Proposal 2. The approval of an amendment and restatement of the Company's 2024 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 10 million shares and to make certain other changes thereto as described further in the accompanying Proxy Statement. !!! Advisory Votes on Executive Compensation 3. The approval, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in the Proxy Statement. !!! Independent Registered Public Accounting Firm 4. The ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting !!! firm of the Company for its fiscal year ending December 31, 2026. NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted "FOR ALL" of the nominees set forth in Proposal 1 and "FOR" Proposals 2, 3, and 4. If any other matters are properly brought before the meeting, the persons named on this proxy will vote on those matters in accordance with their best judgment. Please sign exactly as your name(s) appear(s) hereon. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and our Annual Report, which includes the Annual Report on Form 10-K, are available at www.proxyvote.com. V92817-P48233 CERUS CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2026. The undersigned hereby appoint(s) CHRYSTAL N. JENSEN as attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of stock of Cerus Corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Cerus Corporation to be held virtually at www.virtualshareholdermeeting.com/CERS2026 on Tuesday, June 2, 2026, at 9:00 a.m., Pacific Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting. Continued and to be signed on reverse side